EXECUTION VERSION

Exhibit 2.1

EQUITY PURCHASE AGREEMENT*

by and among

THE SELLERS NAMED HEREIN,

SUNSHINE FITNESS GROWTH HOLDINGS, LLC,

TSG7 A AIV III HOLDINGS-A, L.P.,

TSG7 A AIV III HOLDINGS, L.P.,

PLANET FITNESS, INC,

PLA-FIT HOLDINGS, LLC,

and

THE SELLERS’ REPRESENTATIVE NAMED HEREIN

Dated as of January 10, 2022

*	Reflecting Amendment No. 1 to Equity Purchase Agreement, dated as of February 9, 2022.

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EXHIBITS AND SCHEDULES

EXHIBIT
A	Pre-Closing Reorganization [Omitted.]
B	Form of Escrow Agreement [Omitted.]
C-1	Company Buyer LLCA Joinder [Omitted.]
C-2	Exchange Agreement Joinder [Omitted.]
D	Lockup Agreement
E	Registration Rights Agreement
F	Form of Company and Blocker Seller’s Compliance Certificate [Omitted.]
G	Form of Buyer’s Compliance Certificate [Omitted.]
H	Form of Franchise Termination Agreement [Omitted.]
I	Form of Landlord Consent [Omitted.]

SCHEDULE
I	Accounting Principles and Net Working Capital Calculation [Omitted.]
II	Form of Consideration Schedule [Omitted.]
III	Disclosure Schedule [Omitted.]

-v-

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of January 10, 2022, by and among Planet Fitness, Inc., a Delaware corporation (“Blocker Buyer”), Pla-Fit Holdings, LLC, a Delaware limited liability company (“Company Buyer” and together with Blocker Buyer, each a “Buyer” and collectively, “Buyers”), TSG7 A AIV III, L.P., a Delaware limited partnership, Sunshine Fitness Group Holdings, LLC, a Delaware limited liability company, Eric Dore, Shane McGuiness, Joseph Landau, The Glenn Dowler Irrevocable GST Trust of 2018, the Shannon Dowler Irrevocable GST Trust of 2018, Michael Hicks, The David W. Blevins Irrevocable GST Trust of 2020, and The Heather L. Blevins Irrevocable GST Trust of 2020 (each, a “Seller” and collectively, the “Sellers”), TSG7 A AIV III Holdings-A, L.P., a Delaware limited partnership (“Blocker Seller”), TSG7 A AIV III Holdings, L.P., a Delaware limited partnership (“Blocker”), Sunshine Fitness Growth Holdings, LLC, a Delaware limited liability company (the “Company”), and TSG7 A AIV III, L.P., in its capacity as the Sellers’ Representative, as contemplated by Section 11.07 hereto. Blocker Buyer, Company Buyer, Sellers, Blocker Seller, the Company and the Sellers’ Representative are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, after giving effect to the transactions described on Exhibit A (the “Pre-Closing Reorganization”), Blocker Seller will sell to Blocker Buyer and Blocker Buyer will purchase from Blocker Seller, all of the issued and outstanding limited partnership interests of Blocker (the “Blocker Interests”) as set forth below (the “Blocker Purchase”) and Sellers will sell to Company Buyer and Company Buyer will purchase from Sellers, all of the Company Units (as defined herein) (other than the Blocker-Held Units (as defined herein)).

WHEREAS, concurrently herewith, certain Sellers and Affiliates of Sellers are entering restrictive covenant agreements with Buyers.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS.

Section 1.01 Definitions. In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

“Accounting Firm” has the meaning set forth in Section 2.04(d).

“Accounting Principles” means (i) for purposes of determining Net Working Capital, the accounting principles, methodologies, procedures and policies set forth on Schedule I and (ii) for all other purposes, GAAP applied using the same accounting principles, methodologies, procedures and policies (including judgments in determining levels of reserves and materiality) as those used by the Company in preparation of the Most Recent Balance Sheet.

“Acquired Interests” has the meaning set forth in Section 2.01.

“Action” means any judicial or administrative action, suit, litigation or similar proceeding brought by or before any Governmental Authority.

“Additional Consideration” means, as of any date of determination, without duplication, any portion of the Price Adjustment Escrow Amount, the Blocker Adjustment Escrow Amount and the Sellers’ Representative Expense Amount paid or payable to the Seller Parties pursuant to this Agreement and any upward adjustment to the Aggregate Consideration arising pursuant to Section 2.04 and any amount paid or payable to the Seller Parties pursuant to Section 7.09(k), in each case, in accordance with the Consideration Schedule.

“Advisors” has the meaning set forth in Section 11.16.

“Affected Employees” has the meaning set forth in Section 7.08.

“Affiliate” means, with respect to any specified Person at a given time, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with such specified Person at such time, and where “control” (and the related terms “controlling” and “controlled by”) means the power to direct the management and policies of such Person, directly or indirectly, whether by ownership of voting securities, by contract or otherwise, but excluding in the case of Persons controlled by TSG Consumer Partners LP or funds affiliated with TSG Consumer Partners LP, other portfolio companies.

“Affiliated Group” has the meaning set forth in Section 3.13(c).

“Aggregate Consideration” means the Cash Consideration Amount plus the Equity Consideration Amount.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Escrow Agreement, the Lockup Agreement, the Exchange Agreement Joinder, the Company Buyer LLCA Joinder, the Registration Rights Agreement and any other agreement contemplated by this Agreement to be entered into in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010 and any other applicable Legal Requirement relating to bribery or corruption.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other applicable Legal Requirement designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” has the meaning set forth in Section 3.09.

“Audited Balance Sheet Date” has the meaning set forth in Section 3.06(a)(i).

“Average Blocker Buyer Class A Common Stock Price” shall mean the volume weighted average of the closing prices of the Pubco A Stock as reported on the New York Stock Exchange for the ten (10) trading day period comprised of the five (5) trading days immediately preceding the execution of this Agreement (including the date of this Agreement, if such date is a trading day) and the five (5) trading days immediately following the date of this Agreement.

“Balance Sheet” has the meaning set forth in Section 3.06(a)(i).

“Benefit Plans” has the meaning set forth in Section 3.14(a).

“Benefits Continuation Period” has the meaning set forth in Section 7.08.

“Blocker” has the meaning set forth in the Preamble.

“Blocker Adjustment Amount” means an amount, which may be a positive or negative number, equal to (a) the Cash and Cash Equivalents of Blocker as of immediately prior to Closing, less (b) the Blocker Tax Liability, less (c) the amount of Debt of Blocker, if any, less (d) the Blocker Transaction Expenses.

“Blocker Adjustment Escrow Amount” means $[Redacted dollar amount].

“Blocker Adjustment Escrow Funds” means, as of any time, the amount of funds then held by the Escrow Agent pursuant to the Escrow Agreement in the applicable Escrow Account established in respect of the Blocker Adjustment Escrow Amount.

“Blocker Buyer” has the meaning set forth in the Preamble.

“Blocker Interests” has the meaning set forth in the Recitals.

“Blocker Purchase” has the meaning set forth in the Recitals.

“Blocker Seller” has the meaning set forth in the Preamble.

“Blocker Tax Liability” means the actual, current unpaid income Taxes of Blocker for the Pre-Closing Tax Period ending on the Closing Date, calculated pursuant to the terms of this Agreement and on a jurisdiction by jurisdiction basis (however denominated but in accordance with Blocker’s past practice in filing its Tax Returns and no amount for any jurisdiction being less than zero) with respect to any Pre-Closing Tax Period and taking into account, for the avoidance of doubt, any estimated Taxes paid by Blocker, and treating the Transaction Tax Deductions allocable to Blocker as deductible in a Pre-Closing Tax Period to the maximum extent permitted by applicable Legal Requirements; provided that, in no event shall the Blocker Tax Liability be less than zero.

“Blocker Tax Refund” has the meaning set forth in Section 7.09(k)(i).

“Blocker Transaction Expenses” means all costs, fees and expenses incurred or payable solely with respect to the Blocker in connection with the negotiation, execution or delivery of this Agreement, the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby.

“Blocker-Held Units” means Company Units that are owned by Blocker after giving effect to the Pre-Closing Reorganization.

“Business” means the business conducted by the Group Companies as of the date hereof.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Buyer” and “Buyers” has the meaning set forth in the Preamble.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, P.L. 116-136, as amended; the Consolidated Appropriations Act, 2021, the Health and Economic Recovery Omnibus Emergency Solutions Act, and any similar or successor legislation, in each case, including any regulations promulgated thereunder including any presidential memoranda or executive orders or memoranda, relating to COVID-19, as well as any applicable guidance (including, without limitation, IRS Notice 2020-65, and IRS Notice 2021-11) issued thereunder or relating thereto, and any subsequent legislation relating to COVID-19, including the Health, Economic Assistance, Liability, and Schools Act.

“Cash and Cash Equivalents” means cash or cash equivalents, as determined in accordance with the Accounting Principles.

“Cash Consideration Amount” means an amount in cash equal to (i) Enterprise Value, less (ii) the Equity Consideration Amount, plus (iii) the Closing Cash Amount, less (iv) the Closing Debt Amount, less (v) Company Transaction Expenses not paid prior to the Closing, plus (vi) the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target or less (vii) the amount, if any, by which the Net Working Capital Target exceeds the Net Working Capital.

“Class F Unit” means each unit in the Company that is designated as a Class F Common Unit pursuant to the LLC Agreement.

“Class M Unit” means each unit in the Company that is designated as a Class M Common Unit pursuant to the LLC Agreement.

“Class T Unit” means each unit in the Company that is designated as a Class T Common Unit pursuant to the LLC Agreement.

“Closing” has the meaning set forth in Section 2.02.

“Closing Cash Amount” means the amount of Cash and Cash Equivalents of the Group Companies calculated as of 11:59 p.m. EST on the day prior to the Closing, determined in accordance with the Accounting Principles.

“Closing Cash Payment” means an amount equal to (a) the Estimated Cash Consideration Amount, plus (b) the Estimated Blocker Adjustment Amount, less (c) the Price Adjustment Escrow Amount, less (d) the Blocker Adjustment Escrow Amount, less (e) the Sellers’ Representative Expense Amount.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Debt Amount” means (a) the amount of Debt of the Group Companies, as of immediately prior to the Closing, determined in accordance with the Accounting Principles, plus (b) the Company Tax Liability.

“COBRA” means Code Section 4980B, Part 6 of Subtitle B of Title I of ERISA and any applicable state law providing for similar group health or welfare plan continuation coverage.

“Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Buyer” has the meaning set forth in the Preamble.

“Company Buyer LLCA” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company Buyer, dated as of August 5, 2015, as amended, restated or otherwise in effect as of the date hereof.

“Company Buyer LLCA Joinder” means the joinder to the Company Buyer LLCA attached hereto as Exhibit C-1.

“Company Intellectual Property” has the meaning set forth in Section 3.11(a).

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations means the actual knowledge of the individuals identified on Section 1.01 of the Disclosure Schedule.

“Company Tax Liability” means the actual, current unpaid income Taxes of the Group Companies for the Pre-Closing Tax Period ending on the Closing Date, calculated pursuant to the terms of this Agreement and on a jurisdiction by jurisdiction basis (however denominated but in accordance with the Group Companies’ past practice in filing their Tax Returns and no amount for any jurisdiction being less than zero) with respect to any Pre-Closing Tax Period and taking into account, for the avoidance of doubt, any estimated Taxes paid by any Group Company, and treating the Transaction Tax Deductions as deductible in a Pre-Closing Tax Period to the maximum extent permitted by applicable Legal Requirements; provided that, in no event shall the Company Tax Liability be less than zero.

“Company Tax Refund” has the meaning set forth in Section 7.09(k)(ii).

“Company Transaction Expenses” means (a) all costs, fees and expenses payable by the Group Companies in connection with the negotiation, execution or delivery of this Agreement, the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby, including (i) all brokerage fees, commissions, finders’ fees or financial advisory fees payable to North Point Mergers and Acquisitions, Inc., (ii) all fees and expenses payable to Ropes & Gray LLP (other than as provided below), (iii) all fees and expenses payable to RSM US LLP, (iv) an amount equal to 50% of the fees and expenses of the Escrow Agent and (v) an amount equal to 50% of the fees and expenses of the D&O Tail, and (b) any transaction bonuses, retention bonuses, severance payments or other bonuses or forms of compensation made, accrued or payable to any current or former employee, director, officer or independent contractors of the Group Companies in connection with the transactions contemplated hereby, including, without limitation, amounts payable in respect of phantom incentive units or similar arrangements (excluding, for the avoidance of doubt, any severance payment owed to any current employee, director, officer or individual independent contractor if such current employee, director, officer or individual independent contractor is, at the direction of Buyers or any of their Affiliates terminated by any Group Company, including as a result of any “good reason” or other similar protection (the “Severance Exclusion”), unless such Person has the right to resign and collect severance directly as a result of the Transactions without any additional act or omission by Buyers or any of their Affiliates), including the employer’s portion of any payroll or employment Taxes attributable to any such payments (determined without regard to any Tax deferral or Tax credits available to the Group Companies); provided that in no event will Company Transaction Expenses include (u) amounts included as Debt in accordance with the definition thereof, (v) fees and expenses payable to Ropes & Gray LLP in respect of its representation of Buyers and their Affiliates, (w) any costs, fees, expenses or other liabilities paid or payable in connection with any R&W Policy (if applicable), (x) any costs, fees or expenses paid or payable by any Party that are incurred at the written direction of Buyers or any of their Affiliates, including such costs, fees and expenses incurred in connection with seeking or obtaining any consent, release or other documentation or deliverable from any landlord of any Real Property location set forth on Section 3.10(a) of the Disclosure Schedule in connection with the transactions contemplated by this Agreement (including the Debt Financing) (such costs, fees, expenses or other liabilities, the “Landlord Expenses”), (y) any costs, fees or expenses (including reimbursement of any reasonable attorneys’ fees or administrative costs) paid or payable by any Party in connection with the transfer of the Franchises and the Franchise Agreements (including, for the avoidance of doubt, any Area Development Fees) or (z) any costs, fees or expenses incurred by the Group Companies at the direction of Buyers or any of their Affiliates in connection with implementing changes to go-forward financial reporting processes required as a result of the transactions contemplated hereby. For the avoidance of doubt, if the Supplemental Financial Statements are required pursuant to this Agreement, the costs of preparing such financial statements and the related audit shall be Company Transaction Expenses to the extent unpaid as of Closing; provided, that for the avoidance of doubt, the costs associated with the preparation of any customary “comfort letter” in connection with the Debt Financing shall not be considered Company Transaction Expenses.

“Company Unit” means each of the Class F Units, Class M Units and Class T Units of the Company.

“Contractual Obligation” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license or sublicense or other commitment, promise, undertaking, obligation, arrangement, instrument or understanding that is in effect, to which such Person is a party or its property is subject.

“Consideration Schedule” means the schedule in the form attached hereto as Schedule II, as may be updated from time to time by the Sellers’ Representative.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“D&O Indemnified Person” has the meaning set forth in Section 7.07(a).

“D&O Tail” has the meaning set forth in Section 7.07(b).

“Data Privacy Requirements” means all Legal Requirements, Contractual Obligations, self-regulatory standards to which the Group Companies (individually or together) are subject (such as, if applicable, the Payment Card Industry Data Security Standards), or publicly facing privacy notices, in each case that are applicable to a Group Company and relate to privacy, security, breach, data protection or Processing of Personal Information, including but not limited to the California Consumer Privacy Act of 2018 (“CCPA”), the Federal Trade Commission Act, the Telephone Consumer Protection Act and similar state statutes such as the Florida Telephone Solicitation Act as amended by CS/SB 1120, state data security laws, state unfair or deceptive trade practices laws, and state data breach notification laws.

“Debt” means, with respect to any Person, and without duplication, all liabilities in respect of principal, accrued interest, penalties, fees and premiums of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities to the extent not recorded as negative Cash and Cash Equivalents), (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables, accruals, compensation or similar liabilities incurred in the ordinary course of business), (d) in respect of letters of credit and bankers’ acceptances that have been drawn down, in each case, to the extent of such draw, (e) for payments due on termination under any interest rate, currency or other hedging agreements, (f) under leases required to be capitalized in accordance with GAAP, (g) any payroll Taxes that are deferred under the CARES Act from a Pre-Closing Tax Period, (h) all obligations for severance or other termination-related payments or benefits owed as of the Closing Date to any former employee, director, officer or independent contractor of a Group Company, except for any payments that fall within the Severance Exclusion, including the employer’s portion of any payroll or employment Taxes attributable to any such payments (determined without regard to any available Tax deferral or Tax credits), (i) in respect of any earned or accrued (and not yet paid) cash bonuses or other cash incentive compensation (other than commissions) owed or otherwise payable to any current or former employee, director, officer, or individual independent contractor of the Group Companies with respect to any period prior to or ending as of the Closing, and (j) in the nature of a guarantee of the obligations described in clauses (a) through (i) above of any other Person. Notwithstanding the foregoing, “Debt” shall not include any (i) undrawn letters of credit, bankers’ acceptances and similar instruments, (ii) intercompany indebtedness or obligations between or among any of the Group Companies or Blocker, or (iii) any Non-Financing Lease Obligations.

“Debt Financing” means debt financing arranged by Buyers in an amount sufficient, together with any cash funded by Buyers at Closing, for Buyers to satisfy their payment obligations under this Agreement which are due and payable at Closing including payment of the Closing Cash Payment.

“Debt Financing Financial Information” means (a) solely to the extent the Closing will not have occurred on or before February 11, 2022, the Supplemental Financial Statements, prepared in accordance with GAAP, which shall have been reviewed by the Company’s independent accountants, (b) all information (including pro forma financial information, financial data, audit reports and other information, provided that Buyers shall be responsible for the preparation of any pro forma financial statements) regarding the Group Companies and their respective businesses, operations, financial projections and prospects (i) as reasonably requested by Buyers, and as is customarily included in offering materials for financings of the type of the Debt Financing, in connection with the preparation of the Offering Documents or (ii) of the type and in the form that would be required in registration statements with respect to non-convertible debt securities on Form S-1 pursuant to Regulation S-X and Regulation S-K under the Securities Act (excluding consolidating subsidiary financial information required by Regulation S-X Rule 3-10) and as otherwise necessary to receive from the Company’s applicable independent accountants customary “comfort” (including negative assurance comfort) and (c) drafts of customary comfort letters (including as to customary negative assurance comfort and change period) from the Group Companies’ applicable independent accountants with respect to any of the foregoing information included in the offering documents for such debt securities, which all such accountants have confirmed that they will issue to Buyers’ Debt Financing sources upon pricing of any applicable debt securities.

“Disclosed Contracts” has the meaning set forth in Section 3.16.

“Disclosure Schedule” means the disclosure schedule to this Agreement as set forth on Schedule III.

“Dispute Notice” has the meaning set forth in Section 2.04(c).

“Dispute Submission Notice” has the meaning set forth in Section 2.04(d).

“Encumbrance” means any mortgage, pledge, lien, security interest, attachment or other similar encumbrance.

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Enterprise Value” means $800,000,000.

“Environmental Law” means any Legal Requirement relating to (a) releases of Hazardous Substances, (b) pollution or protection of public health or the environment or (c) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 3.15(a).

“Equity Consideration” means such number of (a) shares of Class A Common Stock of Blocker Buyer (“Pubco A Stock”) and (b) membership interests of Company Buyer (“PF Units”) together with corresponding shares of Class B Common Stock of Blocker Buyer (“Pubco B Stock”) corresponding on a one-to-one basis of PF Units to Pubco B Stock (such PF Units and Pubco B Stock collectively, the “Company Equity Consideration”) equal in value to the Equity Consideration Amount, calculated using the Average Blocker Buyer Class A Common Stock Price; provided, however, that (x) with respect to the Sellers, the Equity Consideration received by each Seller pursuant to the terms of this Agreement shall be in the form of the Company Equity Consideration and such Sellers shall have the right to exchange such Company Equity Consideration for Pubco A Stock following the Closing, subject to the terms of the Exchange Agreement, the Lockup Agreement, the Registration Rights Agreement and applicable Legal Requirements, and (y) with respect to Blocker Seller, the Equity Consideration received by Blocker Seller pursuant to the terms of this Agreement shall be in the form of Pubco A Stock, subject to the terms of the Lockup Agreement, the Registration Rights Agreement and applicable Legal Requirements (the “Blocker Seller Equity Consideration”). Notwithstanding any of the terms in the Exchange Agreement or otherwise to the contrary, (i) no Seller that exchanges the Company Equity Consideration received pursuant to this Agreement will be entitled to any payments under the Tax Receivable Agreement (as defined in the Exchange Agreement) in connection with such exchange and (ii) Section 2.2(a) of the Exchange Agreement shall not apply to any Cash Exchange or Exchange (each as defined in the Exchange Agreement) by a Seller and no Seller shall be required to pay or otherwise be subject to Withheld Amounts (as defined in the Exchange Agreement) to the extent attributable to New Hampshire Rev. Stat. § 77-A:4(XIV) in connection with any Cash Exchange or Exchange.

“Equity Consideration Amount” means $375,000,000.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, profits interest, unit of equity participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which at any relevant time would be considered a single employer with a Group Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Accounts” has the meaning set forth in Section 2.03(a)(vii).

“Escrow Agent” has the meaning provided in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyers, the Sellers’ Representative and the Escrow Agent substantially in the form of Exhibit B attached hereto.

“Estimated Blocker Adjustment Amount” has the meaning set forth in Section 2.04(a).

“Estimated Cash Consideration Amount” has the meaning set forth in Section 2.04(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.04(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.04(a).

“Exchange Agreement” means that certain Exchange Agreement, as amended, dated as of August 5, 2015, among the Buyers and the holders of PF Units and Pubco B Stock.

“Exchange Agreement Joinder” means the joinder to the Exchange Agreement attached hereto as Exhibit C-2.

“Existing Securitization Debt” means the following senior secured notes issued by Planet Fitness Master Issuer LLC, an affiliate of Buyers: (i) the Series 2018-1 Fixed Rate Senior Secured Notes, Class A-2-II, issued on August 1, 2018; and (ii) the Series 2019-1 Class A-2 Fixed Rate Senior Secured Notes, Class A-2, issued on December 3, 2019.

“Final Closing Statement” has the meaning set forth in Section 2.04(d).

“Financial Statements” has the meaning set forth in Section 3.06(a)(ii).

“Flow-Through Tax Returns” means all Tax Returns of any of the Group Companies the Taxes with respect to which are payable directly by the holders of Company Units (or their direct or indirect beneficial owners).

“Franchise” means any grant by the Franchisor to any Person of the right to engage in or carry on a business that is a “franchise,” as the term is defined under (a) the FTC Rule or (b) any other Franchise Law applicable in the state or country in which the franchised business is located, and which, for the avoidance of doubt, includes the grant of area development rights by the Franchisor, provided that such area development rights constitute a “franchise” under the FTC Rule or any other applicable Franchise Law.

“Franchise Agreements” means any Contractual Obligation pursuant to which any Group Company is granted a Franchise or the right or option to acquire any Franchise. Without limiting the foregoing, Franchise Agreements includes area development agreements, area license agreements and other similar agreements that cover the development or franchising of Franchises within any area or country.

“Franchise Law” means the FTC Rule and any Legal Requirements of any state that governs or regulates the offer, sale and/or pre-sale registration of franchises within the United States.

“Franchise Termination Documents” means the agreements required in connection with terminating the Franchise Agreements in connection with the transactions contemplated hereby, substantially in the form of Exhibit H.

“Franchisor” means Planet Fitness Franchising, LLC, a Delaware limited liability company.

“Fraud” means (a) an intentional misrepresentation of material fact by a Party to this Agreement in the making of the express representations and warranties contained in Articles, III, IV, V or VI of this Agreement or in the certificates delivered pursuant to Section 8.04 or 9.03 of this Agreement, as applicable, (b) with the actual knowledge that such representation is false, (c) with an intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it, (d) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking such action to such Party’s detriment and (e) causing such Party to suffer losses as a result of such reliance; provided, that for the avoidance of doubt, “Fraud” shall exclude any claim for equitable fraud, promissory fraud, unfair dealings fraud, or fraud based on negligence or recklessness.

“FTC Rule” means the Federal Trade Commission (FTC) Rule Regarding Disclosure Requirements and Prohibitions Concerning Franchising (16 C.F.R. 436 (2007)).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, as consistently applied.

“Government Order” means any order, writ, judgment, injunction, decree, ruling, decision, verdict or award made, issued or entered by or with any Governmental Authority.

“Governmental Authority” means any government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, Tax or administrative functions of or pertaining to government.

“Group Companies” means the Company and each of its Subsidiaries.

“Hazardous Substance” means all substances defined hazardous or toxic by, or regulated as hazardous under, any Environmental Law, petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls.

“Historical Financial Statements” has the meaning set forth in Section 3.06(a)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all rights, title, and interests in and to all intellectual property rights of every kind and nature, however denominated, throughout the world, including (a) foreign and domestic patents and patent and applications, (b) Internet domain names, social media accounts and handles, trademarks, service marks, trade dress, trade names, logos, and corporate names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (d) Software, including database rights, rights to third party Software, or any other rights in Software or other technology used in the Business, (e) trade secrets and other confidential information (including ideas, inventions, know-how, processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and distributor, supplier and customer lists and information), (f) rights of privacy and publicity and moral rights, and (g) any registrations, applications, common law rights, or rights arising under law or a Contractual Obligation relating to any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.06(a)(ii).

“Lease” means any lease, sublease or license for the Real Property, including all amendments, extensions, renewals and guarantees executed in connection therewith.

“Lease Guarantees” has the meaning set forth in Section 7.10.

“Lease Guarantors” has the meaning set forth in Section 7.10.

“Legal Requirement” means any U.S. federal, state or local or any non-U.S. federal, provincial, territorial or local law, statute, common law, standard, ordinance, code, rule or regulation, including Franchise Laws.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 29, 2017, as amended from time to time.

“Lockup Agreement” shall mean that certain Lockup Agreement in substantially the form of Exhibit D attached hereto.

“Lookback Date” means January 1, 2019.

“Material Adverse Effect” means any change, effect, event, development, fact, condition, circumstance or occurrence (each, an “Effect”) that has had or would reasonably be expected to have, individually or in the aggregate when taken together with all other Effects, a material adverse effect on (A) the business, financial condition or results of operations of the Group Companies, taken as a whole or (B) the ability of the Company, Blocker or any member of the Group Companies, to perform its obligations hereunder or consummate the transactions contemplated by this Agreement on a timely basis; provided, that none of the following Effects shall constitute, and Effects resulting from any of the following shall not be taken into account in determining whether there has been, a Material Adverse Effect: (a) changes or proposed changes in Legal Requirements or interpretations thereof, (b) changes or proposed changes in GAAP, (c) actions or omissions of any of the Group Companies taken with the consent of any Buyer or actions or omissions of any of the Group Companies required or expressly contemplated by this Agreement, (d) general economic conditions, including changes in the credit, debt, financial, capital, currency, insurance or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (e) events or conditions generally affecting the industries in which the Group Companies operate, (f) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (g) any conditions resulting from natural or manmade disasters or other acts of God, (h) epidemics, pandemics (including COVID-19), disease outbreaks or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or any escalation or worsening thereof, (i) any Pandemic Measures or any change in any such Legal Requirement, directive, pronouncement or guideline or interpretation thereof, (j) the execution, announcement, pendency or consummation of this Agreement or the transactions contemplated hereby (excluding Effects that would breach or conflict with the representations set forth in Sections 3.04, 4.04, and 5.04), or the identity of Buyers or any of their Affiliates in connection with the contemplated consummation of the transactions contemplated hereby and the impact of any of the foregoing on relationships with customers, suppliers, business partners or employees, (k) any failure to meet any internal projections, forecasts, guidance, estimates, milestones, budgets or internal financial or operating predictions of revenue, earnings, cash flow or cash position, provided, however, that this clause (k) will not prevent a determination that any Effect underlying any such failure has resulted in a Material Adverse Effect, to the extent such Effect is not otherwise excluded from this definition, or (l) any action taken by any Buyer or any of their Affiliates with respect to the transactions contemplated by this Agreement, but only to the extent, in the case of the foregoing clauses (a), (b) and (d)-(i), such Effects do not have a disproportionate effect on the Group Companies as compared to other industry participants (and in such case only the incremental disproportionate Effect or Effects may be taken into account in determining whether there has been a Material Adverse Effect to the extent not otherwise excluded under this definition).

“Minimum Available Cash Amount” means $[Redacted dollar amount].

“Most Recent Balance Sheet” has the meaning set forth in Section 3.06(a)(ii).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.06(a)(ii).

“Net Working Capital” means (a) the combined current assets of the Group Companies reflected in the line items included in the Net Working Capital Calculation Schedule, less (b) the combined current liabilities of the Group Companies reflected in the line items included in the Net Working Capital Calculation Schedule, in each case, calculated as of 11:59 p.m. EST on the day prior to the Closing in accordance with the Accounting Principles; provided, that Net Working Capital shall not take into account (i) any current income or deferred Tax assets or current income or deferred Tax liabilities, (ii) any assets or liabilities to the extent otherwise taken into account in calculating the Cash Consideration Amount, (iii) amounts included as Debt in accordance with the definition thereof or (iv) amounts included as Company Transaction Expenses in accordance with the definition thereof.

“Net Working Capital Calculation Schedule” means the calculation of Net Working Capital as Annex I to Schedule I attached hereto.

“Net Working Capital Target” means negative $[Redacted dollar amount].

“Non-Financing Lease Obligation” means, with respect to any Person, an operating lease or other lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement of such Person for financial reporting purposes in accordance with GAAP (including for the purposes of any lease that would not have been a capital lease under GAAP as of December 31, 2020 and, with respect to the Group Companies, any lease classified as an operating lease in the Financial Statements).

“Off-The-Shelf Software” means software obtained from a third party other than software obtained from a third party which obligates the Group Companies to pay continuing royalties or annual maintenance fees in excess of $100,000 per year to such third party.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation, amendment or organization and limited liability company, operating or partnership agreement of such Person and (b) all by-laws and similar documents relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Intellectual Property” has the meaning set forth in Section 3.11(a).

“Pandemic Measures” means any “shelter-in-place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other conditions or restrictions, or any other Legal Requirement, directive, pronouncement, guideline or recommendations by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization in connection with or in respect to COVID-19 or any other pandemic, epidemic, public health emergency (as declared by the World Health Organization or the Health and Human Services Secretary of the United States or other Governmental Authority) or disease outbreak.

“Party” has the meaning set forth in the Preamble.

“Payoff Debt” has the meaning set forth in Section 2.03(b)(ii).

“Payoff Letters” has the meaning set forth in Section 2.03(b)(ii).

“Permits” means, with respect to any Person, any license, franchise, permit, approval or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith or otherwise disclosed on the Most Recent Balance Sheet in accordance with GAAP, (b) landlords’, mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent the applicable Group Company is not in default under such lease or rental agreement), (d) purchase money security interests and other vendor security for the unpaid purchase of goods acquired in the ordinary course of business, (e) title of a lessor or sublessor under any capital or operating lease, (f) liens securing the obligations of the Group Companies with respect to the Payoff Debt that will be released at the Closing, (g) Encumbrances incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (h) zoning, building, entitlement and other land use regulations or restrictions which are not violated in any material respect, (i) easements, rights of way and other imperfections of title or encumbrances that do not significantly interfere with or impair the present use or occupancy of the property related thereto, (j) any non-exclusive license of Intellectual Property granted by the Group Companies to customers in the ordinary course of business consistent with past practices, (k) Encumbrances disclosed on the Most Recent Balance Sheet or in the notes thereto and (l) in the case of a security, any Encumbrance arising under federal or state securities laws.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Information” means any data or information in any form that, alone or in combination with other information, may be linked or relates to an identifiable natural individual, household, browser, or device, and any other information that constitutes “personal data,” “personal information,” “personally identifiable information” or any analogous term under any Data Privacy Requirements.

“Policies” has the meaning set forth in Section 3.20.

“Post-Closing Tax Period” means any taxable period or portion (as determined in accordance with Section 7.09(d)) thereof beginning after the date of the Closing.

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means any taxable period or portion (as determined in accordance with Section 7.09(d)) thereof ending on or before the date of the Closing.

“Price Adjustment Escrow Amount” means $[Redacted dollar amount].

“Price Adjustment Escrow Funds” means, as of any time, the amount of funds then held by the Escrow Agent pursuant to the Escrow Agreement in the applicable Escrow Account established in respect of the Price Adjustment Escrow Amount.

“Process” (or “Processing” or “Processes”) has the meaning ascribed to it in the CCPA.

“Processor” means any third party engaged by a Group Company to Process Personal Information.

“Proposed Final Closing Statement” has the meaning set forth in Section 2.04(b).

“Purchase Price Allocation” has the meaning set forth in Section 7.09(h).

“R&W Policy” means any buyer-side representations and warranties insurance policy purchased by a Buyer or an Affiliate thereof in connection with this Agreement on or before the Closing Date.

“Real Property” has the meaning set forth in Section 3.10(a).

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement in substantially the form of Exhibit E attached hereto.

“Related Persons” has the meaning set forth in Section 3.24.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Released Party” has the meaning set forth in Section 7.11.

“Releasing Party” has the meaning set forth in Section 7.11.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933.

“Securitization Consent” means the required consents and releases of liability of the existing obligors for the Debt Financing (including the assignment of the relevant lease to an affiliate of Buyers that is party to the Debt Financing) from landlords representing at least ninety percent (90%) of the landlords for the leased Real Property locations set forth on Section 3.10(a) of the Disclosure Schedule, excluding for such purpose, that certain lease agreement for the property located at 1560 N. Orange Avenue, Suite 300, Winter Park, FL 32789, such consent to be substantially in the form of Exhibit I with such changes thereto that are negotiated with landlords that do not in the aggregate, in the good faith judgment of the Buyers, materially impair Buyers’ ability to obtain the Debt Financing necessary to satisfy the condition set forth in Section 8.07.

“Security Breach” means any (i) unauthorized or unlawful access to or, acquisition, use, disclosure, destruction, loss, alteration, sale, rental or other Processing of, any Sensitive Data; or (ii) a phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss to or business disruption affecting any of the Group Companies.

“Seller Parties” means Blocker Seller and the Sellers.

“Sellers’ Representative” has the meaning set forth in Section 11.07(a).

“Sellers’ Representative Expense Amount” means an aggregate amount equal to $[Redacted dollar amount] to be held and distributed by the Sellers’ Representative pursuant to Section 11.07(c) hereof.

“Sensitive Data” means (i) all Personal Information and (ii) other confidential or proprietary business or trade secret information of the Group Companies.

“Software” means computer software programs and databases, including all source code, object code, firmware, specifications, designs, and documentation therefor.

“Solvent” means, with respect to any Person, that (a) the sum of the assets, at a fair valuation, of such Person and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their respective liabilities, (b) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts or other liabilities beyond its ability to pay such debts and other liabilities as such debts and other liabilities mature or become due and (c) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has sufficient capital with which to conduct its business.

“Splitter” has the meaning set forth in Section 4.01(b).

“Straddle Period” has the meaning set forth in Section 7.09(d).

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Supplemental Financial Statements” means the audited consolidated balance sheet of the Group Companies as of December 31, 2021, and the related audited consolidated statements of income and cash flow of the Group Companies for the fiscal year then ended, accompanied by any notes thereto and the reports of the Company’s independent accountants with respect thereto.

“Systems” means all Software, hardware, firmware, networks, electronics, platforms, servers, interfaces, applications, websites and related information technology systems and services, and all electronic connections between them, that are owned, operated, used, or held for use by any Group Company.

“Tax” or “Taxes” means any federal, state, local and non-U.S. income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, franchise, gross receipts, payroll, sales, employment, use, property, real property, personal property, excise, stamp, alternative or add-on minimum, withholding and other tax imposed by a Governmental Authority, including any interest, penalty or addition thereto.

“Tax Proceeding” has the meaning set forth in Section 7.09(e).

“Tax Return” means returns, reports, forms and information statements required to be filed with a Governmental Authority reporting liability for Taxes, including any schedules or attachments thereto and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 10.01(c).

“Transaction Tax Deductions” means the aggregate amount of any Tax deductions relating to (i) any pay down or satisfaction of the Closing Debt Amount, (ii) Company Transaction Expenses and (iii) any other deductible payments that are attributable to the transactions contemplated hereby and economically borne by the Seller Parties. For this purpose, and for all purposes of this Agreement, seventy percent (70%) of any success-based fees shall be treated as deductible and as Transaction Tax Deductions in accordance with Revenue Procedure 2011-29.

“Willful Breach” has the meaning set forth in Section 10.02.

ARTICLE II

PURCHASE AND SALE; CLOSING.

Section 2.01 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, after giving effect to the Pre-Closing Reorganization, (i) Blocker Seller shall sell to Blocker Buyer, and Blocker Buyer shall purchase from Blocker Seller, all of Blocker Seller’s right, title and interest in and to the Blocker Interests, free and clear of all Encumbrances (other than any Encumbrances arising under federal or state securities laws or Encumbrances created by or resulting from actions of any Buyer) and (ii) the Sellers shall sell, contribute or transfer to Company Buyer, and Company Buyer shall acquire from the Sellers, all of the Sellers’ right, title and interest in and to the Company Units, free and clear of all Encumbrances (other than any Encumbrances arising under federal or state securities laws or Encumbrances created by or resulting from actions of any Buyer) (such Blocker Interests and Company Units, collectively, the “Acquired Interests”). As consideration for the Acquired Interests, the Blocker Buyer and the Company Buyer shall (a) pay or cause to be paid to the Seller Parties an amount equal to the Estimated Cash Consideration Amount and (b) issue to the Seller Parties the Equity Consideration, in each case, in accordance with the Consideration Schedule, and (c) pay or cause to be paid to the Seller Parties as and when payable after the Closing, the Additional Consideration in accordance with the Consideration Schedule. The allocation of such consideration among the Seller Parties on the Consideration Schedule shall be determined by the Sellers’ Representative in accordance with the LLC Agreement (as it may be amended prior to Closing), and taking into account the Blocker Adjustment Amount with respect to the consideration to Blocker Seller, and neither Blocker Buyer nor Company Buyer nor any of their respective Affiliates shall have any liability to any party arising from the Sellers’ Representative’s determination thereof.

Section 2.02 The Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m. EST at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199-3600, as promptly as practicable following, but in no event later than, the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII and Article IX hereof (other than those conditions which can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time and place as may be agreed to by the Parties hereto. If each of the conditions set forth in Article VIII and Article IX hereof is satisfied other than the condition set forth in Section 8.07 and those conditions which can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing, then, if Buyers so request, the Closing shall take place substantially concurrently with the consummation of the Debt Financing.

Section 2.03 Closing Deliveries and Payments.

(a) Buyer Closing Deliveries and Payments. Upon the terms and subject to the conditions set forth in this Agreement, Buyers shall deliver or cause to be delivered at or prior to the Closing (or at the time otherwise indicated below) the following:

(i) to the Seller Parties, in consideration for the applicable Acquired Interests, in the respective allocations to which such Seller Parties are entitled in accordance with this Agreement and the Consideration Schedule, an aggregate amount in cash equal to the Closing Cash Payment, by wire transfer of immediately available funds to the accounts designated in writing to the Buyers not less than two (2) Business Days prior to the anticipated date of the Closing;

(ii) to Blocker Seller, in consideration for the applicable Blocker Interests, the Blocker Seller Equity Consideration as set forth in the Consideration Schedule, together with evidence of the issuance thereof to Blocker Seller, and the Buyers shall cause Blocker Buyer’s transfer agent (the “Transfer Agent”) to create an account to hold such Blocker Seller Equity Consideration registered in the name of Blocker Seller in book entry form;

(iii) to the Sellers, in consideration for the applicable Company Units, the Company Equity Consideration as set forth in the Consideration Schedule, together with evidence of the issuance thereof to the Sellers, and the Buyers shall cause the Transfer Agent to create an account to hold the applicable portion of the Company Equity Consideration consisting of Pubco B Stock registered in the name of each Seller in book entry form;

(iv) to the Company and the Sellers’ Representative (as applicable), a duly executed copy of each Ancillary Agreement to which any Buyer or any of their Affiliates is to be party;

(v) on behalf of and as directed by the Company, to the payees of the Payoff Debt, by wire transfer of immediately available funds, such amounts as set forth in the Payoff Letters in respect of the Payoff Debt;

(vi) on behalf of and as directed by the Company, to the payees of the Company Transaction Expenses, (or, (x) in the case of any Company Transaction Expenses that are payable by their terms following the Closing Date, to the Company or (y) in the case of any compensatory amounts, to an account designated by the Company and paid through the appropriate payroll procedures of the applicable Group Company) by wire transfer of immediately available funds, such amounts as are necessary to satisfy all Company Transaction Expenses (other than any payroll or employment Taxes included in the definition thereof);

(vii) to the Escrow Agent, by wire transfer of immediately available funds (x) the Price Adjustment Escrow Amount and (y) the Blocker Adjustment Escrow Amount, each to be deposited by the Escrow Agent into separate escrow accounts designated by the Escrow Agent, to be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement (the “Escrow Accounts”) by the Escrow Agent;

(viii) to the Sellers’ Representative, by wire transfer of immediately available funds, an amount equal to the Sellers’ Representative Expense Amount;

(ix) to the Sellers’ Representative, the Franchise Termination Documents, duly executed by the applicable Buyer or Affiliate of Buyer; and

(x) any other document required to be delivered by any Buyer at the Closing pursuant to this Agreement.

(b) Seller Closing Deliveries. At or prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall deliver or cause to be delivered the following:

(i) to Buyers, a duly executed copy of each Ancillary Agreement to which the Sellers or the Company will be party;

(ii) to the Company Buyer, the Company Units (other than the Blocker-Held Units) accompanied by a duly executed membership interest assignment agreement assigning such Company Units to the Company Buyer;

(iii) to Buyers, customary documentation (e.g., payoff and release of lien letters) (the “Payoff Letters”) in connection with the repayment of Debt set forth on Section 2.03(b)(iii) of the Disclosure Schedule (the “Payoff Debt”);

(iv) to Buyers, the Franchise Termination Documents, duly executed by the Company or applicable Affiliate of the Company; and

(v) any other document required to be delivered by the Sellers or the Company at the Closing pursuant to this Agreement.

(c) Blocker Seller Closing Deliveries. At or prior the Closing, upon the terms and subject to the conditions set forth in this Agreement, Blocker Seller shall deliver or cause to be delivered the following:

(i) to Buyers, a duly executed copy of each Ancillary Agreement to which Blocker Seller will be party;

(ii) to the Blocker Buyer, (i) the Blocker Interests, accompanied by a duly executed limited partnership interest assignment agreement assigning the Blocker Interests to the Blocker Buyer and (ii) an agreement evidencing the withdrawal of the general partner of Blocker, effective as of the Closing and the admission of a new general partner designated by Buyers; and

(iii) to Buyers, evidence that the Pre-Closing Reorganization has been completed.

(d) Any amounts in respect of any Additional Consideration will be payable at the time specified herein to the Seller Parties. No later than three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare in good faith and provide to Buyers the Consideration Schedule.

(e) Equity Consideration. Notwithstanding anything to the contrary in this Agreement, if between the date of this Agreement and the Closing, with respect to the outstanding shares of Pubco A Stock or Company Equity Consideration, there shall have been any dividend (whether in cash, stock or otherwise) with a record date during such period, or any subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares, or any similar event during such period, then the number of shares of Pubco A Stock or Company Equity Consideration (as applicable) included in the Equity Consideration and any other number or amount contained herein which is based upon the number of outstanding shares of such Pubco A Stock or Company Equity Consideration will be appropriately adjusted to reflect such dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares, or any similar event.

Section 2.04 Closing Consideration Adjustment.

(a) Estimated Closing Statement. The Company (and Blocker Seller, with respect to the Estimated Blocker Adjustment Amount) shall prepare in good faith and provide to Buyers at least three (3) Business Days prior to the anticipated Closing Date a written statement setting forth in reasonable detail their respective good faith estimates of the Net Working Capital (the “Estimated Net Working Capital”), the Company Transaction Expenses, the Closing Cash Amount and the Closing Debt Amount and, on the basis thereof, the Cash Consideration Amount (the “Estimated Cash Consideration Amount”) and the estimated Blocker Adjustment Amount (the “Estimated Blocker Adjustment Amount”) (such statement, the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles. The Estimated Cash Consideration Amount and the Estimated Blocker Adjustment Amount shall be delivered as part of the Closing Cash Payment in accordance with Section 2.03(a)(i) of this Agreement.

(b) Proposed Final Closing Statement. As promptly as possible and in any event within ninety (90) calendar days after the Closing, Buyers shall prepare or cause to be prepared, and shall provide to the Sellers’ Representative and Blocker Seller, a written statement setting forth in reasonable detail their proposed final determination of the Net Working Capital, the Company Transaction Expenses, the Closing Cash Amount, the Closing Debt Amount, the Cash Consideration Amount and the Blocker Adjustment Amount (the “Proposed Final Closing Statement”). The Proposed Final Closing Statement shall be prepared in accordance with the Accounting Principles and the Blocker Adjustment Amount shall be prepared in a manner consistent with the definition thereof. Buyers will not amend, supplement or modify the Proposed Final Closing Statement following their delivery to the Sellers’ Representative. Buyers shall afford the Sellers’ Representative and its Representatives reasonable access to the work papers and other books and records of Blocker and the Group Companies and any accountants, counsel or financial advisers retained by Blocker or the Group Companies for purposes of assisting the Sellers’ Representative and its Representatives in their review of the Proposed Final Closing Statement. No actions taken by either of the Buyers or on behalf of Blocker or the Group Companies, on or following the Closing, shall be given effect for purposes of determining the Net Working Capital, Company Transaction Expenses, the Closing Cash Amount, the Closing Debt Amount, the Cash Consideration Amount or the Blocker Adjustment Amount.

(c) Dispute Notice. The Proposed Final Closing Statement (and the proposed final determinations of the Net Working Capital, the Company Transaction Expenses, the Closing Cash Amount, the Closing Debt Amount, the Cash Consideration Amount and the Blocker Adjustment Amount reflected thereon) will be final, conclusive and binding on the Parties unless the Sellers’ Representative provides a written notice (a “Dispute Notice”) to Buyers no later than the forty-fifth (45th) calendar day after the delivery to the Sellers’ Representative of the Proposed Final Closing Statement. Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Statement which the Sellers’ Representative believes has not been prepared in accordance with this Agreement and its calculation of the correct amount of such item and (ii) the Sellers’ Representative’s alternative calculation of the Net Working Capital, Company Transaction Expenses, the Closing Cash Amount, the Closing Debt Amount, the Cash Consideration Amount and the Blocker Adjustment Amount, as applicable. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties on such forty-fifth (45th) calendar day.

(d) Resolution of Disputes. Buyers and the Sellers’ Representative will attempt to promptly resolve the matters raised in any Dispute Notice in good faith. Beginning ten (10) Business Days after delivery of any Dispute Notice pursuant to Section 2.04(c), either Buyers, on one hand, or the Sellers’ Representative, on the other hand, may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to Ernst & Young or another nationally recognized independent accounting firm chosen jointly by Buyers and the Sellers’ Representative (the “Accounting Firm”). The Accounting Firm, acting as an expert (and not as an arbitrator), will be authorized to resolve only the correct nature and amount of each item remaining in dispute. The Accounting Firm will promptly review only the disputed items specifically set forth and objected to in the Dispute Notice in accordance with such customary procedures as it deems fair and equitable; provided that each of Buyers and the Sellers’ Representative shall be afforded an opportunity to submit a written statement in favor of its position and to advocate for its position orally before the Accounting Firm. The Accounting Firm shall issue a written report setting forth in reasonable detail, with respect to each such disputed item, the Accounting Firm’s determination as to the correct amount of each such item in accordance with this Agreement; provided, that the Accounting Firm’s determinations will in no event result in the value of any such disputed items being greater than the higher of the respective values assigned thereto by Buyers and the Sellers’ Representative or lesser than the lower of the respective values assigned thereto by Buyers and the Sellers’ Representative. Buyers, Blocker and the Company, on the one hand, and the Sellers’ Representative, on the other hand, will make available to the Accounting Firm all relevant personnel, books, records and work papers relating to the calculations submitted as reasonably requested by the Accounting Firm. The decision of the Accounting Firm will be made within thirty (30) days after the Accounting Firm is engaged, or as promptly thereafter as reasonably practicable, and will be final, conclusive and binding on the Parties, and judgment thereon may be entered by any court of competent jurisdiction, absent manifest error or actual fraud. Buyers, on the one hand, and the Sellers’ Representative, on the other hand, shall bear that percentage of the fees and expenses of the Accounting Firm equal to the proportion of the total dollar value of all disputed items submitted to the Accounting Firm that is determined in favor of the other party by the Accounting Firm. By way of example, if Buyers have taken the position that the Net Working Capital was $1,000,000 less than the Estimated Net Working Capital and the Sellers’ Representative has taken the position that the Net Working Capital was $500,000 greater than the Estimated Net Working Capital, and the Accounting Firm finally determines that the Net Working Capital was equal to the Estimated Net Working Capital, then Buyers shall pay two-thirds of the fees and expenses of the Accounting Firm and the Sellers’ Representative shall pay one-third of the fees and expenses of the Accounting Firm. As used herein, the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the Parties and the decision of the Accounting Firm, in each case, pursuant to this Section 2.04(d), is referred to herein as the “Final Closing Statement”.

(e) Consideration Adjustment.

(i) If the Net Working Capital, the Company Transaction Expenses, the Closing Cash Amount or the Closing Debt Amount (as finally determined pursuant to this Section 2.04 and as set forth in the Final Closing Statement) differs from the estimated amounts thereof set forth in the Estimated Closing Statement, the Cash Consideration Amount shall be recalculated using such final figures in lieu of such estimated figures, and, within five (5) Business Days of such final determination, (A) (x) Buyers shall pay to the Seller Parties in accordance with the Consideration Schedule delivered by the Sellers’ Representative, by wire transfer of immediately available funds to the account(s) designated by the Sellers’ Representative, the amount, if any, by which such re-calculated final Cash Consideration Amount exceeds the Estimated Cash Consideration Amount paid at the Closing in accordance with Article II (provided that in no event shall Buyers be required to pay more than $[Redacted dollar amount]) and (y) the Sellers’ Representative and Buyers shall deliver a joint written instruction to the Escrow Agent to cause the Escrow Agent to release to the Seller Parties the full amount of the Price Adjustment Escrow Funds in accordance with the Consideration Schedule delivered by the Sellers’ Representative, by wire transfer of immediately available funds to the account(s) designated by the Sellers’ Representative, or (B) the Sellers’ Representative and Buyers shall deliver a joint written instruction to the Escrow Agent to cause the Escrow Agent to release to Buyers out of the Price Adjustment Escrow Funds, by wire transfer of immediately available funds to the account(s) designated by Buyers, the amount, if any, by which such Estimated Cash Consideration Amount paid at Closing in accordance with Article II exceeds such re-calculated final Cash Consideration Amount. In the event that the full amount by which the Estimated Cash Consideration Amount exceeds the final Cash Consideration Amount is greater than the Price Adjustment Escrow Funds, none of Buyers, the Blocker, the Company or any other Person shall have any recourse against the Sellers’ Representative, any of the Seller Parties or any other Person for such excess.

(ii) If the Blocker Adjustment Amount (as finally determined pursuant to this Section 2.04 and as set forth in the Final Closing Statement) differs from the Estimated Blocker Adjustment Amount set forth in the Estimated Closing Statement, the Blocker Adjustment Amount shall be recalculated using such final figures in lieu of such estimated figures, and, within five (5) Business Days of such final determination, (A) (x) the Blocker Buyer shall pay or cause to be paid to the Blocker Seller by wire transfer of immediately available funds to the account(s) designated by the Sellers’ Representative, the amount, if any, by which such re-calculated final Blocker Adjustment Amount exceeds the Estimated Blocker Adjustment Amount paid at Closing in accordance with Article II and (y) the Sellers’ Representative and Buyers shall deliver a joint written instruction to the Escrow Agent to cause the Escrow Agent to release to the Blocker Seller the full amount of the Blocker Adjustment Escrow Funds by wire transfer of immediately available funds to the account(s) designated by the Sellers’ Representative, or (B) the Sellers’ Representative and Buyers shall deliver a joint written instruction to the Escrow Agent to cause the Escrow Agent to release to the Blocker Buyer out of the Blocker Adjustment Escrow Funds, by wire transfer of immediately available funds to the account(s) designated by Buyers, the amount, if any, by which such Estimated Blocker Adjustment Amount paid at Closing in accordance with Article II exceeds such re-calculated final Blocker Adjustment Amount. In the event that the full amount by which the Estimated Blocker Adjustment Amount exceeds the final Blocker Adjustment Amount is greater than the Blocker Adjustment Escrow Funds, none of Buyers, the Blocker, the Company or any other Person shall have any recourse against the Sellers’ Representative, any of the Seller Parties or any other Person for such excess.

(iii) Any amounts paid pursuant to this Section 2.04(e) will be treated as an adjustment to the applicable purchase price for applicable Tax purposes unless otherwise required by applicable Legal Requirements.

Section 2.05 Withholding. Notwithstanding anything to the contrary contained in this Agreement, the Parties and any other applicable withholding agent shall be entitled to deduct and withhold, or cause the Escrow Agent to deduct and withhold, from any payment payable pursuant to or contemplated by this Agreement or the Escrow Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. The Person intending to withhold will notify the Sellers’ Representative of any amounts otherwise payable to the Seller Parties that it intends to deduct and withhold at least three (3) Business Days prior to the payment with respect to which such amounts will be withheld, and the Parties shall work together in good faith to minimize such deduction or withholding. Any amounts withheld in accordance with this Section 2.05 will be timely paid by the withholding agent over to the applicable Governmental Authority. Any such amounts withheld and paid over to the appropriate Governmental Authority will be treated for all purposes of this Agreement, the Escrow Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing or anything to the contrary hereunder, (x) any compensatory amounts payable pursuant to or as contemplated by this Agreement or the Escrow Agreement shall be paid through appropriate payroll procedures of the Group Companies and (y) no payments to the Seller Parties shall be subject to any withholding so long as the Seller Parties comply with the provisions of Section 7.09(i) of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES.

In order to induce Buyers to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to Buyers as follows, in each case except as set forth on the Disclosure Schedule (subject to Section 11.15):

Section 3.01 Organization.

(a) Each of the Group Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Group Company is duly qualified to do business and in good standing in each jurisdiction in which it leases Real Property or conducts business and is required to so qualify except where the failure to so qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect. Each Group Company has all requisite corporate or limited liability company power, as applicable, and authority necessary to own, lease, operate and use its Assets and carry on the Business.

(b) The Company has made available to Buyers, prior to the date hereof, accurate and complete copies of the respective Organizational Documents of each of the Group Companies.

Section 3.02 Power and Authorization. The Company has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is, or at Closing will be, a party. The Company has duly authorized by all necessary action the execution, delivery and performance of this Agreement and each such Ancillary Agreement. This Agreement and each Ancillary Agreement to which the Company is, or at Closing will be, a party (i) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by the Company and (ii) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Company, Enforceable against the Company in accordance with their respective terms.

Section 3.03 Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act and any other applicable Antitrust Laws, (b) such additional governmental filings and approvals (if any) as are set forth on Section 3.03 of the Disclosure Schedule and (c) such actions, authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not be material to the Group Companies, taken as a whole, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of the Company or in respect of the Company for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is a party or (ii) the consummation of the transactions contemplated hereby.

Section 3.04 Noncontravention. Except as set forth on Section 3.04 of the Disclosure Schedules, none of the authorization, execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which it is a party, nor the consummation of the transactions contemplated hereby, will:

(a) assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities to the extent contemplated by Section 3.03, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to any Group Company, except, as would not be material to the Group Companies, taken as a whole;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to any Person under, or require any offer to purchase or prepayment of any Debt or liability under, any of the terms, conditions or provisions of (i) any Disclosed Contract or (ii) the Organizational Documents of any Group Company, except, in the case of the foregoing clause (i) as would not be material to the Group Companies, taken as a whole; or

(c) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any Asset of any Group Company except as would not be material to the Group Companies, taken as a whole.

Section 3.05 Capitalization of the Group Companies.

(a) The Company.

(i) Section 3.05(a) of the Disclosure Schedule lists (x) the issued and outstanding Equity Interests of the Company and (y) the owners of record of the issued and outstanding Equity Interests of the Company. Section 3.05(a) of the Disclosure Schedule also lists, with respect to outstanding Class M Units, the holder thereof, the number of Class M Units held by each such holder, the distribution threshold of each such award and the vesting schedule of each such award. Each Class M Unit will be fully vested as of the Closing Date. Each Class M Unit is intended to qualify as a profits interest for federal income tax purposes, meets the requirements of Rev. Proc. 93-27 and Rev. Proc. 2001-43 and is either subject to a valid election under Section 83 of the Code or was granted at least two (2) years prior to the date of this Agreement. All of the Company’s outstanding Equity Interests have been duly authorized and validly issued in accordance with the LLC Agreement.

(ii) Except as set forth in Section 3.05(a) of the Disclosure Schedule, there are no outstanding warrants, purchase rights, conversion rights, exchange rights, options, calls, pre-emptive rights, subscriptions, “phantom” equity or other rights, agreements, arrangements, convertible or exchangeable securities or other Contractual Obligations pursuant to which the Company is or may become obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any Equity Interests of the Company.

(iii) (a) the outstanding Equity Interests of the Company are not subject to any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any Legal Requirement, the Organizational Documents of the Company or any Contractual Obligation to which the Company is subject, bound or a party and (b) there are no voting trusts or other Contractual Obligations to which the Company is a party with respect to the voting of the Equity Interests of the Company.

(iv) There are no outstanding Contractual Obligations of the Company to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(b) Subsidiaries.

(i) Section 3.05(b) of the Disclosure Schedule lists (w) each Subsidiary of the Company, (x) the authorized Equity Interests of each Subsidiary of the Company (if applicable), (y) the issued and outstanding Equity Interests of each Subsidiary of the Company and (z) the owners of record of the issued and outstanding Equity Interests of each Subsidiary of the Company. No Equity Interests are held in the treasury of any Subsidiary of the Company. All outstanding Equity Interests of each Subsidiary of the Company are duly authorized, validly issued and, if relevant, fully paid and non-assessable.

(ii) Except as set forth in Section 3.05(b) of the Disclosure Schedule, there are no outstanding warrants, purchase rights, conversion rights, exchange rights, options, calls, pre-emptive rights, subscriptions, “phantom” equity or other rights, agreements, arrangements, convertible or exchangeable securities or other Contractual Obligations pursuant to which any Subsidiary of the Company is or may become obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any Equity Interests of a Subsidiary of the Company.

(iii) The outstanding Equity Interests of the Company’s Subsidiaries are not subject to any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any Legal Requirement, the Organizational Documents of any Subsidiary of the Company or any Contractual Obligation to which any Subsidiary of the Company is subject. There are no voting trusts or other Contractual Obligations to which any Subsidiary of the Company is a party with respect to the voting of the Equity Interests of any Subsidiary or the Company.

(iv) Except as set forth in Section 3.05(b)(iv) of the Disclosure Schedule, there are no outstanding Contractual Obligations of any Subsidiary of the Company to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person, other than its direct or indirect parent company or its Subsidiaries.

(c) No Group Company owns or holds the right to acquire any Equity Interests of any Person or has any direct or indirect equity or ownership interest in any business, or is a member of or participant in any partnership, joint venture or similar Person.

Section 3.06 Financial Matters; Debt.

(a) Financial Statements. Section 3.06(a) of the Disclosure Schedule contains:

(i) the audited consolidated balance sheets of the Group Companies as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of income and cash flow of the Group Companies for the fiscal years then ended, accompanied by any notes thereto and the reports of the Company’s independent accountants with respect thereto (the audited consolidated balance sheet of the Group Companies as of December 31, 2020 is referred to herein as the “Balance Sheet,” the financial statements described in this Section 3.06(a)(i) are collectively referred to herein as the “Historical Financial Statements” and December 31, 2020 is referred to herein as the “Audited Balance Sheet Date”); and

(ii) the unaudited consolidated balance sheet of the Group Companies as of September 30, 2021 (respectively, the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows of the Group Companies for the nine (9) months ending September 30, 2021 (the “Interim Financial Statements” and, together with the Historical Financial Statements, the “Financial Statements”).

(b) Each balance sheet (including any related notes) included in the Financial Statements (i) was prepared in accordance with books and records of the Group Companies (ii) has been prepared in accordance with GAAP, and (iii) presents fairly in all material respects, in accordance with GAAP, the consolidated financial position of the Group Companies as of the date thereof, and each income statement (including any related notes) and cash flow statement included in the Financial Statements (A) was prepared in accordance with books and records of the Group Companies (B) has been prepared in accordance with GAAP, and (C) presents fairly in all material respects, in accordance with GAAP, the consolidated results of operations and cash flow, respectively, of the Group Companies for the period set forth therein, subject, in the case of the Interim Financial Statements, to the absence of footnotes and year-end adjustments (which adjustments will not be, individually or in the aggregate, material to the Group Companies, taken as a whole) and the absence of related notes.

(c) As of the date hereof, the Group Companies have no liabilities in respect of Debt of the type set forth in clause (a) of the definition thereof, except as set forth on Schedule 3.06(c). For each such item of Debt, Schedule 3.06(c) correctly sets forth the debtor, the Contractual Obligations governing the Debt, the principal amount of the Debt as the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Debt (and all Contractual Obligations governing all related Encumbrances). Except as set forth on Schedule 3.06(c), as of the date hereof, no Group Company has any liability in respect of a guarantee of any Debt of the type set forth in clause (a) of the definition thereof of any other Person (other than another Group Company).

Section 3.07 No Undisclosed Liabilities. Except for liabilities (a) disclosed in Section 3.07 of the Disclosure Schedule, (b) disclosed, reflected or reserved against in the Balance Sheet, (c) incurred in the ordinary course of business after the Audited Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement), (d) relating to the transactions contemplated hereby or (e) as would not reasonably be expected to be material to the Group Companies, taken as a whole, no Group Company has any material liability that would be required to be reflected or reserved against in a consolidated balance sheet of the Group Companies prepared in accordance with GAAP.

Section 3.08 Absence of Certain Developments. Except as (a) set forth in Section 3.08 of the Disclosure Schedule, (b) disclosed in the Financial Statements or (c) as expressly required by this Agreement (including the Pre-Closing Reorganization), since the Most Recent Balance Sheet Date until the date hereof, (i) there has not been any change, development, condition or event that, individually or in the aggregate, has had or reasonably would be expected to have, a Material Adverse Effect; (ii) the Business has been conducted in all material respects in the ordinary course of business and in compliance in all material respects with the Franchise Agreements (in each case, aside from steps taken in contemplation of the transactions contemplated hereby or in response to COVID-19 or any Pandemic Measures); and (iii) no Group Company has taken any action that would have required the prior written consent of Buyers under Section 7.01(b) if such action had been taken after the date hereof and prior to the Closing.

Section 3.09 Assets. The Group Companies have good title to, or a valid leasehold interest in, or license to, all material tangible and intangible properties and assets (real, personal or mixed) of the Group Companies (collectively, the “Assets”), free and clear of all Encumbrances other than Permitted Encumbrances, except as would not be, individually or in the aggregate, material to the Group Companies, taken as a whole. The buildings and other improvements located on the Real Property are in good operating condition and repair (subject to normal wear and tear), and are suitable, adequate and sufficient for the conduct of the business of the Group Companies, except as would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.10 Real Property.

(a) No Group Company owns or has owned any real property. Section 3.10(a) of the Disclosure Schedule sets forth a complete list of (i) all real property leased, subleased or licensed by any Group Company (the “Real Property”) including the street address of such Real Property and (ii) all leases, subleases or licenses related to the Real Property or to which a Group Company is a party. Each of the leases, subleases, or licenses (as applicable) to the Real Property were appropriately authorized and duly executed by the applicable Group Company, and such Group Companies have good and valid leasehold interests (or similar rights) to the leasehold estates in the Real Property free and clear of all Encumbrances other than Permitted Encumbrances. True, correct and complete copies of each Lease (except for de minimis amendments, extensions and renewals thereof) for such Real Property have been delivered to or made available to Buyers. Except as set forth on Section 3.10(a) of the Disclosure Schedule, with respect to each Lease: (a) each Lease is Enforceable against the applicable Group Company and, to the Company’s Knowledge, each other party to such Lease in accordance with its terms; (b) no Group Company, nor to the Company’s Knowledge, no other party to the Lease is in breach or default under such Lease and no event has occurred or circumstances exist which, with the passage of time, delivery of notice or both, would reasonably be expected to constitute such a breach or default except, in each case, as would not be material to the Group Companies, taken as a whole; (c) no written notice of any pending eminent domain, condemnation, forfeiture or similar proceeding has been received by any Group Company and to the Knowledge of the Company, no portion of the Real Property is subject to any threatened eminent domain, condemnation, forfeiture or similar proceeding by any Governmental Authority; and (d) the applicable Real Property facility is open and operating in the ordinary course of business (except to the extent required by Pandemic Measures), except as would not be material to the Group Companies, taken as a whole.

(b) Except as set forth on Section 3.10(b) of the Disclosure Schedule, no Group Company is a lessor or sublessor of, or makes available for use to any Person (other than a member of the Group Companies, their employees, agents, contractors and other service providers) any of the Real Property.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a correct and complete list of all of the following that are owned or purported to be owned by the Group Companies: (i) Intellectual Property that is registered, issued, or subject to a pending application for registration or issuance, including patents, trademarks, service marks, copyrights, and Internet domain names; (ii) all material unregistered trademarks, service marks, trade names, and social media accounts and handles; and (iii) all material proprietary Software developed by or on behalf of a Group Company (other than Off-The-Shelf Software) (the “Owned Intellectual Property”). The Group Companies exclusively own all rights, title, and interests in and to each item set forth or required to be set forth on Section 3.11(a)(i)-(iii) of the Disclosure Schedule, free and clear of any Encumbrances other than Permitted Encumbrances, and all such items are subsisting and, to the Knowledge of the Company, valid, and enforceable. All of the items set forth or required to be set forth on Section 3.11(a)(i) of the Disclosure Schedule list one or more Group Company(ies) as the record owner. Neither the validity, enforceability, or scope of, nor the Group Companies’ title to, any Owned Intellectual Property is being challenged in any (x) outstanding ruling or order by a Governmental Authority or (y) litigation or action (including any opposition, cancellation, interference, inter partes review, or re-examination), pending or threatened, to which a Group Company is a party.

(b) The Group Companies solely own, or otherwise have valid, enforceable, and sufficient rights to use, all Intellectual Property used in or necessary for the conduct of the Group Companies’ Business as currently conducted (together with Owned Intellectual Property, the “Company Intellectual Property”), free and clear of any Encumbrances except for Permitted Encumbrances. The Group Companies will continue to have such rights to such Company Intellectual Property immediately following the Closing to the same extent as prior to the Closing.

(c) The Group Companies have not, nor has the conduct of the Business of the Group Companies, infringed, misappropriated, diluted, or violated the Intellectual Property rights of any other Person since the Lookback Date. Since the Lookback Date, (1) no third party has infringed, misappropriated, or violated any Owned Intellectual Property, and (2) to the Knowledge of the Company, no third party has infringed, misappropriated, or violated any Company Intellectual Property, in either case, in any material respect. Since the Lookback Date: (i) no claim has been asserted or, to the Knowledge of the Company, threatened that any Group Company, or the conduct of the Business by or on behalf of the Group Companies, has infringed, misappropriated, or violated the Intellectual Property of any third party (including any invitation to license or request or demand to refrain from using any Intellectual Property of any third party); and (ii) none of the Group Companies have brought any claim or sent any notice alleging any infringement, misappropriation, or violation of Intellectual Property to any third party.

(d) Each of the Group Companies’ current and former employees and independent contractors that contributed to the discovery, development, conception, generation, reduction to practice, or making of material Company Intellectual Property have assigned to, or otherwise vested in, a Group Company all of such person’s rights in such Company Intellectual Property. The Group Companies have maintained and protected, and currently use commercially reasonable practices to maintain and protect, the confidentiality of all material, non-public information and trade secrets disclosed to, owned, or possessed by the Group Companies. The Group Companies are not in material breach of and have not materially breached any obligations or undertakings of confidentiality which they owe or have owed to any third party.

(e) The Group Companies (i) lawfully own, lease, or license all Systems and such Systems are reasonably sufficient for the current needs of the Group Companies, including as to capacity, scalability, and ability to process current peak volumes in a timely manner, and (ii) will continue to have the same rights in all Systems immediately after the Closing. To the Company’s Knowledge, the Systems do not contain any viruses, bugs, vulnerabilities, malware, faults or other disabling code that could (x) significantly disrupt or adversely affect the functionality or integrity of any System, or (y) enable or assist any Person to access without authorization any System or to maliciously disable, maliciously encrypt, or erase any Software, hardware, or data. Since the Lookback Date, there has been no failure or other substandard performance of or any security incident involving any System that has caused a material disruption to a Group Company. The Group Companies maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing. To the Knowledge of the Company, the Systems do not and have not contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware, or data. The Group Companies have received no demand for payment or other consideration from any Person to avoid the shutdown or other disruption of any System. The Group Companies are not in material breach of any of their Contractual Obligations relating to Systems or any other material breach that would result in any other party having the right to terminate any such Contractual Obligation in accordance with such terms. Since the Lookback Date, the Group Companies have not been subjected to an audit of any kind in connection with any Contractual Obligation pursuant to which it uses any third-party System, nor received any written notice of intent to conduct any such audit.

(f) Since the Lookback Date, the Group Companies have complied, in all material respects, with all applicable Data Privacy Requirements, and have not received any written notice of any claims, lawsuits, complaints, arbitrations, enforcement actions, or investigations (including by any Governmental Authority), relating to any alleged violations of the Data Privacy Requirements by the Group Companies.

(g) The Group Companies have implemented and maintain technical, administrative, organizational and physical controls, including implementing and monitoring compliance with policies, procedures and practices and trainings, to protect the security, confidentiality, integrity and availability of the Systems and any Sensitive Data in its possession custody or control. Without limiting the generality of the previous sentence, the Group Companies have implemented and maintain a comprehensive written information security program, documented in writing that is reasonably designed to protect the security, confidentiality, integrity and availability of Sensitive Data and the Systems. To the Knowledge of the Company, there have not been, since the Lookback Date, any Security Breaches.

(h) The Group Companies have contractually obligated all material Processors to (i) comply with applicable Data Privacy Requirements, (ii) Process Personal Information only as instructed by the Group Companies, and (iii) maintain a written information security program comprised of reasonable and appropriate measures to protect the security, confidentiality, integrity and availability of all Sensitive Data Processed on behalf of the Group Companies.

(i) Neither the execution and delivery by the Group Companies of this Agreement or the ancillary documents to which the Group Companies are or will be a party, nor the consummation of the transactions contemplated hereby, will result in a material violation or breach of Data Privacy Requirements by the Group Companies. The Group Companies have a valid and enforceable right to use all Personal Information Processed by the Group Companies in the manner used in the Group Companies’ ordinary course of business, and will continue to have such rights to use such Personal Information immediately following the Closing to the same extent as prior to the Closing.

(j) Since the Lookback Date, the Group Companies have not (i) engaged in any unfair competition or trade practices and have not engaged in any false, deceptive, unfair, or misleading advertising or promotional practices under the laws of any jurisdiction in which they operate or market the Business or (ii) received any written notifications or been subject to any investigation from any Governmental Authority or any advocacy or monitoring group regarding their marketing, advertising, or promotional practices.

Section 3.12 Legal Compliance; Permits.

(a) No Group Company is, or has been since the Lookback Date, in material violation of any applicable Legal Requirement or Government Order applicable to the Group Companies. Except as set forth on Section 3.12(a) of the Disclosure Schedules, since the Lookback Date, no member of the Group Companies (i) has received any written notification or communication from any Governmental Authority asserting that any member of the Group Companies is not in compliance in any material respect with any applicable Legal Requirement or Government Order, (ii) entered into or been subject to any material Government Order, or (iii) to the Company’s Knowledge, has been the subject of any material investigation by any Governmental Authority with regard to any Legal Requirement.

(b) The Group Companies have all Permits that are reasonably necessary for the conduct of the Business, and the current use of any properties, of the Group Companies, and all of such Permits are valid and in full force and effect, except where the failure to have, or breach or violation of, default under, invalidity, or suspension or cancellation of, any such Permit would not, be material to the Group Companies, taken as a whole.

(c) Since the Lookback Date, no Group Company nor, to the Company’s Knowledge, any of its respective officers, directors, employees or agents, in connection with the Company’s business, has taken any action that would result in a violation by such Group Company of any applicable provision of the United States Foreign Corrupt Practices Act of 1977 or any other Anti-Corruption Law.

Section 3.13 Tax Matters.

(a) Each Group Company has (i) timely filed all income Tax Returns and all other material Tax Returns required to be filed by them (taking into account applicable extensions) and (ii) timely paid all income or other material Taxes shown as due on such Tax Returns. All such Tax Returns were correct and complete in all material respects. There are no Encumbrances with respect to Taxes upon any of the assets of any of the Group Companies other than Permitted Encumbrances. All material Taxes required to have been withheld and paid in connection with amounts paid by the Group Companies to any employee, independent contractor, creditor, stockholder, equityholder, member or other third party have been timely withheld and paid to the appropriate Governmental Authority, and each Group Company has complied in all material respects with all material reporting and recordkeeping requirements related thereto.

(b) There are no ongoing federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings with regard to any material Taxes of any Group Company. No Action concerning Taxes of the Group Companies has been raised in writing by a Governmental Authority that would reasonably be expected to result in a material Tax liability. Since the Lookback Date, no Action has been asserted in writing by a Governmental Authority in a jurisdiction where any Group Company does not file Tax Returns that any Group Company is or may be subject to taxation by or be required to file Tax Returns in that jurisdiction. There are no outstanding written requests, Contractual Obligations, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against any Group Company (other than those obtained in connection with extensions to file Tax Returns obtained in the ordinary course of business). No closing agreements pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Legal Requirements), private letter rulings, technical advice memoranda or similar contracts or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Group Company, in each case, that would be binding upon such Group Company after the Closing Date.

(c) No Group Company has ever been a member of any affiliated group (as such term is defined in Section 1504 of the Code or any similar state statute, “Affiliated Group”), other than any Affiliated Group the common parent of which is a Group Company. None of the Group Company has any liability for the Taxes of any Person (other than any other Group Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract or otherwise.

(d) No Group Company is party to or bound by any Contractual Obligations calling for the allocation of Taxes other than (i) the LLC Agreement, (ii) such Contractual Obligations to which only the Group Companies and/or Blocker are party, (iii) such Contractual Obligations not primarily related to Taxes, or (iv) such Contractual Obligations entered into in the ordinary course of business.

(e) The unpaid Taxes of each of the Group Companies (i) did not as of the Most Recent Balance Sheet Date exceed by a material amount the reserves for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the Closing Date, exceed by a material amount the amount of Taxes reflected in Debt or Company Transaction Expenses or included as current liabilities in Net Working Capital, as applicable.

(f) Since December 31, 2019, none of the Group Companies has made, changed or revoked any income or other material Tax election, elected or changed any method of accounting for purposes of any material Tax, amended any income or other material Tax Return, surrendered any right to claim a material refund of Taxes, or settled or compromised any Action in respect of material Taxes.

(g) Except as disclosed in Section 3.13(g) of the Disclosure Schedules, none of the Group Companies has (a) made any election to defer any payroll Taxes under the CARES Act, (b) taken, claimed or applied for an employee retention Tax credit under the CARES Act, or (c) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(h) Except as disclosed in Section 3.13(h) of the Disclosure Schedules, (i) none of the Group Companies will be required to include any material item in taxable income for the Post-Closing Tax Period (or exclude any material item of deduction or loss for the Post-Closing Tax Period) as a result of Code Section 481(a) or any similar provision (including of state, local or foreign Tax legal requirements) in connection with any change in accounting methods for Tax purposes or use of an improper accounting method for Tax purposes, in each case, for any Pre-Closing Tax Period, and (ii) there is no application by any Group Company pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.

(i) There is no material unclaimed property, material escheat liability or any material liabilities for the non-payment of any such obligations owed to a Governmental Authority with respect to the property or other assets held or owned by any Group Company.

(j) None of the Group Companies has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any “tax shelter” within the meaning of Code Section 6662.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a list of each material Benefit Plan. For purposes of this Agreement, “Benefit Plan” shall mean: (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), and each “employee welfare benefit plan” (within the meaning of Section 3(10) of ERISA), and (ii) employment, individual independent contractor, consulting, pension, defined contribution, retirement, deferred compensation, supplemental retirement, bonus, incentive compensation, equity-based compensation, tuition, vacation, paid time off, material fringe benefit, profit sharing, severance, termination pay, and retention or change in control plan agreement, plan, policy, practice or program, in each case, that any Group Company sponsors maintains or contributes to for the benefit of current or former employees, directors, officers or independent contractors of the Group Companies, or with respect to which any Group Company has any liability (contingent or otherwise).

(b) With respect to each material Benefit Plan, the Company has made available to Buyer a copy of the plan document (or, to the extent no such plan document exists, a description of such Benefit Plan) and, to the extent applicable, a copy of (i) all amendments to the plan document, (ii) any funding agreements (e.g., trust agreements or insurance contracts), (iii) the most recent Internal Revenue Service (“IRS”) determination, opinion or advisory letter, (iv) the most recent summary plan description and all subsequent summaries of material modifications thereto and (v) for the most recent plan year, the Form 5500 and all attachments thereto, and (vi) any material correspondence with any Governmental Authority and governmental advisory opinions, rulings, compliance statements or closing agreements received in the prior three years.

(c) Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the IRS as to its qualification or is entitled to rely upon a favorable opinion or advisory letter issued by the IRS. To the Company’s Knowledge, nothing has occurred since the date of the most recent opinion, advisory or determination letter that would reasonably be expected to adversely affect such qualification or result in material liability to any Group Company. Each Benefit Plan has been administered and operated in all material respects in accordance with its terms, and complies in all material respects with all laws, including ERISA and the Code.

(d) No proceedings (other than routine claims for benefits in the ordinary course) are pending, or, to the Knowledge of the Company, threatened, with respect to a Benefit Plan.

(e) No Benefit Plan is, and no Group Company or ERISA Affiliate has within the past six (6) years maintained, contributed to, been required to contribute to or otherwise has, in the case of any Group Company, any liability (contingent or otherwise) in respect of, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) Except as set forth in Section 3.14(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with any other event, will (i) result in any payment from any Group Company becoming due to any current or former employee, officer, director or independent contractor of a Group Company under a Benefit Plan, (ii) result in the acceleration of the time of payment, funding or vesting, or in the increase in the amount of, of any compensation or benefits from any Group Company to any current or former employee, officer, director or independent contractor of a Group Company under a Benefit Plan, (iii) required or caused a Group Company to transfer or set aside any assets to fund any benefits under any Benefit Plan or (iv) result in any excess parachute payment within the meaning of Section 280G of the Code. No current or former employee, director, officer or independent contractor has any contractual entitlement to a gross-up or reimbursement for any Taxes imposed under Section 409A or Section 4999 of the Code.

(g) Except as set forth on Schedule Section 3.14(g), no Benefit Plan provides medical, life insurance or other welfare benefits to any current or former employee, director, officer or independent contractor or any of their respective beneficiaries beyond retirement or other termination of employment other than coverage mandated by COBRA at the sole expense of the participant.

Section 3.15 Environmental Matters.

(a) Except as would not be material to the Group Companies, taken as a whole, (i) the Group Companies possess all material Permits required under the Environmental Laws (“Environmental Permits”) for the conduct of their respective businesses; (ii) the Group Companies are, and have, since the Lookback Date, been in material compliance with all Environmental Laws and Environmental Permits; (iii) there has been no material release or threatened release of any Hazardous Substance on, upon, into or from any of the premises subject to the Real Property Leases (the “Premises”) for which release or threatened release any Group Company could have liability under Environmental Laws or pursuant to the Real Property Lease or any other Contractual Obligation; (iv) to the Knowledge of the Company, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, the Premises, except in compliance with Environmental Laws; (v) there are no ongoing, pending or, to the Knowledge of the Company, planned actions to investigate, remediate or otherwise respond to Hazardous Substance releases that have occurred upon, into or from the Premises, whether such actions are to be taken by a Group Company or a third party; (vi) no Group Company is subject to any ongoing obligations pursuant to a consent order or other agreement settling alleged violations of Environmental Laws occurring in connection with the Premises or any other Asset; and (vii) no notice under any Environmental Law has been received since the Lookback Date from any Governmental Authority that is currently outstanding concerning the Release or possible Release of Hazardous Substances.

(b) The Group Companies have made available to Buyers all copies of all material environmental reports and audits available to the Group Companies pertaining to the Leases or any other property currently or formerly owned, leased, or operated by the Group Companies that are within the Group Companies’ possession or control.

Section 3.16 Contracts.

(a) Contracts. Except as set forth in Section 3.16 of the Disclosure Schedule, no Group Company is a party to or bound by any Contractual Obligation:

(i) containing a covenant by any Group Company not to compete or otherwise purporting to limit in any material respect the manner in which, or the localities in which, any Group Company may conduct business;

(ii) involving any lease of personal property by or to any Group Company with rentals in excess of (or reasonably anticipated to be in excess of) $200,000 per year;

(iii) relating to or evidencing any Debt of the type set forth in clause (a) or (b) of the definition thereof of any Group Company;

(iv) establishing or governing the management of any joint venture, partnership or similar arrangement, or acquisition or disposal of any joint venture, partnership or similar arrangement;

(v) relating to any disposition or acquisition of assets or properties in the last five (5) years exceeding $200,000 in value by any Group Company, or any merger or business combination with respect to any Group Company;

(vi) under which the Company has permitted any material Asset to become subject to an Encumbrance (other than a Permitted Encumbrance);

(vii) with any Governmental Authority, other than Permits obtained in the ordinary course of business;

(viii) under which any member of the Group Company has advanced or loaned an amount to any of its Affiliates or employees, officers, directors or independent contractors;

(ix) collective bargaining agreement or other contract with any labor union;

(x) for the purchase of products, supplies, goods, equipment or other property, or for the receipt of services with payments or reasonably anticipated payments by the Group Companies in excess of $250,000 per year, other than purchase orders entered into in the ordinary course of business;

(xi) for the sale of products or services to Persons with payments or reasonably anticipated payments in excess of $125,000 per year, other than sales orders entered into in the ordinary course of business;

(xii) under which the Group Companies (x) license or otherwise obtain rights from a third party to any Intellectual Property (excluding Off-The-Shelf Software), (y) license or otherwise grant rights to a third party to any Company Intellectual Property (excluding non-exclusive licenses granted to customers in the ordinary course of business), or (z) grant or receive an exclusive license under any Company Intellectual Property;

(xiii) pursuant to which the Company is restricted from using, registering, or enforcing Company Intellectual Property in any material respect;

(xiv) profit sharing, option, equity purchase, equity appreciation, deferred compensation or severance agreement for the benefit of any of the Group Companies’ current or former directors, officers, and employees;

(xv) involving any resolution or settlement of any Action with a value greater than $200,000 or that imposes continuing obligations on any of the Group Companies; or

(xvi) which is a Franchise Agreement.

The Company has delivered to Buyers accurate and complete copies of each written Contractual Obligation listed on Section 3.16 of the Disclosure Schedule, in each case, as amended or otherwise modified and in effect. The Company has delivered to the Buyer a written summary setting forth all of the material terms and conditions of each oral Contractual Obligation listed on Section 3.16 of the Disclosure Schedule. Each Contractual Obligation set forth in Section 3.16 of the Disclosure Schedule (the “Disclosed Contracts”) is Enforceable against the applicable Group Company and, to the Company’s Knowledge, each other party to such Contractual Obligation in accordance with its terms, is in full force and effect as of the date hereof, and, subject to obtaining any necessary consents disclosed in Section 3.03 and Section 3.04 of the Disclosure Schedules, will continue to be so Enforceable and in full force and effect following the consummation of the transactions contemplated hereby. None of the Company nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in material breach or violation of, or material default under, any Disclosed Contract, or has repudiated any material provision of any Disclosed Contract, except as would not be material to the Group Companies, taken as a whole. No Group Company has received any written notice that any party intends to terminate, cancel, or not renew any Disclosed Contract, except as would not be material to the Group Companies, taken as a whole.

(b) To the Company’s Knowledge, the terms and conditions of each Contractual Obligation between any Group Company and each Person who is a member at any of the Group Company’s clubs comply in all respects with applicable Legal Requirements and policies of Franchisor, except as would not have a Material Adverse Effect.

Section 3.17 Related Party Transactions. Except as set forth in Section 3.17 of the Disclosure Schedule, none of the Seller Parties, nor any director, officer, manager or equity holder of any Seller Party, (a) is a party to any material Contractual Obligation, (b) involved in any material business arrangement or relationship, with any Group Company, other than (i) under a Benefit Plan or otherwise with respect to the payment of compensation or provision of benefits to officers, directors or managers or equity holder in the ordinary course of business, (ii) agreements and transactions solely between one or more Group Companies or (iii) with respect to the Pre-Closing Reorganization or (c) has during the past five (5) years initiated any Action against any member of the Group Companies.

Section 3.18 Labor Matters.

(a) No Group Company is a party to any collective bargaining agreement or other Contractual Obligation with a labor union or other similar employee representative body. Since the Lookback Date, there has been no labor strike, slowdown, work stoppage or lockout, pending against the Group Companies (and, to the Knowledge of the Company, no such labor strike, slow-down, work stoppage or lockout is threatened). To the Knowledge of the Company, no campaign by a labor union to organize employees of the Group Companies (in respect of their employment with the Group Companies) or other union organization activity involving employees of a Group Company is pending, in progress or threatened in writing and there has been no such activity since the Lookback Date.

(b) Except as set forth in Section 3.18(b) of the Disclosure Schedule, as of the date hereof, and all times since the Lookback Date, the Group Companies are and have been in compliance in all material respects with all Legal Requirements applicable to employment and employment practices, terms and conditions of employment, wages and hours, the classification and compensation of employees and independent contractors, nondiscrimination in employment, occupational safety and health, and immigration.

(c) Since the Lookback Date, no Group Company (i) has received any written notice of any unfair labor practice charges or complaints by or before the National Labor Relations Board or written notice of any material unfair labor practice charges or complaints by or before any other Governmental Authority actually pending against it, or to the Company’s Knowledge, threatened against it or (ii) has received any written notice of any material charges, complaints, lawsuits, audits, investigations or proceedings pending against it or, to the Company’s Knowledge, threatened against it by or before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices.

(d) Except as set forth in Section 3.18(d) of the Disclosure Schedule, since the Lookback Date, no Group Company has received written notice of any complaint, charge, lawsuit or agency proceeding alleging breach of any express or implied contract of employment, wrongful termination, or any other tortious, wrongful or discriminatory employment practice actually pending against it that would reasonably be expected to result in material liability to the Group Company and, to the Company’s Knowledge, no such action is threatened against any Group Company as of the date hereof. Since the Lookback Date, (i) no allegations, claims, charges or accusations of sexual harassment, sexual assault, sexual discrimination, or sexual misconduct have been made or, to the Company’s Knowledge, threatened against any officer, director or employee with a title of director or higher of any Group Company, and (ii) no Group Company has entered into any settlement agreement related to any actual or threatened allegations, claims, charges or accusations of sexual harassment, sexual assault, sexual discrimination, or sexual misconduct by any of the officers, directors or employees of any Group Company.

(e) True and complete information as to the base salary, annual cash bonus or other incentive compensation opportunities and other individual compensation or benefits entitlements (such as perquisites and other person benefits, special health or other benefit entitlements and retention and other payments) for all employees with a title of director or higher of the Group Companies has been provided to the Buyer. To the Company’s Knowledge, no current executive officer, employee with a title of director or higher or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with any Group Company within the 12-month period following the date hereof.

Section 3.19 Litigation; Government Orders. There are no, and since the Lookback Date, there have not been any Actions pending before or, to the Company’s Knowledge, conducted by, or otherwise involving any Governmental Authority, except as would not be material to the Group Companies, taken as a whole. No Group Company is, or has been since the Lookback Date, (a) subject to any Government Order that is currently in effect or (b) a party to, or to the Knowledge of the Company, threatened to be made a party to, any Action that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no material Actions that any Group Company intends to initiate as of the date hereof.

Section 3.20 Insurance. Section 3.20 of the Disclosure Schedule lists all material insurance policies carried by or for the benefit of the Group Companies (other than any policies relating to Benefit Plans) (the “Policies”). The Group Companies have since the Lookback Date maintained each of the Policies in full force and effect and each of the Policies are in full force and effect as of the date hereof. No Group Company has received written notice of a material default with respect to its obligations under, or notice of cancellation or non-renewal of, any of such Policies.

Section 3.21 No Brokers. Except as set forth on Section 3.21 of the Disclosure Schedule, no Group Company has entered into any Contractual Obligation entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated hereby and no Group Company has any liability of any kind to, or is subject to any claim of any agent, broker, investment banker, financial advisor or other firm or Person in connection with any of the transactions contemplated hereby.

Section 3.22 Franchising. The Franchise Agreements (except those that are cancelled, rescinded or terminated after the date hereof and prior to the Closing in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company, and, to the Knowledge of the Company, the other party thereto, assuming the due authorization, execution and delivery by such other party, subject to bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights and to general principles of equity.

Section 3.23 Exclusivity of Representations. The representations and warranties made by the Company in this Article III and the certificate delivered by the Company to Buyers pursuant to Section 8.04 are the exclusive representations and warranties made relating to the Group Companies. Each of the Group Companies hereby disclaims any other express or implied representations or warranties, whether written or oral. None of the Group Companies is, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Group Companies. Neither the Group Companies nor any other Person makes or has made any other express or implied representation or warranty with respect to the Group Companies or the transactions contemplated hereby, and the Group Companies disclaim any other representations or warranties, whether made by the Group Companies or any of their respective Affiliates or any of their or their Affiliates’ respective Representatives (collectively, “Related Persons”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BLOCKER.

In order to induce Buyers to enter into and perform this Agreement and to consummate the transactions contemplated hereby, Blocker hereby represents and warrants to Buyers as follows, in each case except as set forth on the Disclosure Schedule (subject to Section 11.15):

Section 4.01 Organization.

(a) The Blocker is a Delaware limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) As of the date hereof, Blocker does not own any Equity Interests in any Person other than certain limited partnership interests in TSG7 A AIV III, L.P., a Delaware limited partnership (“Splitter”). Following the consummation of the Pre-Closing Reorganization and immediately prior to the Blocker Purchase, Blocker will not own any Equity Interests in any Person other than the Blocker-Held Units.

(c) Blocker does not engage in, and has never engaged in, any business activities other than (i) its ownership of the equity interests of Splitter and, following the Pre-Closing Reorganization, of the Blocker-Held Units, and activities related or incidental thereto, and (ii) activities in connection with this Agreement and the transactions contemplated hereby, including the Pre-Closing Reorganization. Without limiting the generality of the foregoing, Blocker (A) has no, and has never had any, employees, (B) does not own or lease, and has never owned or leased, any real property or personal property, (C) as of the Closing will not have any liabilities, other than Blocker Tax Liabilities, (D) has no assets other than Cash and Cash Equivalents, the assets as described in Schedule 7.09(k), its equity interests of Splitter and, following the Pre-Closing Reorganization, the Blocker-Held Units, and (E) has never directly employed or engaged any Person (other than its Tax advisors).

Section 4.02 Power and Authorization. Blocker has all requisite organizational power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is, or at Closing will be, a party. The execution, delivery and performance of this Agreement and each such Ancillary Agreement to which Blocker is, or at the Closing will be, a party has been or will be duly authorized by all requisite action on the part of Blocker. This Agreement and each Ancillary Agreement to which Blocker is, or at Closing will be, a party (i) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Blocker and (ii) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of Blocker, Enforceable against Blocker in accordance with their respective terms.

Section 4.03 Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act and any other applicable Antitrust Laws, (b) such additional governmental filings and approvals (if any) as are set forth on Section 4.03 of the Disclosure Schedule and (c) such actions, authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not be material to Blocker, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of Blocker or in respect of Blocker for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by Blocker of this Agreement or any Ancillary Agreement to which it is a party or (ii) the consummation of the transactions contemplated hereby.

Section 4.04 Noncontravention. None of the authorization, execution, delivery or performance by Blocker of this Agreement or any Ancillary Agreement to which it is a party, nor the consummation of the transactions contemplated hereby, will:

(a) assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities to the extent contemplated by Section 4.03, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to Blocker in any material respects;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of the Organizational Documents of Blocker; or

(c) result in the creation or imposition of any Encumbrance on the Blocker Interests or any asset of Blocker.

Section 4.05 No Brokers. Blocker has not entered into any Contractual Obligation entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated hereby and has no liability of any kind to, or is subject to any claim of any agent, broker, investment banker, financial advisor or other firm or Person in connection with any of the transactions contemplated hereby.

Section 4.06 Capitalization; Ownership.

(a) Blocker does not have any outstanding Equity Interests other than the Blocker Interests. The Blocker Interests have been duly authorized, validly issued and fully paid and non-assessable in accordance with the Organizational Documents of Blocker. Blocker Seller holds the Blocker Interests free and clear of all Encumbrances.

(b) There are no outstanding warrants, purchase rights, conversion rights, exchange rights, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other Contractual Obligations pursuant to which Blocker is or may become obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any Equity Interests of Blocker.

(c) The outstanding Equity Interests of Blocker are not subject to any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any Legal Requirement, the Organizational Documents of Blocker or any Contractual Obligation to which Blocker is subject, bound or a party. There are no voting trusts or other Contractual Obligations to which Blocker is a party with respect to the voting of the Equity Interests of Blocker.

(d) There are no outstanding Contractual Obligations of Blocker to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.07 Blocker Tax Matters.

(a) Blocker has (i) timely filed all income Tax Returns and all other material Tax Returns required to be filed by it (taking into account applicable extensions) and (ii) timely paid all income or other material Taxes shown as due on such Tax Returns. All such Tax Returns were correct and complete in all material respects. There are no Encumbrances with respect to Taxes upon any of the assets of Blocker other than Permitted Encumbrances. All material Taxes required to have been withheld and paid in connection with amounts paid by Blocker to any employee, independent contractor, creditor, stockholder, equityholder, member or other third party have been timely withheld and paid to the appropriate Governmental Authority, and Blocker has complied in all material respects with all material reporting and recordkeeping requirements related thereto.

(b) There are no ongoing federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings with regard to any material Taxes of Blocker. No Action concerning Taxes of Blocker has been raised in writing by a Governmental Authority that would reasonably be expected to result in a material Tax liability. Since the Lookback Date, no Action has been asserted in writing by a Governmental Authority in a jurisdiction where the Blocker does not file Tax Returns that the Blocker is or may be subject to taxation by or be required to file Tax Returns in that jurisdiction. There are no outstanding written requests, Contractual Obligations, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Blocker (other than those obtained in connection with extensions to file Tax Returns obtained in the ordinary course of business). No closing agreements pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Legal Requirements), private letter rulings, technical advice memoranda or similar contracts or rulings relating to Taxes have been entered into or issued by any Governmental Authority with respect to the Blocker, in each case, that would be binding upon the Blocker after the Closing Date.

(c) Blocker has never been a member of any Affiliated Group, other than any Affiliated Group the common parent of which is Blocker. The Blocker does not have any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract or otherwise.

(d) Blocker is not party to or bound by any Contractual Obligations calling for the allocation of Taxes other than (i) the LLC Agreement, the limited partnership agreement of Splitter or the limited partnership agreement of Blocker, (ii) such Contractual Obligations to which only the Group Companies and Blocker are party, (iii) such Contractual Obligations not primarily related to Taxes, or (iv) such Contractual Obligations entered into in the ordinary course of business.

(e) The unpaid Taxes of the Blocker will not, as of the Closing Date, exceed by a material amount the amount of Taxes reflected in Debt, the Blocker Adjustment Amount or Blocker Transaction Expenses, as applicable.

(f) Since December 31, 2019, the Blocker has not made, changed or revoked any income or other material Tax election, elected or changed any method of accounting for purposes of any material Tax, amended any income or other material Tax Return, surrendered any right to claim a material refund of Taxes, or settled or compromised any Action in respect of material Taxes.

(g) The Blocker has not (a) made any election to defer any payroll Taxes under the CARES Act, (b) taken, claimed or applied for an employee retention Tax credit under the CARES Act, or (c) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(h) The Blocker will not be required to include any material item in taxable income for the Post-Closing Tax Period (or exclude any material item of deduction or loss for the Post-Closing Tax Period) as a result of Code Section 481(a) or any similar provision (including of state, local or foreign Tax legal requirements), in connection with any change in accounting methods for Tax purposes or use of an improper accounting methods for Tax purposes, in each case, for any Pre-Closing Tax Period, and there is no application by the Blocker pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.

(i) There is no material unclaimed property, material escheat liability or any material liabilities for the non-payment of any such obligations owed to a Governmental Authority with respect to the property or other assets held or owned by the Blocker.

(j) The Blocker has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any “tax shelter” within the meaning of Code Section 6662.

Section 4.08 Exclusivity of Representations and Warranties. The representations and warranties made by Blocker in this Article IV and the certificate delivered by the Sellers’ Representative to Buyers pursuant to Section 8.04 are the exclusive representations and warranties made by Blocker. Blocker hereby disclaims any other express or implied representations or warranties, whether written or oral. Neither Blocker nor any other Person makes or has made any other express or implied representation or warranty with respect to Blocker or the transactions contemplated hereby, and disclaims any other representations or warranties, whether made by Blocker or any of its Related Persons.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

EACH SELLER PARTY.

In order to induce Buyers to enter into and perform this Agreement and to consummate the transactions contemplated hereby, each Seller Party severally, but not jointly, represents and warrants to Buyers as follows, except as set forth on the Disclosure Schedule (subject to Section 11.15):

Section 5.01 Organization. Each Seller Party if an individual is legally competent to execute and deliver this Agreement. If such Seller Party is not an individual, such Seller is duly formed, duly organized, validly existing and in good standing under the laws of its jurisdiction and formation.

Section 5.02 Power and Authorization. If such Seller is not an individual, such Seller has all requisite organizational power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is, or at Closing will be, a party. If such Seller Party is not an individual, the execution, delivery and performance of this Agreement and each such Ancillary Agreement to which such Seller Party is, or at the Closing will be, a party has been or will be duly authorized by all requisite action on the part of such Seller Party. This Agreement and each Ancillary Agreement to which such Seller Party is, or at Closing will be, a party (i) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by such Seller Party and (ii) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of such Seller Party, Enforceable against such Seller Party in accordance with their respective terms.

Section 5.03 Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act and any other applicable Antitrust Laws, (b) such additional governmental filings and approvals (if any) as are set forth on Section 5.03 of the Disclosure Schedule, no action by (including any authorization by or consent or approval of) and (c) such actions, authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made would not, individually or in the aggregate, reasonably be expected to materially impair or delay such Seller Party from consummating the transactions contemplated by this Agreement or otherwise prevent such Seller Party from performing in all material respects its obligations hereunder, or in respect of, or filing with, any Governmental Authority is required by or on behalf of such Seller Party or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by such Seller Party of this Agreement or any Ancillary Agreement to which it is a party or (ii) the consummation of the transactions contemplated hereby.

Section 5.04 Noncontravention. None of the authorization, execution, delivery or performance by such Seller Party of this Agreement or any Ancillary Agreement to which it is a party, nor the consummation of the transactions contemplated hereby, will:

(a) assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities to the extent contemplated by Section 5.03, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to such Seller Party in any material respects;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of the Organizational Documents of such Seller Party, except as would not, individually or in the aggregate reasonably be expected to materially impair or delay such Seller Party from consummating the transactions contemplated by this Agreement or otherwise prevent such Seller Party from performing in all material respects its obligations hereunder; or

(c) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on the Acquired Interests.

Section 5.05 No Brokers. Such Seller Party has not entered into any Contractual Obligation entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated hereby and no Seller Party has liability of any kind to, or is subject to any claim of any agent, broker, investment banker, financial advisor or other firm or Person in connection with any of the transactions contemplated hereby.

Section 5.06 Capitalization; Ownership. Such Seller Party is the record and beneficial owner of the Acquired Interests set forth opposite such Seller Party’s name on Section 5.06 of the Disclosure Schedule. On the Closing Date, such Seller Party shall transfer to the applicable Buyer good title to such Acquired Interests, free and clear of all Encumbrances (other than any Encumbrances arising under federal or state securities laws or Encumbrances created by or resulting from actions of Buyer).

Section 5.07 Litigation. No Seller Party is subject to any Action or Government Order except to the extent the same would not reasonably be expected to materially impair or delay such Seller Party from consummating the transactions contemplated by this Agreement or otherwise prevent such Seller Party from performing in all material respects its obligations hereunder.

Section 5.08 Accredited Investor Status. Such Seller Party is an “accredited investor”, as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 5.09 Exclusivity of Representations and Warranties. The representations and warranties made by such Seller Party in this Article V and the certificate delivered by the Sellers’ Representative to Buyers pursuant to Section 8.04 are the exclusive representations and warranties made by such Seller Party. Each Seller Party hereby disclaims any other express or implied representations or warranties, whether written or oral. No Seller Party nor any other Person makes or has made any other express or implied representation or warranty with respect to such Seller Party or any express or implied representation or warranty with respect to the Group Companies or the Blocker or the transactions contemplated hereby, and such Seller Party disclaims any other representations or warranties, whether made by such Seller Party or any of its Related Persons.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF

EACH BUYER.

In order to induce the Company, the Blocker and the Seller Parties to enter into and perform this Agreement and to consummate the transactions contemplated hereby, Buyers represent and warrant to the Company, the Blocker and the Seller Parties as follows, except as set forth on the Disclosure Schedule (subject to Section 11.15):

Section 6.01 Organization. Each of the Buyers is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 6.02 Power and Authorization. The execution, delivery and performance by each Buyer of this Agreement and each Ancillary Agreement to which such Buyer is, or at Closing will be, a party and the consummation of the transactions contemplated hereby by such Buyer are within the power and authority of such Buyer and have been duly authorized by all necessary action on the part of such Buyer. This Agreement and each Ancillary Agreement to which each Buyer is, or at Closing will be, a party (a) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by such Buyer and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of such Buyer, Enforceable against such Buyer in accordance with its terms.

Section 6.03 Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act and any other applicable Antitrust Laws, (b) such additional governmental filings and approvals (if any) as are set forth on Section 6.03 of the Disclosure Schedule and (c) such actions, authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair or delay a Buyer from consummating the transactions contemplated by this Agreement or otherwise prevent a Buyer from performing in all material respects its obligations hereunder, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by each Buyer of this Agreement and each Ancillary Agreement to which such Buyer is a party or (ii) consummation of the transactions contemplated hereby by such Buyer.

Section 6.04 Noncontravention. Neither the execution, delivery and performance by any Buyer of this Agreement or any Ancillary Agreement to which such Buyer is a party nor the consummation of the transactions contemplated hereby will:

(a) assuming the taking of any action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities to the extent contemplated by Section 6.03, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any Legal Requirement applicable to such Buyer, except as would not, individually or in the aggregate, reasonably be expected to materially impair or delay a Buyer from consummating the transactions contemplated by this Agreement or otherwise prevent a Buyer from performing in all material respects its obligations hereunder; or

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of such Buyer, or (ii) the Organizational Documents of such Buyer.

Section 6.05 Litigation. No Buyer is subject to any Action or Government Order except to the extent the same would not reasonably be expected to materially impair or delay a Buyer from consummating the transactions contemplated by this Agreement or otherwise prevent a Buyer from performing in all material respects its obligations hereunder.

Section 6.06 Availability of Funds. Buyers have as of the date hereof, and will have as of the Closing Date, unrestricted, immediately available cash on hand no less than the Minimum Available Cash Amount.

Section 6.07 No Brokers. No Buyer has entered into any Contractual Obligation entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated hereby.

Section 6.08 Buyer’s Reliance. Each of the Buyers (a) is a sophisticated purchaser and has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business, the Group Companies and Blocker, (b) has been furnished with or given adequate access to such information about the Group Companies, Blocker and the Business as it has requested, (c) to the extent it has deemed appropriate, has addressed in this Agreement any and all matters arising out of its investigation and the information provided to it and (d) in determining to proceed with the transactions contemplated hereby has not relied in any material respect on any statements or information other than the representations and warranties expressly set forth in Article III, Article IV and Article V of this Agreement, as qualified by the Disclosure Schedules (subject to Section 11.15). Each Buyer acknowledges that none of the Group Companies, Blocker, the Seller Parties or any of their respective Affiliates or Representatives or other Related Persons have made, nor will any of them be deemed to have made (and nor has any Buyer or any of their Affiliates or Representatives relied upon) any representation, warranty, promise or other statement, express or implied, with respect to the Group Companies, Blocker, the Seller Parties or the Business or the transactions contemplated hereby, other than the representations and warranties expressly set forth in Article III, Article IV and Article V of this Agreement, as qualified by the Disclosure Schedules (subject to Section 11.15). Each Buyer acknowledges and agrees that none of the Group Companies, Blocker, the Seller Parties or any other Person shall have or be subject to any liability to Buyers, or any other Person, resulting from Buyers’ or their respective Affiliates’ use of any information, documents or material made available in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby, except as expressly set forth in Article III, Article IV and Article V of this Agreement. Each Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, Article IV and Article V of this Agreement, as qualified by the Disclosure Schedules (subject to Section 11.15), the assets and the business of the Group Companies and Blocker are being transferred on a “where is” and, as to condition, “as is” basis.

Section 6.09 Solvency. Immediately after giving effect to the transactions contemplated hereby, assuming (a) satisfaction of the conditions to Buyers’ obligation to consummate the transactions contemplated by this Agreement and (b) the accuracy of the representations and warranties contained in Article III and Article IV of this Agreement, and after giving effect to the payment of all or a portion of the Minimum Available Cash Amount and, to the extent obtained, the Debt Financing, each Buyer, Blocker and the Group Companies, taken as a whole, will be Solvent.

ARTICLE VII

COVENANTS OF THE PARTIES.

Section 7.01 Operation of the Business.

(a) Conduct of the Business Generally. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, and except (i) as the Company determines, in its reasonable judgment, may be necessary or desirable in light of COVID-19, including to comply with or as a response to any Pandemic Measures, (ii) with the prior written consent of Buyers, which consent will not be unreasonably withheld, conditioned or delayed, (iii) to the extent described on Section 7.01(a) of the Disclosure Schedule, (iv) as required to consummate the Pre-Closing Reorganization in accordance with the terms of this Agreement or expressly required or contemplated by this Agreement, or (v) as required by applicable Legal Requirement, the Group Companies will use commercially reasonable efforts to conduct the Business in the ordinary course of business. Notwithstanding the foregoing, nothing in this Agreement will affect the obligations of the respective parties to the Franchise Agreements prior to Closing.

(b) Specific Prohibitions. Without limiting the generality or effect of Section 7.01(a), from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, and except (i) with the prior written consent of Buyers, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) to the extent described on Section 7.01(b) of the Disclosure Schedule, (iii) as required to consummate the Pre-Closing Reorganization in accordance with the terms of this Agreement or expressly required or contemplated by this Agreement, or (v) as required by applicable Legal Requirement, none of the Group Companies or Blocker will take any of the following actions:

(i) amend its Organizational Documents, effect any split, combination, reclassification or similar action with respect to its capital stock or other Equity Interests or adopt or carry out any plan of complete or partial liquidation or dissolution;

(ii) issue, sell, grant or otherwise dispose of any of its Equity Interests or other securities, or amend any term of any of its outstanding Equity Interests or other securities;

(iii) (A) make any declaration or payment of any non-cash dividend or other non-cash distribution with respect to any of its Equity Interests, except for dividends, distributions or payments by one Group Company to another Group Company, or (B) repurchase, redeem, or otherwise acquire or cancel any of its Equity Interests;

(iv) (A) become liable in respect of any guarantee of any liability of any other Person (other than a guarantee by a Group Company of a liability of any Group Company and guarantees of any obligations arising under clause (a) of the definition of Debt) or (B) incur, assume or become liable in respect of any Debt of the type set forth in clauses (a) and (b) of the definition thereof, except for Debt that is repaid at or prior to Closing or with respect to which a customary payoff letter is delivered to Buyers prior to the Closing Date providing for the repayment of such Debt;

(v) enter into any transactions with any Affiliate of the Group Companies or Blocker that will remain in effect after the Closing;

(vi) (A) merge or consolidate with any Person; (B) acquire any Assets, except in the ordinary course of business consistent with past practice; or (C) make any loan, advance or capital contribution to, or acquire any Equity Interests in, any Person (other than loans and advances to employees and independent contractors in the ordinary course of business consistent with past practice);

(vii) sell or otherwise dispose of any of its Assets, except in the ordinary course of business consistent with past practice or for the relocation of any Franchises;

(viii) (A) except for compensation or benefits that would be Company Transaction Expenses, increase any benefits under any Benefit Plan or increase the compensation payable or paid, whether conditionally or otherwise, to any employee of a Group Company with a title of director or higher (other than (x) any increase adopted in the ordinary course of business consistent with past practice with respect to non-officer employees whose annual base compensation does not exceed $[Redacted dollar amount] after such increase or (y) any increase in benefits or compensation required by Legal Requirements or pursuant to the terms of an existing Benefit Plan that has been made available to Buyer); (B) hire or engage, or terminate (other than a termination for cause) the employment or engagement of any employee, officer, director or independent contractor of a Group Company (other with respect to non-officer employees whose annual base compensation does not exceed $[Redacted dollar amount]), (C) make or forgive any loan to any employee, officer, director or independent contractor of a Group Company or (D) adopt, terminate or amend any material Benefit Plan, in each case of clauses (A) through (D) above, except as required under the terms of any Contract in effect as of the date of this Agreement;

(ix) make any change in its methods of financial accounting or financial accounting practices (except as required by changes in GAAP), or make or revoke any material Tax elections;

(x) amend or waive any material rights under any Disclosed Contracts;

(xi) sell, assign, transfer, lease, license, encumber, abandon, forfeit, permit to lapse, or otherwise dispose of the rights to use any material Company Intellectual Property (other than non-exclusive licenses to customers in the ordinary course of business);

(xii) disclose any of its material trade secrets to a third party other than pursuant to a written confidentiality agreement of standard form;

(xiii) make any material change in its policies and practices regarding accounts receivable or accounts payable or fail to manage working capital materially in accordance with past practices;

(xiv) settle, agree to settle, pay, discharge, satisfy, waive or otherwise compromise any pending or threatened Actions involving an amount in excess of $100,000 individually or $200,000 in the aggregate;

(xv) permit any of its material Assets to become subject to an Encumbrance (other than a Permitted Encumbrance);

(xvi) write up or write down any of its Assets or revalue its inventory (except as required under GAAP);

(xvii) enter into or negotiate any agreement with a labor union, works council or other employee representative body; or

(xviii) agree or commit to do any of the things referred to elsewhere in this Section 7.01(b).

(c) Notwithstanding anything to the contrary contained herein, during the period from the date hereof until the Closing, the Group Companies and Blocker will be permitted to utilize any and all available cash (i) to pay any Company Transaction Expenses and (ii) to repay outstanding Debt; in each case, at such times and in such amounts as Blocker Seller or the Company will deem necessary, appropriate, or desirable.

Section 7.02 Access. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article IX, Blocker Seller and the Group Companies will permit Buyers and their Representatives to have reasonable access (at reasonable times and upon reasonable notice and subject to any restrictions contained in confidentiality agreements to which any Group Company is subject) to Representatives of the Group Companies and to premises, properties, books, records and contracts of the Group Companies, except, in each case, for (a) privileged attorney-client communications or attorney work product, (b) information or materials required to be kept confidential by applicable Legal Requirements, including as required by the Antitrust Laws, or pursuant to applicable Contractual Obligations and (c) information or materials that relate to the transactions contemplated hereby that would be prejudicial to disclose to Buyers. In addition, prior to Closing, the Seller Parties and the Sellers’ Representative shall reasonably assist the Buyer and its Affiliates, including by making available due diligence material reasonably requested by any Buyer, to cause the R&W Policy to be bound. Buyers and their Representatives will not contact or discuss the transactions contemplated hereby with any of the Group Companies’ lenders, landlords, employees, customers, suppliers, vendors or other business partners without the prior written consent of the Company.

Section 7.03 Regulatory Compliance.

(a) Each of Blocker Seller and the Company, on the one hand, and Buyers, on the other hand, agrees to use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or Government Orders from all Governmental Authorities. In furtherance and not in limitation of the foregoing, each Buyer and, where applicable, Blocker Seller and the Company undertakes and agrees to (i) make, or cause to be made, all filings required of each of them or any of their respective Subsidiaries or Affiliates under the other Antitrust Laws set forth on Section 7.03(a) of the Disclosure Schedule with respect to the transactions contemplated hereby as promptly as practicable (and in any event within five (5) Business Days) after the date hereof; and (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the other Antitrust Laws.

(b) Further, and without limiting the generality of the rest of this Section 7.03, each of Blocker Seller and the Company, on the one hand, and Buyers, on the other hand, will cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and will promptly (i) furnish to the other such necessary information and reasonable assistance as the other Parties may request in connection with the foregoing, (ii) inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated hereby and (iii) provide counsel for the other Parties with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Authority and any other information supplied by such Party and such Party’s Affiliates to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated hereby; provided, however, that materials may be redacted as necessary to comply with Contractual Obligations and with applicable Legal Requirements. Each Party hereto will, subject to applicable Legal Requirements, permit counsel for the other Parties to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication to any Governmental Authority in connection with the transactions contemplated hereby. The Parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Authority, gives the other Parties the opportunity to attend and participate.

(c) Notwithstanding anything to the contrary contained in this Section 7.03 or elsewhere in this Agreement, Buyers shall have no obligation under this Agreement to: (i) defend through litigation on the merits, including appeals, any claim asserted in any court or other proceeding by any party in furtherance of its efforts under this Section 7.03; (ii) take actions as may be required by a Governmental Authority in order to avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Government Order, whether temporary, preliminary or permanent, that is in effect in any Action and that prohibits, prevents or restricts consummation of the transactions contemplated hereby, (iii) propose, negotiate, commit to and effect, by consent decree, hold separate orders, or otherwise, the sale, divestiture, disposition, or license of any assets, properties, products, product lines, services, businesses, or rights of Buyers or their Affiliates or, effective as of the Closing, the Company or its Subsidiaries or any interest or interests therein, or (iv) otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets, properties, products, product lines services, or businesses of Buyers or their Affiliates, or effective as of the Closing, the Company or its Subsidiaries or any interest or interests therein, in order to avoid the entry of, or to effect the dissolution of, any Government Order in any Action, or any impediment under any applicable Legal Requirement that would otherwise have the effect of preventing the consummation of the transactions contemplated hereby.

(d) Buyers will not, and will cause each of their Affiliates not to, take any action which is intended to or which would reasonably be expected to adversely affect the ability of any of the parties hereto from obtaining (or cause delay in obtaining) any necessary approvals of any Governmental Authority required for the transactions contemplated hereby, from performing its covenants and agreements under this Agreement, or from consummating the transactions contemplated hereby.

Section 7.04 Exclusivity. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, the Seller Parties and the Company shall not, and shall direct their Representatives not to, solicit or initiate the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of all or substantially all of the Equity Interests or assets of Blocker or any Group Company (whether by merger, recapitalization, share exchange, sale of assets or any other similar transaction) or participate in any discussions or negotiations regarding, furnish any information with respect to, or assist or participate in any effort or attempt by any Person to do or seek any of the foregoing. Notwithstanding anything to the contrary contained herein, this Section 7.04 shall not apply to the Pre-Closing Reorganization or the transactions contemplated hereby.

Section 7.05 Public Announcements; Confidentiality.

(a) Publicity. No press release, public announcement or disclosure may be made by any Party with respect to the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of Buyers, the Company and the Sellers’ Representative; provided, that the provisions of this Section 7.05(a) will not prohibit any disclosure required by any applicable Legal Requirements or the rules or regulations of any relevant stock exchange (in which case the disclosing Party will provide the other Parties reasonable advance notice and opportunity to review and comment on such press release, announcement or disclosure and shall consider in good faith the incorporation of any comments thereto proposed by any other Party), or as necessary or appropriate to disclose to sources of Debt Financing or ratings agencies in connection with the Debt Financing. Notwithstanding the provisions of this Section 7.05(a), on and after the Closing Date, the Company, Blocker Seller, the Sellers’ Representative and their respective Affiliates will be permitted (i) to disclose to their respective and prospective members, limited partners and stockholders (who may disclose to their direct and indirect investors) the fact that the Closing has occurred, the consideration paid hereunder, other items directly relating to such consideration and other types of information that are customary for private equity funds to provide to their respective and prospective members, limited partners and stockholders and (ii) to disclose in connection with normal fund raising and related marketing or informational or reporting activities of the Sellers’ Representative and/or any such Affiliate, including on their websites and in their marketing materials, any such information permitted to be disclosed pursuant to clause (i) above and any information previously provided as part of a press release or public announcement issued or made with the prior written consent of Buyers and the Sellers’ Representative, which disclosure may be accompanied by the logo of the Company.

(b) From and after the Closing, Buyers will, and will cause their respective Affiliates and Representatives to, keep confidential and not use or disclose documents and information concerning the Seller Parties or any of their Affiliates furnished to Buyers or their respective Affiliates or Representatives in connection with the transactions contemplated hereby; provided, that the provisions of this Section 7.05(b) will not prohibit any disclosure required by (i) any applicable Legal Requirements or the rules or regulations of any relevant stock exchange; provided, that, if Buyers are requested or required by an interrogatory, subpoena, or order issued by a Governmental Authority; to the extent permitted by applicable Legal Requirements, Buyers shall provide the Sellers’ Representative with prompt written notice of any such required disclosure and use reasonable efforts to provide the Sellers’ Representative, at its own expense, an opportunity to seek a protective order or other appropriate remedy (and Buyers agree to reasonably cooperate with the Sellers’ Representative in connection with seeking such order or other remedy) and, to the extent such protective order or other remedy is not obtained, Buyers agree to furnish only the information that is, in Buyers reasonable determination, legally required to be disclosed or (ii) related to any information that is or becomes generally available to the public other than as a result of Buyer’s or its Affiliates’ acts or omissions after the Closing Date.

Section 7.06 Expenses. Except as otherwise provided herein, each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with this Agreement, the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby; provided that Sellers shall be responsible for the Company Transaction Expenses as provided herein, and Buyers shall pay (or, if already paid by the Company, reimburse) 50% of all fees, costs and expenses of the Escrow Agent and all fees, costs and expenses incurred by any of the Parties that are incurred at the direction of Buyers or any of their Affiliates in connection with the Landlord Expenses.

Section 7.07 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing, Buyers will not, and will not permit the Group Companies or Blocker to, amend, repeal or modify any provision in the Group Companies’ or Blocker’s operating agreement, certificate or articles of amendment, bylaws or other equivalent governing documents, or in any contract or agreement, relating to the exculpation, indemnification or advancement of expenses of any officers and directors (each, a “D&O Indemnified Person”) (unless required by law or other Governmental Authority), it being the intent of the Parties that the officers and directors of the Group Companies and Blocker will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law.

(b) At or prior to Closing, the Company will obtain at its own expense a prepaid irrevocable “tail” insurance policy (the “D&O Tail”) naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Group Companies’ current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Group Companies’ existing policies with respect to matters existing or occurring at or prior to the Closing Date. Buyers will not, and will cause the Group Companies and Blocker to not, cancel or change such insurance policies in any respect.

(c) With respect to any right to indemnification or advancement for acts or omissions occurring prior to or at the Closing, the Group Companies and Blocker will be the indemnitors of first resort, responsible for all such indemnification and advancement that any D&O Indemnified Person may have from any direct or indirect shareholder or equity holder of the Group Companies or Blocker (or any Affiliate of such shareholder or equity holder) and without right to seek subrogation, indemnity or contribution. Each of the Group Companies, Blocker and Buyers further agree that no advance or prepayment by any party other than the Group Companies and Blocker as the primary indemnitors on behalf of any D&O Indemnified Person with respect to any claim for which such D&O Indemnified Person has sought indemnification from any of the Group Companies and Blocker will affect the foregoing and that any such secondary indemnitor will not have a right of contribution and/or be subrogated to the extent of such advancement or payment to all the rights of recovery of the D&O Indemnified Person against the Group Companies or Blocker, and each of the Group Companies and Blocker hereby irrevocably waives, relinquishes and releases any such secondary indemnitor from any and all claims against the secondary indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) The obligations under this Section 7.07(d) will not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 7.07(d) applies without the consent of such D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Persons to whom this Section 7.07(d) applies will be third-party beneficiaries of this Section 7.07(d) and will be entitled to enforce the covenants contained herein).

Section 7.08 Employee Benefits.

(a) With respect to any employee benefit plan, program, agreement, arrangement or policy that is made available after the Closing Date to any active club and field-based employees of the Group Companies who are so employed as of the Closing Date, including any such Person who is on a leave of absence or receiving short- or long-term disability benefits (the “Affected Employees”): (a) service with the Group Companies by any such Affected Employee prior to the Closing Date shall be credited for purposes of eligibility, vesting, calculation of level of applicable benefits, and waiting periods for sick leave and/or vacation accruals, and (b) Buyers shall and shall cause their Affiliates to use commercially reasonably efforts to cause any such plans that provide health or welfare benefits to provide credit for any deductibles and maximum out-of-pocket payments by such employees during the year in which the Closing occurs and waive all pre-existing condition exclusions and waiting periods (to the extent that such exclusions and waiting periods did not apply to such Affected Employee under a corresponding Benefit Plan). In no event, however, shall the foregoing result in the duplication of benefits. Buyers shall and shall cause their Affiliates to honor and recognize vacation days previously accrued and reserved for by the Group Companies immediately prior to the Closing Date. For a period of twelve (12) months after the Closing Date or an Affected Employee’s period of employment, if shorter (the “Benefits Continuation Period”), Buyers shall and shall cause their Affiliates (including the Company) (i) to provide to each Affected Employee annual base salary or base rate of pay and annual cash bonus payments (x) for performance in 2021 that are, in each case, no less favorable as those provided by the Group Companies immediately prior to the Closing Date and (y) for performance in 2022 that are, in each case, substantially comparable to those provided by Buyers to similarly situated employees and (ii) to offer to Affected Employees medical, dental, vision, and other ancillary benefits which are substantially comparable to those provided by Buyers to similarly situated employees (excluding transaction, retention, change in control, or equity or equity-based bonuses or incentives). Nothing contained in this Section 7.08, express or implied, is intended to confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan or any other compensation or benefit plan, program, agreement, arrangement or policy.

(b) The Company (or any of its Subsidiaries, as applicable) shall terminate, effective as of immediately prior to the Closing, any and all Benefit Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (each, a “Group Company 401(k) Plan”). No later than five (5) Business Days prior to the Closing Date, the Company (or any of its Subsidiaries, as applicable) shall provide Buyers with evidence that the Company (or any of its Subsidiaries, as applicable) has taken action to terminate each Group Company 401(k) Plan (effective as of immediately prior to the Closing) pursuant to resolutions of the board of directors or board of managers of the Company or a Subsidiary, as the case may be. The form and substance of such resolutions shall be subject to advance review of and reasonable comment by Buyers.

Section 7.09 Certain Tax Matters.

(a) Transfer Taxes. All transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the transactions contemplated hereby shall be borne by Sellers. Each of the parties hereto required to file any Tax Returns and other filings relating to any such Taxes or charges shall prepare and file such Tax Returns and other filings, and the other parties shall fully cooperate with respect to the preparation and filing of such Tax Returns and other filings.

(b) Pre-Closing Tax Period Taxes and Tax Returns.

(i) The Sellers’ Representative shall prepare (at its own expense), or cause to be prepared, all (X) Flow-Through Tax Returns for the Group Companies and (Y) all income Tax Returns of Blocker, in each case, for any Pre-Closing Tax Period (including any such Tax Returns for a Straddle Period) and that are filed after the Closing Date in the manner set forth in this Section 7.09(b)(i), and Buyers shall timely file, or cause to be timely filed all such Tax Returns prepared pursuant to this Section 7.09(b)(i). Such Tax Returns shall be prepared in accordance with the past practice of the Group Companies and the terms of this Agreement to the extent permitted by applicable Legal Requirements. The Sellers’ Representative shall provide Buyers with drafts of all such Tax Returns no later than sixty (60) days prior to the due date for filing thereof (including applicable valid extensions) for Buyers’ review and comment. The Sellers’ Representative shall consider in good faith any comments reasonably proposed by Buyers. The Company shall make a Section 754 election on the federal income Tax Return of the Company for the period that ends on or includes the Closing Date if such election is not then currently in effect.

(ii) The income, gains, losses, deductions, credits and other Tax items of the Group Companies shall be allocated to the holders of Company Units between any taxable period (or portion thereof) ending on the Closing Date and the subsequent taxable period (or portion thereof) by using the “closing of the books method” as of the end of the Closing Date within the meaning of Section 706(d)(1) of the Code, to the maximum extent permitted by applicable Legal Requirements. For this purpose, the Parties agree that all Transaction Tax Deductions shall be reported in Pre-Closing Tax Periods (including the pre-Closing portion of any Straddle Period) to the maximum extent permitted by applicable Legal Requirements.

(iii) Blocker Buyer shall cause Blocker to join a “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) of which Blocker Buyer is the common parent effective as of the beginning of the date following the Closing Date. Neither Blocker Buyer nor Blocker shall make any election to ratably allocate items under Treasury Regulation Section 1.1502-76(b). To the extent permitted by applicable Legal Requirement, the Closing Date shall be treated as the last date of a taxable period of Blocker.

(c) Amended Returns; Tax Elections. Without the Sellers’ Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and unless required by applicable law (in which case Buyers shall notify the Sellers’ Representative in writing in advance of the act in question, and the notification shall describe in reasonable detail why the act in question is required by applicable law), Buyers and the Company shall not, and shall cause the Group Companies and Blocker not to, (i) amend any Flow-Through Tax Returns of the Group Companies or income Tax Returns of Blocker relating to (or that include) any Pre-Closing Tax Period, (ii) make any election that has retroactive effect to any Flow-Through Tax Returns of the Group Companies or income Tax Returns of Blocker for a Pre-Closing Tax Period, (iii) take any actions outside of the ordinary course of business on the Closing Date after the Closing that (x) increase Taxes to any holder of Company Units (or any direct or indirect beneficial owner of such holder) or the income Taxes of Blocker for any Pre-Closing Tax Period, (y) could result in adverse Tax consequences to any holder of Company Units (or any direct or indirect beneficial owner of such holder) or (z) could reduce any payment (or delay the timing of any payment) otherwise payable pursuant to Section 7.09(k), or (iv) initiate or enter into any voluntary disclosure agreement or program with any Governmental Authority with respect to any Flow-Through Tax Returns of the Group Companies relating to (or that include) any Pre-Closing Tax Period.

(d) Straddle Periods. For all purposes of this Agreement (including the calculation of the Blocker Adjustment Amount), in the case of any Tax period that includes, but does not end on, the Closing Date (a “Straddle Period”), the amount of any Taxes (or any Tax refund or credit related thereto) of the Group Companies or Blocker not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or similar items for the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire Tax period, multiplied by a fraction, (i) the numerator of which is the number of days in the Tax period ending on the Closing Date and (ii) the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes (or any Tax refund or credit related thereto) for a Straddle Period that relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.

(e) Tax Proceedings. In the event of any audit, assessment, examination, claim or other controversy or proceeding (a “Tax Proceeding”) relating to (X) Flow-Through Tax Returns of any Group Company for any Pre-Closing Tax Period (including a Flow-Through Tax Return for a Straddle Period) or (Y) income Tax Returns of Blocker for any Pre-Closing Tax Period that could reduce an amount payable pursuant to Section 7.09(k)(i), Buyers shall inform the Sellers’ Representative of such Tax Proceeding as soon as possible but in any event within ten (10) Business Days after the receipt by Buyers of notice thereof. Sellers’ Representative shall have the right, but not the obligation, to control any such Tax Proceeding, with counsel of its own choosing at its own expense. Buyers shall have the right to participate at their own expense in any Tax Proceeding that the Sellers’ Representative elects to control pursuant to this Section 7.09(e), including having an opportunity to comment on any written materials prepared in connection with any Tax Proceeding and attending any conferences relating to any Tax Proceeding. Neither Party shall settle any such Tax Proceeding without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) No Code Section 338 or 336 Election. Buyers shall not make, or permit to be made, any election under Section 338 or 336 of the Code or any similar provision of state, local, or non-U.S. Legal Requirements with respect to the transactions contemplated hereby.

(g) Cooperation and Tax Record Retention. The Parties shall promptly furnish to each other such information as either may reasonably request with respect to Tax matters relating to the Group Companies and Blocker for any taxable period beginning before the Closing Date, including by providing reasonable access to relevant books and records and making employees of the other Parties and the Group Companies reasonably available to provide additional information and explanation of any materials provided hereunder at the requesting Party’s expense. Notwithstanding anything else contained herein to the contrary, Buyers shall retain all books and records with respect to Tax matters pertinent to the Group Companies and Blocker relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority.

(h) Purchase Price Allocation. Within ninety (90) days following the Closing Date, the Buyers shall prepare a draft of an allocation of the portion of the purchase price (as determined for Tax purposes) allocable to purchase of the Company Units (other than the Blocker-Held Units) among the underlying assets of the Group Companies (the “Purchase Price Allocation”) in accordance with applicable Legal Requirements; provided that, the Buyers shall consult with the Sellers’ Representative regarding any valuation of such underlying assets in connection with the preparation of the Purchase Price Allocation, and the Sellers’ Representative shall have the right to review and comment with respect to any such valuation. Within thirty (30) days after Buyers’ delivery of the Purchase Price Allocation, the Sellers’ Representative shall deliver to the Buyers either a notice accepting the Purchase Price Allocation or a statement setting forth objections thereto and the basis for such objections. The Buyers and the Sellers’ Representative shall use good faith efforts to resolve any such objections. If they are unable to mutually agree on the Purchase Price Allocation, the parties will prepare and file the Purchase Price Allocation independently of each other. Notwithstanding anything to the contrary herein, the Tax Return prepared in accordance with Section 7.09(b) shall use the Purchase Price Allocation as determined by the Buyers.

(i) Tax Certificates. At or prior to the Closing, each Seller Party will provide Buyers with an IRS Form W-9. If the Buyers does not receive the applicable Tax Form from each Seller Party on or prior to the Closing, Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under the Code.

(j) Section 6226(a) Election. Notwithstanding anything to the contrary in this Agreement (including, for the avoidance of doubt, Section 7.09(e)), each of Buyers and Group Companies agrees that in the event that any audit, litigation or other proceeding with respect to Taxes of the Group Companies for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period) results in an “imputed underpayment” under Section 6225 of the Code (and any similar or corresponding provision of state or local Tax Legal Requirement) imposed on a Group Company, the Group Company may decide, in its sole discretion, to make a “push out” election under Section 6226(a) of the Code (and any analogous election under state or local Tax Legal Requirement, if applicable) with respect to such “imputed underpayment.” For the avoidance of doubt, the Group Company may make such an election without the consent of the Seller Parties.

(k) Tax Refunds.

(i) Blocker Seller shall be entitled to the amount of any income Tax refunds (including, for the avoidance of doubt, prepayments of Taxes or overpayments of estimated Taxes paid or in respect of years ending on or prior to the Closing Date) or any Tax credits received in lieu thereof (and any interest in connection therewith) in respect of any payment, prepayment or overpayment of Taxes (including estimated Taxes) paid in or with respect to any Pre-Closing Tax Period of Blocker and relating to the items specifically referenced in Schedule 7.09(k)(i) that are received by Buyers, Blocker or any of their Affiliates after the Closing (a “Blocker Tax Refund”), other than any such amounts that actually reduce the Blocker Tax Liability. Blocker Buyer will cause Blocker to request a cash refund in respect of any such Blocker Tax Refund. The Blocker Buyer shall promptly pay, or cause to be paid, over to Blocker Seller, by wire transfer of immediately available funds, any such amounts that Blocker Seller is entitled to pursuant to this Section 7.09(k)(i) within five (5) Business Days after the actual receipt of such Blocker Tax Refund (or with respect to any Blocker Tax Refund that is a Tax credit received in lieu of a Tax refund, upon the filing of the applicable Tax Return electing to apply such Blocker Tax Refund as a credit). Buyers, Blocker and their Affiliates shall use commercially reasonable efforts to promptly obtain, or cause to be obtained, any reasonably available Blocker Tax Refund. For the avoidance of doubt, such efforts shall include, as promptly as possible following the Closing Date, filing IRS Form 4466 and IRS Form 1139 (and any comparable form for state or local Tax purposes) to claim a refund, if any, for the overpayment of estimated income Taxes. Buyers shall cause Blocker not to waive (and shall elect to carryback, to the maximum extent available) the carryback of any net operating loss with respect to a loss arising in a taxable period or portion thereof ending on or prior to the Closing Date. Upon receipt of a written request from the Sellers’ Representative, Buyers shall provide the Sellers’ Representative with a calculation and supporting work papers setting forth the computation of any Blocker Tax Refunds after Buyers, Blocker or its Affiliate prepares and files the applicable IRS Form 1120 (or analogous income Tax Return) for the relevant taxable year. Any amounts paid to Blocker Seller pursuant to this Section 7.09(k)(i) will be treated as an adjustment to the purchase price for applicable Tax purposes unless otherwise required by applicable Legal Requirements.

(ii) The Seller Parties shall be entitled to the amount of any Tax refunds (including, for the avoidance of doubt, prepayments of Taxes or overpayments of estimated Taxes paid or in respect of years ending on or prior to the Closing Date) or any Tax credits received in lieu thereof (and any interest in connection therewith) in respect of any payment, prepayment or overpayment of Taxes (including estimated Taxes) paid in or with respect to any Pre-Closing Tax Period of any Group Company and relating to the items specifically referenced in Section 7.09(k)(ii) of the Disclosure Schedules that are received by Buyers, any Group Company, or any of their Affiliates after the Closing (a “Company Tax Refund”), other than any such amounts that actually reduce the Company Tax Liability; provided that, the amounts payable pursuant to this Section 7.09(k)(ii) shall not exceed the amounts set forth on Section 7.09(k)(ii) of the Disclosure Schedules. Buyers will cause the Group Companies to request a cash refund in respect of any such Company Tax Refund. Buyers will pay the amount of any Company Tax Refund (whether received as a refund or as a credit against or an offset of Taxes otherwise payable) as directed by the Sellers’ Representative within ten (10) days of receipt. Buyers will, if the Sellers’ Representative so requests, cause the relevant entity to file for and obtain any refunds or credits to which the Seller Parties may be entitled hereunder. Any amounts paid to the Seller Parties pursuant to this Section 7.09(k)(ii) will be treated as an adjustment to the applicable purchase price for applicable Tax purposes unless otherwise required by applicable Legal Requirements.

(l) Intended Tax Treatment. For U.S. federal and applicable state and local income Tax purposes, (i) the transaction described in Section 2.01(i) shall be treated as a taxable sale under Section 1001 of the Code by Blocker Seller of the Blocker Interests to Blocker Buyer, (ii) the transaction described in Section 2.01(ii)] and the contribution of Blocker-Held Units by Blocker to Company Buyer (collectively, the “Consolidation”) shall be treated as a “merger” (as described in Section 708(b)(2)(A) of the Code) of the Company and Company Buyer under the “assets-over” form (as described in Treasury Regulations Section 1.708-1(c)(3)(i)) with the resulting partnership being a continuation of Company Buyer and with the Company being terminated, (iii) with respect to the transfer of the Company Units (other than (x) the Company Units transferred in exchange for any PF Units and (y) the Blocker-Held Units), such transfer shall be treated as a sale of partnership interests (as described in Treasury Regulations Section 1.708-1(c)(4)) by Sellers to Company Buyer with this Agreement intended, and to be interpreted, so as to comply with the sale of a partnership interest within a merger election of Treasury Regulation Section 1.708-1(c)(4), (iv) Pubco B Stock received by Sellers pursuant to Section 2.01 shall be treated as part of the consideration received by Sellers in such sale of partnership interests as described in clause (iii) above, and such Pubco B stock shall be treated as having nominal value, and (v) the Consolidation shall not be treated as subject to Sections 704(c)(1)(B) or 737(a) of the Code (each and collectively, the “Intended Tax Treatment”). The Parties and their Affiliates shall file all Tax Returns in a manner consistent with the Intended Tax Treatment.

Section 7.10 Lease Guarantees. Buyers shall use commercially reasonable efforts to release the Seller Parties and any individuals affiliated with the Company or any of its Affiliates (“Lease Guarantors”) from the guarantees listed on Section 7.10 of the Disclosure Schedule (the “Lease Guarantees”) and replace the Lease Guarantees with a guarantee of Buyers or an Affiliate of Buyers, upon substantially the same terms as the Lease Guarantee being released, and to effect the full and unconditional release of the Lease Guarantors from all Lease Guarantees and all obligations and liabilities in respect thereof. Buyers and the Lease Guarantor shall consult with one another in good faith prior to incurring any costs or expenses related to the release, assumption, replacement or substitution of the Lease Guarantees, provided that such costs and expenses shall be borne solely by Buyers. If any individuals affiliated with the Company or any of its Affiliates remains as the guarantor of a Lease Guarantee following the Closing, without the prior written consent of such Lease Guarantor, none of Buyers or any of their respective Affiliates (i) shall amend, modify or extend, or permit any of its Subsidiaries or Affiliates to amend, modify or extend, any lease obligation (other than by exercise of an option to extend any such lease, or an automatic extension of any such lease, in each case in accordance with the terms of such lease as in effect on the Closing Date) in any manner that would extend the duration of any such Lease Guarantee or materially increase the obligations guaranteed and (ii) shall indemnify and hold harmless the Lease Guarantors from and against all losses, to the extent required to put the Lease Guarantors in the same economic position as if the obligations of the Lease Guarantors under the Lease Guarantees had been released at or prior to Closing. As soon as reasonably practicable after the date hereof, the Group Companies will provide a list of Leases that are guaranteed by one or more other Group Companies.

Section 7.11 Releases.

(a) Effective upon the consummation of the Closing, in consideration of the execution, delivery and performance by the Buyers of this Agreement, each of the Seller Parties, on behalf of itself and their Affiliates (each, a “Seller Releasing Party”) hereby releases, waives, acquits and forever discharges the Group Companies, Buyers and each of their respective Affiliates, together with their respective past and present officers, directors, partners, members, trustees, employees, stockholders, agents, attorneys and representatives (each, a “Buyer Released Party”), from any and all losses, liabilities, costs, expenses, claims, damages, actions, causes of action, or suits in law or equity, of whatever kind or nature that any Seller Releasing Party ever had or may now have against any Buyer Released Party and that have accrued or arisen prior to the Closing, in each case based on any fact or circumstance arising from such Seller Parties past or current ownership, as applicable, of any Equity Interests issued by the Company or Blocker (including any claims relating to actual or alleged breaches of fiduciary or other duties by the Company’s directors, officers or stockholders), whether based on contract or any Legal Requirement (including tort, statute, local ordinance, regulation or any comparable law) in any jurisdiction, including under California Civil Code Section 1542, which provides that “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”; provided, however, that nothing in this Section 7.11 shall or be deemed to release any rights or obligations of any Buyer Released Party or Seller Releasing Party (i) under any then-existing insurance policy of the Group Companies; (ii) as to accrued but unpaid compensation or benefits under any Benefit Plan; or (iii) for amounts owed pursuant to, or other rights set forth in, this Agreement and any Ancillary Agreement.

(b) Effective upon the consummation of the Closing, in consideration of the execution, delivery and performance by the Seller Parties of this Agreement, each of the Buyers, on behalf of itself and their Affiliates (each, a “Buyer Releasing Party”) hereby releases, waives, acquits and forever discharges the Seller Parties and each of their respective Affiliates, together with their respective past and present officers, directors, partners, members, trustees, employees, stockholders, agents, attorneys and representatives (each, a “Seller Released Party”), from any and all losses, liabilities, costs, expenses, claims, damages, actions, causes of action, or suits in law or equity, of whatever kind or nature that any Buyer Releasing Party ever had or may now have against any Seller Released Party and that have accrued or arisen prior to the Closing, whether based on contract or any Legal Requirement (including tort, statute, local ordinance, regulation or any comparable law) in any jurisdiction, including under California Civil Code Section 1542, which provides that “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY”; provided, however, that nothing in this Section 7.11 shall or be deemed to release any rights or obligations of any Seller Released Party or Buyer Releasing Party for amounts owed pursuant to, or other rights set forth in, this Agreement and any Ancillary Agreement.

Section 7.12 Access to Records after Closing. For a period of five (5) years after the date of the Closing, Buyers shall, and shall cause Blocker and the Group Companies to, provide the Sellers’ Representative and its Representatives with reasonable access to the books and records of Blocker and the Group Companies that are required to be retained under applicable Legal Requirements or in accordance with the historical document retention policies of the Group Companies. Such access will be afforded by the Company upon receipt of reasonable advance notice and during normal business hours. If the Company will desire to dispose of any such books and records prior to the expiration of such five (5)-year period, the Company will, prior to such disposition, notify the Sellers’ Representative and give the Sellers’ Representative and its authorized Representatives a reasonable opportunity to segregate and remove such books and records as such parties may select.

Section 7.13 Financing.

(a) Without limiting the Group Companies’ obligation to provide the cooperation expressly set forth in Section 7.13(d), Buyers acknowledge and agree that Sellers, Blocker Seller, Blocker and the Group Companies and their respective Affiliates have no responsibility for any financing that Buyers may raise in connection with the transactions contemplated hereby.

(b) To induce the Seller Parties to enter into this Agreement, Buyers hereby agree to hold and maintain available at all times prior to the Closing or valid termination of this Agreement in accordance with its terms unrestricted, immediately available cash in an amount equal to or in excess of the Minimum Available Cash Amount. Buyers hereby further agree that Buyers shall not, and shall cause their respective Affiliates not to, take any action or enter into any Contractual Obligation or commitments, or otherwise incur any liabilities or obligations that would reasonably be expected to result in Buyers being unable to hold and maintain unrestricted, immediately available cash in an amount equal to or in excess of the Minimum Available Cash Amount at the Closing and, subject to the terms and conditions of this Agreement, pay such cash at Closing in connection with the Closing Cash Payment to be made at the Closing pursuant to the terms of this Agreement.

(c) Buyers shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) obtain the Debt Financing and (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on terms and conditions (other than terms affecting yield to maturity) not materially less favorable in the aggregate to Buyers and their Affiliates than the terms of the Existing Securitization Debt; provided, that neither Buyers nor any of their Affiliates shall be obligated to obtain Debt Financing, or enter into definitive agreements with respect thereto, with a yield to maturity greater than the percentage set forth on Schedule 8.07. Buyers will keep the Company informed on a current basis and in reasonable detail of the status of their efforts to arrange the Debt Financing, and any material developments related thereto and, at the request of the Company, provide to such requesting party copies of the drafts and, upon the closing of the Debt Financing, executed versions, of the material definitive agreements for the Debt Financing.

(d) Prior to the Closing, the Group Companies agree to use reasonable best efforts to provide, and shall use reasonable best efforts to cause their officers, directors and employees to use reasonable best efforts to provide, in each case at Buyers’ sole expense, such cooperation as may be reasonably requested by Buyers in connection with the arrangement of the Debt Financing, and which is customary for financings of the type as the Debt Financing, including using reasonable best efforts to: (i) furnish Buyers and their financing sources the Debt Financing Financial Information in connection with the Offering Documents, (ii) reasonably assist Buyers with the preparation of appropriate and customary materials for offering and syndication documents, including offering memoranda, prospectuses, private placement memoranda, lender and investor presentations, offering documents and similar documents, and rating agency presentations, in each case, reasonably required in connection with the Debt Financing (all such documents and materials, collectively, the “Offering Documents”) (iii) participate in a reasonable number of customary lender or investor meetings, road shows, due diligence presentations and sessions with the rating agencies, in each case, upon reasonable advance notice of such events and customarily needed for financings of the type as the Debt Financing, (iv) provide Buyers all documentation and other information with respect to the Group Companies as shall have been reasonably requested in writing by Buyers at least ten (10) Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case no later than four (4) Business Days prior to the Closing Date, (v) reasonably assist Buyers with obtaining the Securitization Consent and (vi) assist with the preparation of definitive documents for the Debt Financing and the schedules and exhibits thereto, in each case, as may be reasonably requested by Buyers.

(e) Notwithstanding the foregoing, (A) such requested cooperation shall not (x) unreasonably disrupt or interfere with the business or the ongoing operations of the Group Companies or (y) cause significant competitive harm to the Group Companies if the transactions contemplated by this Agreement are not consummated, (B) nothing in this Section 7.13 shall require cooperation to the extent that it would (t) cause any condition to the Closing set forth in Article VII to not be satisfied or otherwise cause any breach of this Agreement, (u) require any Group Company or any of their Representatives to provide (1) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (2) any financial statements or financial information other than the Debt Financing Financial Information, (3) other than as set forth in the definition of Debt Financing Financial Information, subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (4) any Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, (5) other than as set forth in the definition of Debt Financing Financial Information, accountants’ cold comfort letters or reliance letters, (6) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes” or (7) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing, (v) require any Group Company to deliver or obtain opinions of internal or external counsel, (w) provide access to or disclose information where the Company determines in good faith that such access or disclosure could jeopardize the attorney client privilege, (x) as determined by the Company in good faith, be expected to conflict with or violate any applicable Legal Requirement or Contractual Obligation, (y) cause any Group Company to violate any obligation of confidentiality (not created in contemplation hereof) binding on any Group Company or (z) require any Group Company to waive or amend any terms of this Agreement or any other Contractual Obligation to which any Group Company is party, (C) other than with respect to costs and expenses for which arrangements for reimbursement pursuant to Section 7.13(f) and reasonably satisfactory to the Group Companies have been made, no Group Company nor any of their respective Representatives shall be required to incur or assume any cost, expense, liability or obligation in connection with the Debt Financing (or any potential Debt Financing) or agree to provide any indemnity in connection with the Debt Financing (or any potential Debt Financing) or their performance of their respective obligations under this Section 7.13 or any information utilized in connection therewith, (D) none of the Group Companies or their respective Representatives shall be required to take any action (other than as expressly set forth in Section 7.13(d) above, execute, deliver or enter into or perform any agreement, document or instrument with respect to the Debt Financing that is not contingent on the Closing Date and (E) the applicable directors and managers of the Group Companies shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained. To the extent that this Section 7.13 requires any Group Company’s cooperation with respect to any of Buyers’ (or any of their Affiliates’) obligations relating to the Debt Financing, Buyers shall not, and shall cause their Affiliates not to, increase any Group Company’s obligations under this Section 7.13 if the Group Companies have provided Buyers with the assistance required under this Section 7.13 with respect to the Debt Financing. The Company hereby consents to the use of its and each other Group Company’s logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or any other Group Company. Nothing hereunder will require any officer or Representative of the Company or any other Group Company to take any action that would subject such Person to actual or potential liability.

(f) None of the Group Companies shall have any liability to Buyers or any of their Affiliates in respect of any financial information or data or other information provided pursuant to this Section 7.13 (including financial statements). Buyers shall indemnify, defend and hold harmless each of the Group Companies and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing (or any potential Debt Financing) and the performance of their respective obligations under this Section 7.13 and any information utilized in connection therewith, except to the extent arising from the willful misconduct or fraud of the Group Companies. Buyers shall, promptly upon request of any Group Company, reimburse the Group Companies for all reasonable and documented out-of-pocket costs and expenses incurred by the Group Companies (including those of their respective Representatives) in connection with any cooperation related to the Debt Financing (or any potential Debt Financing).

(g) Notwithstanding anything to the contrary, the Group Companies shall be deemed to have complied with this Section 7.13 for all purposes of this Agreement (including Article VIII) unless the Debt Financing has not been obtained primarily as a result of the Group Companies’ Willful Breach of their obligations under this Section 7.13. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 7.13 represent the sole obligation of the Group Companies and each of their respective Representatives with respect to cooperation in connection with the arrangement of the Debt Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

Section 7.14 Financial Information. The Company will use its reasonable best efforts before the Closing to cooperate with and assist Buyers, at Buyers’ expense, in preparing to comply with Blocker Buyer’s obligations under applicable Legal Requirements to present financial statements and pro forma financial information pursuant to Items 2.01 and 9.01 of a Current Report on Form 8-K in connection with the transactions contemplated by this Agreement, including by preparing financial statements for applicable fiscal periods, engaging independent accountants to audit or review such financial statements as applicable, providing necessary or appropriate information to such accountants in furtherance of such audit or review, and other actions reasonably requested by any Buyer in furtherance of the foregoing; provided, that notwithstanding anything to the contrary contained herein, the limitations set forth in Section 7.13(e) (other than as relates to providing pro forma financial information) shall apply to this Section 7.14.

Section 7.15 Pre-Closing Reorganization. Blocker Seller shall, and shall cause its Affiliates to, consummate the Pre-Closing Reorganization (subject to immaterial deviations substantially consistent with Exhibit A that do not result in liability to any Buyer or any Affiliate of any Buyer) prior to the Closing.

Section 7.16 Insurance Premium Refunds. To the extent that, during the period that is ninety (90) days from and after the Closing, the Buyers, the Group Companies or any of their respective Affiliates actually receive any amounts remitted in cash as refunds for any unused insurance premiums relating to the insurance premiums paid by the Group Companies prior to the Closing, Buyers shall pay, or shall cause to be paid, to the Sellers the amount of such refunds (if any) within five (5) Business Days following the date that is ninety (90) days after the Closing to the accounts and in the proportions designated in writing by the Sellers’ Representative.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS

OF BUYERS AT THE CLOSING.

The obligation of Buyers to consummate the transactions contemplated hereby is subject to the fulfillment, or waiver by Buyers, of each of the following conditions:

Section 8.01 Representations and Warranties. (a) The representations and warranties made by the Company in Section 3.01(a), Section 3.02 and Section 3.05, Blocker in Section 4.01, Section 4.02 and Section 4.06 and the Seller Parties in Section 5.01, Section 5.02 and Section 5.06 will be true and correct in all respects (except for any de minimis inaccuracies) on the Closing Date as if remade on such date (other than those made as of a specified date, which will be true and correct in all respects (except for any de minimis inaccuracies) as of such specified date) and (b) all other representations and warranties made by the Company in Article III, Blocker in Article IV and the Seller Parties in Article V will be true and correct in all respects (without giving effect to any limitation or qualification as to “materiality,” “Material Adverse Effect” or similar materiality qualifiers, other than with respect to Section 3.06 and clause (c)(i) of Section 3.08) on the Closing Date as if remade on such date (other than those made as of a specified date, which will be true and correct in all respects as of such specified date), except, in the case of this clause (b), to the extent the failure of such representations and warranties to be so true and correct, individually or in the aggregate, will not have had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 8.02 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

Section 8.03 Performance. Each of the Seller Parties, Blocker and the Company will be in compliance in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

Section 8.04 Compliance Certificate. The Sellers’ Representative, Blocker and the Company will have delivered to Buyers a certificate in the form of Exhibit F dated as of the Closing Date, signed by a duly authorized Representative of each of the Sellers’ Representative, Blocker and the Company, certifying that the conditions set forth in Section 8.01 and Section 8.03 have been satisfied with respect to the Seller Parties, Blocker and the Company, as applicable.

Section 8.05 Qualifications. Any applicable waiting periods (and any extensions thereof) under the HSR Act or any other applicable Antitrust Laws will have expired or otherwise been terminated.

Section 8.06 No Injunction. There will be no Government Order in effect which would prevent consummation of the transactions contemplated hereby.

Section 8.07 Financing. Buyers shall have obtained the Debt Financing on terms and conditions not materially less favorable in the aggregate to Buyers and their Affiliates than the terms of the Existing Securitization Debt, with a yield to maturity not greater than such percentage set forth on Schedule 8.07, in an amount which, together with the Minimum Available Cash Amount, is at least sufficient to pay the Closing Cash Payment.

Section 8.08 Landlord Consents. The Company shall have provided Buyers with reasonably satisfactory evidence of the Securitization Consent.

ARTICLE IX

CONDITIONS TO THE SELLER PARTIES’

AND THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligation of the Seller Parties and the Company to consummate the transactions contemplated hereby is subject to the fulfillment, or waiver by the Company, of each of the following conditions:

Section 9.01 Representations and Warranties. The representations and warranties of Buyers contained in this Agreement will be true and correct on the Closing Date as if remade on such date, except for such failures to be true and correct that do not, and would not reasonably be expected to, restrain, enjoin or have a material adverse effect on the ability of Buyers to consummate the transactions contemplated hereby.

Section 9.02 Performance. Buyers will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

Section 9.03 Compliance Certificate. Buyers will have delivered to the Company and the Sellers’ Representative a certificate in the form of Exhibit G, dated as of the Closing Date, signed by duly authorized Representatives of Buyers, certifying that the conditions set forth in Section 9.01 and Section 9.02 have been satisfied.

Section 9.04 Qualifications. Any applicable waiting periods (and any extensions thereof) under the HSR Act or any other applicable Antitrust Laws will have expired or otherwise been terminated.

Section 9.05 No Injunction. There will be no Government Order in effect which would prevent consummation of the transactions contemplated hereby.

ARTICLE X

TERMINATION.

Section 10.01 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Buyers and the Company;

(b) by either Buyers, on the one hand, or the Company, on the other hand if a final, nonappealable Government Order permanently enjoining or otherwise prohibiting the transactions contemplated hereby has been issued by a Governmental Authority of competent jurisdiction;

(c) by either Buyers, on the one hand, or the Company, on the other hand, if the Closing has not occurred on or before 5:00 p.m. PST on April 30, 2022, which date may be extended from time to time by mutual written consent of Buyers and the Company (such date, as so extended from time to time, the “Termination Date”); provided, that neither Buyers, on the one hand, nor the Company, on the other hand may terminate this Agreement pursuant to this Section 10.01(c) if (x) in the case of Buyers, any Buyer or (y) in the case of the Company, either the Company or a Seller Party, is in material breach of any of its obligations hereunder and such material breach would cause, or would result in, the failure of the Closing to occur prior to the Termination Date;

(d) by the Company if (i) any of the representations and warranties of any Buyer contained in this Agreement are not true and correct such that the condition set forth in Section 9.01 would not be satisfied or (ii) a Buyer has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 9.02 would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the transactions contemplated hereby at the time established for such consummation pursuant to Section 2.01 or, (B) if curable, continues unremedied at the earlier of the Termination Date and the thirtieth (30th) day following notice of such breach; or

(e) by Buyers if (i) any of the representations and warranties of the Company, Blockers or the Seller Parties contained in this Agreement are not true and correct such that the condition set forth in Section 8.01 would not be satisfied or (ii) and of the Company, Blocker or the Seller Parties has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 8.03 would not be satisfied, and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the transactions contemplated hereby at the time established for such consummation pursuant to Section 2.01 or, (B) if curable, continues unremedied at the earlier of the Termination Date and the thirtieth (30th) day following notice of such breach.

Any Party desiring to terminate this Agreement will give written notice of such termination to the other Parties.

Section 10.02 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.01, this Agreement (other than the provisions of this Article X, Section 7.05 (Public Announcements; Confidentiality), Section 7.06 (Expenses) and Article XI (Miscellaneous), as well as any defined terms used in such sections, which will survive such termination) will then be null and void and have no further force and effect and all other rights and liabilities of the Parties hereunder will terminate without any liability of any Party to any other Party or other Person, except for liabilities arising in respect of Willful Breach under this Agreement by any Party prior to such termination. For purposes of this Agreement, “Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement on the part of the breaching party with the knowledge that that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the objective of the act or failure to act.

ARTICLE XI

MISCELLANEOUS.

Section 11.01 Survival. The Parties hereto, intending to modify any applicable statute of limitations, agree that the representations and warranties, and covenants and agreements that are required to be performed prior to Closing, of the Company, Blocker or the Seller Parties contained in this Agreement or any certificate delivered under Article VIII of this Agreement and the representations and warranties, and covenants and agreements that are required to be performed prior to Closing, of Buyers contained in this Agreement or any certificate delivered under Article VIII shall not survive beyond the Closing, such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought after the Closing with respect thereto against any of the Seller Parties, Sellers’ Representative or Buyers or any of their respective Related Persons, and there shall be no liability in respect thereof, whether such liability has accrued prior to, as of or after the Closing, on the part of any of Blocker, the Group Companies, the Seller Parties, Sellers’ Representative, any Buyer or any of their respective Related Persons, except on the part of the Sellers’ Representative or Buyers for those covenants and agreements of the Sellers’ Representative contained herein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants and agreements shall survive the Closing in accordance with their respective terms only to the extent and for such period as shall be required for the Sellers’ Representative or Buyers, as applicable, to complete the performance required thereby). Notwithstanding anything to the contrary in this Agreement, (a) nothing herein will limit any party’s rights with respect to Fraud; provided, that in no event shall any Seller Party’s liability with respect to Fraud exceed the proceeds received by such Seller Party under this Agreement and (b) this Section 11.01 is not intended to limit the survival periods contained in any R&W Policy, which shall contain survival periods that shall control for purposes thereunder.

Section 11.02 Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by email. Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) upon transmission, if sent by email (provided, that no “message undeliverable” or similar automatic notification is received by the sender) or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or to such other address or addresses or numbers as such Party may subsequently designate to the other parties by notice given hereunder:

If to the Sellers’ Representative, or (prior to the Closing) to the Company or the Seller Parties:

TSG7 A AIV III, L.P.

c/o TSG Consumer Partners LP

1100 Larkspur Landing Circle

Suite 360

Larkspur, CA 94939

Attention: Michael Layman; Pierre LeComte

E-mail: [Redacted]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: Paul Van Houten

Email: [Redacted]

If to Buyers, to:

Planet Fitness, Inc.

4 Liberty Lane West

Hampton, NH 03842

Attention: Dorvin Lively, Tom Fitzgerald and Justin Vartanian

Email: [Redacted]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: Tom Fraser

Email: [Redacted]

Each of the parties to this Agreement may specify a different address or addresses by giving notice in accordance with this Section 11.02 to each of the other parties hereto.

Section 11.03 Succession and Assignment; No Third-Party Beneficiaries. This Agreement is binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, and any attempt to do so will be null and void ab initio; provided, that Buyers may pledge or assign their rights hereunder as collateral security in connection with the Debt Financing but any such assignment will not relieve Buyers of any of their obligations hereunder. Except as expressly provided herein (including in Section 7.07 and Section 7.08), this Agreement is for the sole benefit of the Parties and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing sentence, it is hereby acknowledged and agreed by the Parties that each of the Seller Parties is intended to be an express third-party beneficiary of the right to receive the consideration due to such Seller Party under Article II and any additional amounts payable thereto under this Agreement. The rights granted pursuant to the immediately preceding sentence of this Section 11.03 will be enforceable only by the Sellers’ Representative in its sole and absolute discretion, on behalf of the Seller Parties.

Section 11.04 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyers, the Company and the Sellers’ Representative, or in the case of a waiver, by the Party against whom the waiver is to be effective (with the Sellers’ Representative acting on behalf of the Seller Parties, the Blocker and the Company). No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 11.05 Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

Section 11.06 Counterparts; Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. This Agreement will become effective when duly executed and delivered by each Party. Counterpart signature pages to this Agreement may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 11.07 Provisions Concerning the Sellers’ Representative.

(a) Appointment. By executing this Agreement, and without any further act of any of the Seller Parties, each Seller Party shall be deemed to have approved the designation of, and hereby designates, TSG7 A AIV III, L.P. to act as their true and lawful Representative, attorney-in-fact, agent and proxy (the “Sellers’ Representative”) under this Agreement and the Ancillary Agreements, for and on behalf of the Seller Parties, to give and receive notices and communications and to take any and all action on behalf of the Seller Parties pursuant to this Agreement and in connection with the transactions contemplated hereby. The Person acting as the Sellers’ Representative may be changed from time to time by approval of the holders of a majority of the outstanding Company Units immediately prior to the Closing (prior to giving effect to the Pre-Closing Reorganization or the Blocker Purchase), upon not less than fifteen (15) calendar days’ prior written notice to Buyers and the current Sellers’ Representative. Any vacancy in the position of the Sellers’ Representative may be filled by approval of the holders of a majority of the outstanding Company Units immediately prior to the Closing (prior to giving effect to the Pre-Closing Reorganization or the Blocker Purchase). No bond will be required of the Sellers’ Representative, and the Sellers’ Representative will not receive compensation for its services; provided, that the Sellers’ Representative will be entitled to reimbursement of expenses pursuant to Section 11.07(c). Notices or communications to or from the Sellers’ Representative will constitute notice to or from each of the Seller Parties.

(b) Actions of the Sellers’ Representative. A decision, act, consent or instruction of the Sellers’ Representative will constitute a decision of all of the Seller Parties and will be final, conclusive and binding upon each of the Seller Parties and Buyers may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each of the Seller Parties. Each of Buyers and the Company is hereby relieved from any liability to any Person for any acts done by any of Buyers and the Company in accordance with such decision, act, consent or instruction of the Sellers’ Representative, including any such decision, act, consent or instruction relating to the Consideration Schedule. The Sellers’ Representative will not be held liable by any holder of Equity Interests of the Company or Blocker for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Sellers’ Representative pursuant to this Agreement, except in the case of the Sellers’ Representative’s willful misconduct. The Sellers’ Representative will be entitled to rely on the advice of counsel, public accountants or other experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any holder of Equity Interests of Blocker or any holder of Equity Interests of the Company for any action taken or omitted to be taken in good faith based on such advice. The Sellers’ Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of any holder of Equity Interests of Blocker or any holder of Equity Interests of the Company hereunder, and Buyers agree that they will not look to the personal assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by any of the holders of Equity Interests of Blocker or any holder of Equity Interests of the Company hereunder.

(c) Sellers’ Representative Expense Fund Amount. The Sellers’ Representative Expense Amount will be used to pay costs, fees and expenses incurred by or for the benefit of the Seller Parties on or after the Closing Date and will be paid or distributed at the direction of the Sellers’ Representative. In the event that any amount is owed by the Sellers’ Representative, whether for fees, expense reimbursement or otherwise, that is in excess of the Sellers’ Representative Expense Amount (or after any or all of the Sellers’ Representative Expense Amount has been dispersed to the Seller Parties), the Sellers’ Representative will be entitled to be reimbursed by the Seller Parties for the shortfall.

Section 11.08 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 11.09 Governing Law. This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.10 Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Subject to the provisions of Section 2.04(d) (which will govern any dispute arising thereunder), each of the Parties, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom decline to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court) for the purpose of any Action among any of the Parties, including without limitation any such Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each of the Parties agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby, such Party shall bring such Action only in the State of Delaware. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each of the Parties hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.02, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 11.11 Certain Matters of Construction.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b) Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.

(c) Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including without limitation, (v) any reference to “$” or “dollars” means United States dollars, (vi) references to a particular law or regulation include such law or regulation and all rules and regulations thereunder and any successor law, rule or regulation, in each case as amended or otherwise modified from time to time and (vii) references to a particular agreement or other document as of a given date means the agreement or other document as amended, supplemented and modified from time to time through such date.

(d) Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

(e) References to “days” shall refer to calendar days unless Business Day are specified. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

Section 11.12 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.13 Specific Performance, etc.

(a) Each of the Parties agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. Each of the Parties acknowledges and agrees that (i) the other Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond or other surety, this being in addition to any other remedy to which such other parties are entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated hereby and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law.

Section 11.14 If the Company brings any Action in accordance with this Section 11.13 for an injunction or to enforce specifically the performance of any of the covenants or agreements in this Agreement prior to the Closing, the Termination Date shall automatically be extended to the date that is the fifth (5th) Business Day after the Governmental Authority presiding over such Action issues a final order or judgment that is no longer subject to appeal or such later date as may be established by such court.

Section 11.15 Limitation on Recourse. Notwithstanding anything to the contrary in this Agreement, no claim arising in whole or in part out of or related to this Agreement, the negotiation, interpretation, construction, validity or enforcement of this Agreement or the transactions contemplated hereby (whether sounding in contract, tort, statute or otherwise) shall be brought or maintained by or on behalf of any Party or their respective Affiliates or their respective successors or permitted assigns against any Person not a Party hereto. Without limitation of the foregoing, no claim described in the immediately preceding sentence shall be brought or maintained against any past, present or future officer, director, employee, agent, general or limited partner, manager, management company, member, stockholder, equity holder, controlling Person, Representative or Affiliate, or any heir, executor, administrator, successor or assign of any of the foregoing, of Buyers, the Company, the Seller Parties or the Sellers’ Representative or any of their respective Affiliates, as applicable, and no recourse shall be had against any of them in respect of any such claim, including in connection with any alleged misrepresentation or inaccuracy in or breach of or omission in any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder. Notwithstanding the foregoing, nothing in this Section 11.15 will preclude any party to the Escrow Agreement from making any claim thereunder, to the extent permitted therein.

Section 11.16 Disclosure Schedules. The Disclosure Schedules are arranged in sections corresponding to the Sections of this Agreement for the convenience of the Parties, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty in Article III or Article IV of this Agreement shall be deemed adequately disclosed as an exception with respect to all representations and warranties in Article III and Article IV of this Agreement to the extent that the relevance of such item to such other representations or warranties is reasonably apparent on its face (without an examination of underlying documents). The Disclosure Schedules are not intended to constitute, and shall not be construed as constituting, representations and warranties of Blocker or the Company. The inclusion of any item in the Disclosure Schedules is not intended to imply that such item so included (or any non-disclosed item or information of comparable or greater significance) is or is not required to be disclosed in the Disclosure Schedules, is or is not material to the Seller Parties, Blocker or the Group Companies, or is within or outside of the ordinary course of business, and no Person may use the fact of the inclusion of any item in the Disclosure Schedules in any dispute or controversy involving such Person as to whether any obligation, item or matter not included in the Disclosure Schedules is or is not required to be disclosed therein, is or is not material to the Seller Parties, Blocker or the Group Companies, or is within or outside of the ordinary course of business. The information contained in this Agreement, in the Disclosure Schedules, and the Exhibits hereto and thereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any Person of any matter whatsoever, including any violation of any Legal Requirement or Contractual Obligation.

Section 11.17 Attorney-Client Privilege; Waiver of Conflicts of Interest. Ropes & Gray LLP, North Point Mergers and Acquisitions, Inc. and RSM US LLP (the “Advisors”) have acted as legal counsel, financial advisors and accountants to Blocker Seller, the Company and certain of the Seller Parties prior to the Closing with respect to various matters, including the transactions contemplated hereby and by acting as legal counsel to certain of the Seller Parties and their Affiliates with respect to their investment in the Company, and may continue following the Closing to represent certain of the Sellers Parties and their Affiliates with respect to various matters, including the transactions contemplated hereby and their investment in the Company. Each of the Parties, on behalf of themselves and each of their respective Affiliates, hereby waives any conflicts of interest that may arise in connection with the representation by the Advisors of Blocker Seller, the Company, or any of the Seller Parties or their Affiliates with respect to any matters that have already occurred or that may arise in the future, including the transactions contemplated hereby and acting as legal counsel, financial advisors or accountants to certain of the Seller Parties and their Affiliates with respect to their investment in the Company. All communications that involve attorney-client confidences and that have arisen or may arise in the future between Blocker Seller or any of the Group Companies, on the one hand, and Ropes & Gray LLP, on the other hand and that involve the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be confidences which that belong solely to the Sellers’ Representative, and no other Person shall have any access thereto. Furthermore, all communications that involve attorney-client confidences and that have arisen or may arise in the future with respect to any representation by Ropes & Gray LLP of any Seller Party or any Affiliate thereof with respect to such Seller Party’s or Affiliate’s investment in the Company (including any that may have arisen or which may in the future arise in connection with the transactions contemplated hereby) shall be deemed to be attorney-client confidences that belong solely to such Seller Party or Affiliate, and no other Person shall have any access thereto. Without limitation of the foregoing, no Person may use or rely on any communications described in the immediately preceding sentence in any claim, dispute, action, suit or proceeding against or involving any of the Seller Parties or any of their Affiliates. Notwithstanding the foregoing, if after the Closing a dispute arises between Buyers or one or more of its Subsidiaries (including the Group Companies), on the one hand, and a third party other than (and unaffiliated with) any of the Seller Parties or their Affiliates, on the other hand, then Buyers or such Subsidiary (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Ropes & Gray LLP; provided, that neither Buyers nor any of its Subsidiaries may waive such privilege without the prior written consent of the Sellers’ Representative. This Section 11.16 is for the benefit of the Sellers’ Representative and the Advisors, which are intended third-party beneficiaries of this Section 11.16. This Section 11.16 shall be irrevocable, and no term of this Section 11.16 may be amended, waived or modified, without the prior written consent of the Sellers’ Representative and the Advisors.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Equity Purchase Agreement as of the date first written above.

BLOCKER SELLER:	TSG7 A AIV III HOLDINGS-A, L.P.

	By:	TSG7 A Management L.L.C., its general partner

	By:	/s/ James L. O’Hara
Name: James L. O’Hara
Title: Authorized Signatory

BLOCKER:	TSG7 A AIV III HOLDINGS, L.P.

	By:	TSG7 A Management L.L.C., its general partner

	By:	/s/ James L. O’Hara
Name: James L. O’Hara
Title: Authorized Signatory

COMPANY:	SUNSHINE FITNESS GROWTH HOLDINGS, LLC

	By:	/s/ Eric Dore
Name: Eric Dore
Title: Authorized Officer

SELLERS:	TSG7 A AIV III, L.P.

By: TSG7 A Management L.L.C., its general partner

	By:	/s/ James L. O’Hara
	Name:	James L. O’Hara

SUNSHINE FITNESS GROUP HOLDINGS, LLC

By: TSG7 A Management L.L.C., its sole manager

	By:	/s/ James L. O’Hara
	Name:	James L. O’Hara

/s/ Eric Dore
Name: Eric Dore

/s/ Shane McGuiness
Name: Shane McGuiness

/s/ Joseph Landau
Name: Joseph Landau

/s/ Michael Hicks
Name: Michael Hicks

The Shannon Dowler Irrevocable GST Trust of 2018

	By:	/s/ Heather Robinson
	Name:	Heather Robinson
	Title:	Trustee

The Glenn Dowler Irrevocable GST Trust of 2018

By:	/s/ Heather Robinson
Name:	Heather Robinson
Title:	Trustee

The David W. Blevins Irrevocable GST Trust of 2020

By:	/s/ Glenn Dowler
Name:	Glenn Dowler
Title:	Trustee

The Heather L. Blevins Irrevocable GST Trust of 2020

By:	/s/ Glenn Dowler
Name:	Glenn Dowler
Title:	Trustee

SELLERS’ REPRESENTATIVE:	TSG7 A AIV III, L.P.
By: TSG7 A Management L.L.C., its general partner

	By:	/s/ James L. O’Hara
	Name:	James L. O’Hara

BUYERS:	PLANET FITNESS, INC.

	By:	/s/ Christopher Rondeau
	Name:	Christopher Rondeau
	Title:	Chief Executive Officer

PLA-FIT HOLDINGS, LLC

	By:	/s/ Christopher Rondeau
	Name:	Christopher Rondeau
	Title:	Chief Executive Officer

ii

Exhibit D

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is entered into as of February 10, 2022, by and among Planet Fitness, Inc., a Delaware corporation (“Blocker Buyer”), Pla-Fit Holdings, LLC, a Delaware limited liability company (“Company Buyer” and together with Blocker Buyer, each a “Buyer” and collectively, “Buyers”) and the Persons set forth on Schedule I hereto (the “Holders” and each, a “Holder”). Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, Buyers, TSG7 A AIV III Holdings-A, L.P., a Delaware limited partnership (“Blocker Seller”), TSG7 A AIV III Holdings, L.P., a Delaware limited partnership (“Blocker”), Sunshine Fitness Growth Holdings, LLC, a Delaware limited liability company (the “Company”), and TSG7 A AIV III, L.P., in its capacity as the Sellers’ Representative and certain Sellers entered into an Equity Purchase Agreement, dated as of January 10, 2022 (the “Purchase Agreement”), pursuant to which Blocker Seller will sell to Blocker Buyer and Blocker Buyer will purchase from Blocker Seller, all of the issued and outstanding limited partnership interests of Blocker and Sellers will sell to Company Buyer and Company Buyer will purchase from Sellers, all of the Company Units (other than the Blocker-Held Units) (the “Transaction”);

WHEREAS, pursuant to the Purchase Agreement, the Blocker Seller will receive shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Blocker Buyer as part of the consideration of the Transaction; and

WHEREAS, pursuant to the Purchase Agreement, Sellers will receive membership interests of Company Buyer (the “Units”), together with corresponding shares of Class B common Stock, par value $0.0001 of Blocker Buyer (“Class B Common Stock”, together with the Class A Common Stock, the “Common Stock”) as part of the consideration of the Transaction.

WHEREAS, in connection with the Transaction, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of the Units and Common Stock (collectively, the “Securities”).

NOW, THEREFORE, the Buyers and each Holder, severally and not jointly, each agree as follows:

1. Lock-Up Provisions. Each Holder agrees that such Holder will not, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (A) with respect to 50% of the Securities received by the Holder in the Transaction, the one (1) year anniversary of the date of the Closing; (B) with respect to 25% of the Securities received by the Holder in the Transaction, the earlier of (w) one Business Day after the Blocker Buyer has publicly furnished its earnings release under Item 2.02 of Form 8-K for the fiscal year ended December 31, 2021 or (x) the date the Blocker Buyer is obligated to file its annual report on Form 10-K for the fiscal year ended December 31, 2021 and (C) with respect to an additional 25% of the Securities received by the Holder in the Transaction, the earlier of (y) one Business Day after the Blocker Buyer has publicly furnished its earnings release under Item 2.02 of Form 8-K for the fiscal quarter ended March 31, 2022 or (z) the date the Blocker Buyer is obligated to file its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2022, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Securities, or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Securities or such other securities, in cash or otherwise.

2. Permitted Transfers. The restrictions and obligations contemplated by Section 1 of this Agreement shall not apply to: (a) transfers of Securities or securities convertible into or exercisable or exchangeable for Securities (i) if the undersigned is an individual, (A) to an immediate family member or a trust formed for the benefit of an immediate family member or (B) by bona fide gift, will or intestacy, (ii) if the undersigned is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the undersigned, including investment funds or other entities under common direct or indirect control or management with the undersigned, or (B) any distribution or dividend to direct or indirect equity holders (including, without limitation, general or limited partners and members) of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders) or (iii) if the undersigned is a trust, to a grantor or beneficiary of the trust; (b) the exercise of options to purchase Securities or the receipt of Securities upon the vesting of restricted stock awards, and any related transfer of Securities to the Company (i) deemed to occur upon the cashless exercise of such options or (ii) for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options or as a result of the vesting of such Securities under such restricted stock awards (or the disposition to the Company of any shares of restricted stock granted pursuant to the terms of any employee benefit plan); provided that any Securities received upon the exercise of such options or the vesting of such restricted stock awards shall be subject to the restrictions and obligations contemplated by this Agreement; (c) transfers by the undersigned of securities acquired in the open market following the Closing Date; and (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Securities; provided that such plan does not provide for the transfer of Securities during the Lock-Up Period referred to above and no filing or other public announcement shall be required or shall be voluntarily made during such Lock-Up Period by the undersigned or the Company as a result of the establishment of any such plan; provided, that in the case of any transfer or distribution pursuant to clause (a), such transfer or distribution is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to the Buyers a lock-up letter in the form of Section 1 and 2 of this Agreement; and provided, further that in the case of any transfer or distribution pursuant to clause (a), (b) or (c) that no filing by the undersigned or, with respect to clause (a), any recipient of the shares transferred, in each case, under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution, in each case during the Lock-Up Period referred to above. For purposes of this paragraph, “immediate family” means any relationship by blood, marriage, domestic partnership or adoption, not more remote than a first cousin.

3. Notwithstanding the foregoing, this Agreement shall not restrict the undersigned from entering into any option or contract to sell, any agreement containing an option to purchase, any contract to purchase, any voting agreement or granting of a proxy, or the transfer of Securities or any security convertible into or exercisable or exchangeable for Securities, in each case in connection with a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Securities involving a change of control of the Blocker Buyer, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Securities owned by the undersigned shall remain subject to the restrictions contained in this Agreement, provided further that any Securities not transferred in connection with the tender offer, merger, consolidation or other such transaction shall remain subject to the restrictions contained in this Agreement and provided further that any Securities transferred in connection with the tender offer, merger, consolidation or other such transaction shall remain subject to the restrictions contained in this Agreement.

4. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5. The Holder hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the Holder.

6. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing, executed by the Company and the Holders holding a majority of the shares then held by the Holders in the aggregate as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 6 shall be null and void, ab initio.

7. Except as set forth herein (including pursuant to a transfer permitted under Section 2 hereof), no party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on Holder and each of its respective successors, heirs and assigns and permitted transferees.

8. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any joinder to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

10. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

BLOCKER BUYER:

PLANET FITNESS, INC.

By:
Name: Christopher Rondeau
Title: Chief Executive Officer

COMPANY BUYER:

PLA-FIT HOLDINGS, LLC

By:
Name: Christopher Rondeau
Title: Chief Executive Officer

HOLDER:

[•]

By:
Name:
Title:

Exhibit E

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of February 10, 2022, is made by and between Planet Fitness, Inc., a Delaware corporation (the “Company”) and the Persons set forth on Schedule I hereto (the “Holders” and each, a “Holder”). Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS:

WHEREAS, the Company, Pla-Fit Holdings, LLC, a Delaware limited liability company (“Company Buyer”), TSG7 A AIV III Holdings-A, L.P., a Delaware limited partnership (“Blocker Seller”), TSG7 A AIV III Holdings, L.P., a Delaware limited partnership (“Blocker”), Sunshine Fitness Growth Holdings, LLC, a Delaware limited liability company, and TSG7 A AIV III, L.P., in its capacity as the Sellers’ Representative and certain Sellers entered into an Equity Purchase Agreement, dated as of January 10, 2022 (the “Purchase Agreement”), pursuant to which Blocker Seller will sell to the Company and the Company will purchase from Blocker Seller, all of the issued and outstanding limited partnership interests of Blocker and Sellers will sell to Company Buyer and Company Buyer will purchase from Sellers, all of the Company Units (other than the Blocker-Held Units) (the “Transaction”);

WHEREAS, pursuant to the Purchase Agreement, the Blocker Seller will receive shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company as part of the consideration of the Transaction;

WHEREAS, pursuant to the Purchase Agreement, Sellers will receive membership interests of Company Buyer (“Units”), together with corresponding shares of Class B common Stock, par value $0.0001 of the Company (“Class B Common Stock”, together with the Class A Common Stock, the “Common Stock”) as part of the consideration of the Transaction that together are exchangeable for Class A Common Stock;

WHEREAS, the Company has required, as a condition to its willingness to enter into this Agreement, that the Company and Holders, simultaneously herewith, enter into a lock-up agreement, dated as of the date hereof, on terms substantially similar to those set forth on Exhibit A hereto (as may be amended, the “Lock-Up Agreement”); and

WHEREAS, in connection with the Transaction, the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Company and each Holder, severally and not jointly, agrees as follows:

1.	Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Agreement” has the meaning set forth in the preamble.

“Allowed Delay” has the meaning set forth in Section 2(c)(ii).

“Company” has the meaning set forth in the preamble.

“Constructive Primary Offering” has the meaning set forth in Section 2(e).

“Cut Back Shares” has the meaning set forth in Section 2(e).

“Effectiveness Deadline” means, with respect to the Registration Statement, the fifteenth (15th) calendar day following the Filing Deadline (or, in the event the SEC reviews and has written comments to the Registration Statement, the forty-fifth (45th) calendar day following the Filing Deadline) and; provided, however, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business.

“Effectiveness Period” has the meaning set forth in Section 3(a).

“Filing Deadline” has the meaning set forth in Section 2(a)(i).

“Inspectors” has the meaning set forth in Section 3(k).

“Holder” has the meaning set forth in the preamble.

“Holder Information” has the meaning set forth in Section 5(b).

“Losses” has the meaning set forth in Section 5(a).

“Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the 1933 Act.

“Purchase Agreement” has the meaning set forth in the recitals.

“Qualification Date” has the meaning set forth in Section 2(a)(ii).

“Qualification Deadline” has the meaning set forth in Section 2(a)(ii).

“Questionnaire” has the meaning set forth in Section 4(a).

“Records” has the meaning set forth in Section 3(k).

“Register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such Registration Statement or document.

“Registrable Securities” means (i) the Class A Common Stock (including Class A Common Stock issued upon exchange of Units) and (ii) any other securities issued or issuable with respect to or in exchange for Class A Common Stock (including Units, together with Class B Common Stock); provided, that a security shall cease to be a Registrable Security upon (A) sale pursuant to a Registration Statement or Rule 144 under the 1933 Act, or (B) such security becoming eligible for sale without restriction by the Holder holding such security pursuant to Rule 144 without any manner of sale or volume limitations and without the requirement for the Company to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the 1933 Act.

“Registration Statement” means any registration statement of the Company under the 1933 Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Required Holders” means the Holders holding a majority of the Registrable Securities outstanding from time to time.

“Restriction Termination Date” has the meaning set forth in Section 2(e).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Restrictions” has the meaning set forth in Section 2(e).

“Shelf Registration Statement” has the meaning set forth in Section 2(a)(ii).

“TSG Holder” means any Holder that is any investment fund or other entity under common direct or indirect control or management with TSG7 A AIV III Holdings-A, L.P.

2.	Registration.

a.	Registration Statements.

i.

No later than the Business Day after the Company has filed its Form 10-K for the fiscal year ended December 31, 2021 (the “Filing Deadline”), the Company shall file with the SEC one Registration Statement covering only the resale of the Registrable Securities that will be eligible for sale free from any contractual restriction under the Lock-Up Agreement within one (1) year after the Closing pursuant to a customary, broad plan of distribution reasonably acceptable to the Holders. Such Registration Statement also shall cover, to the extent allowable under the 1933 Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities. Such Registration Statement (and each amendment or supplement thereto) shall be provided in accordance with Section 3(c) to the Holders prior to its filing or other submission. Further, the Company shall provide a draft of the Registration Statement to the Holder for review at least five (5) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with the Holder’s review. The Company will use commercially reasonable efforts to file its Form 10-K for the fiscal year ended December 31, 2021 as promptly as practicable after publicly furnished its earnings release under Item 2.02 of Form 8-K for the fiscal year ended December 31, 2021.

ii.

The Registration Statement referred to in Section 2(a)(i) shall be an automatic shelf registration statement on Form S-3. In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on such other form as is available to the Company and (ii) so long as Registrable Securities remain outstanding, promptly following the date (the “Qualification Date”) upon which the Company becomes eligible to use a registration statement on Form S-3 to register the Registrable Securities for resale, but in no event more than thirty (30) days after the Qualification Date (the “Qualification Deadline”), file a registration statement on Form S-3 covering the Registrable Securities (or a post-effective amendment on Form S-3 to a registration statement on Form S-1) (a “Shelf Registration Statement”) and use commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective as promptly as practicable thereafter; provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Shelf Registration Statement covering the Registrable Securities has been declared effective by the SEC.

b.

Expenses. The Company will pay all expenses associated with each Registration Statement, including (i) filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws and listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold and (ii) the reasonable and documented expenses of one counsel for the Holders in connection with the Registration Statement, such amount in this clause (ii) not to exceed $50,000.

c.	Effectiveness.

i.

The Company shall use commercially reasonable efforts to have each Registration Statement declared effective as soon as practicable after such Registration Statement has been filed with the SEC, but no later than the Effectiveness Deadline. By 5:30 p.m. (Eastern time) on the Business Day following the date on which the Registration Statement becomes or is declared effective by the SEC, the Company shall file with the SEC, in accordance with Rule 424 under the 1933 Act, the final prospectus to be used in connection with sales pursuant to such Registration Statement. The Company shall notify the Holders by e-mail as promptly as practicable, and in any event within twenty-four (24) hours, after any Registration Statement is declared effective and shall simultaneously provide the Holders with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

ii.

For not more than thirty (30) consecutive days, and for not more than sixty (60) total days, in each case, in any twelve (12) month period, the Company may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section 2 in the event that the Company determines in good faith that such suspension is necessary to (A) delay the disclosure of material nonpublic information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly (a) notify each Holder in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of an Holder) disclose to such Holder any material nonpublic information giving rise to such Allowed Delay, (b) advise the Holders in writing to cease all sales under such Registration Statement until the end of such Allowed Delay, (c) use commercially reasonable efforts to terminate such Allowed Delay as promptly as practicable and (d) notify each Holder in writing when such Allowed Delay is terminated; provided, further, that for the thirty (30) day period following the delivery of the notice described in Section 2(c)(i) above, the Company shall not voluntarily cause the Company to come into possession of material nonpublic information concerning the Company that would otherwise result in a delay pursuant to this Section 2(c)(ii).

d.

Rule 415; Cutback. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement is a primary offering or not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the 1933 Act, or requires any Holder to be named as an “underwriter,” the Company shall use commercially reasonable efforts to advocate before the SEC its reasonable position that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 (a “Constructive Primary Offering”) and that none of the Holders is an “underwriter.” The Holders shall have the right to review and oversee any registration or matters pursuant to this Section 2(d), including participation in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto. In the event that, despite the Company’s commercially reasonable efforts, the SEC does not alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to ensure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. Any cut-back imposed on the Holders pursuant to this Section 2(d) shall be allocated among the Holders on a pro rata basis and shall be applied first to any of the Registrable Securities of such Holder as such Holder shall designate, unless the SEC Restrictions otherwise require or provide or the Holders otherwise agree. The parties agree that the Company’s delay or failure to have a Registration Statement declared effective due to the SEC taking the position that the offering is a Constructive Primary Offering shall not be a breach of any provision of this Agreement. From and after such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions applicable to such Cut Back Shares (such date, the “Restriction Termination Date”), all of the provisions of this Section 2 (including the Company’s obligations with respect to the filing of a Registration Statement and its obligations to use commercially reasonable efforts to have such Registration Statement declared effective within the time periods set forth herein) shall again be applicable to such Cut Back Shares; provided, however, (i) that the Filing Deadline and/or the Qualification Deadline, as applicable, for such Registration Statement including such Cut Back Shares shall be ten (10) Business Days after such Restriction Termination Date, and (ii) the date by which the Company is required to obtain effectiveness with respect to such Cut Back Shares under Section 2(c) shall be the 90th day immediately after the Restriction Termination Date (or the 120th day if the SEC reviews such Registration Statement).

e.	Shelf Takedowns.

i.

At any time during which the Company has an effective Shelf Registration Statement with respect to a Holder’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition of such Registrable Securities, as soon as reasonably practicable following the written request of a TSG Holder (a “Shelf Takedown Request”) that the Company effect an underwritten public offering of all or a portion of such Registrable Securities (a “Shelf Takedown”), the Company shall amend or supplement the Shelf Registration Statement for such purpose in a manner consistent with the Holder’s intended distribution transaction; provided, however that with respect to any request under this Section 2(e)(i), the market value of all remaining Registrable Securities at the time of the request will exceed $75,000,000 based on the then-current market price of the Class A Common Stock. Each TSG Holder shall be entitled to no more than one Shelf Takedown Request in any three month period. Notwithstanding the foregoing, (i) if an amount of Registrable Securities that such Holder requests for inclusion on such Shelf Takedown is permitted to be included on such Shelf Takedown, such Shelf Takedown shall constitute such Holder’s Shelf Takedown Request for such three month period; and (ii) the Company shall not be obligated to proceed with more than five Shelf Takedowns in any twelve month period. If a TSG Holder delivers a Shelf Takedown Request, has an opportunity to complete the offering and declines to do so, such request shall count as a Shelf Takedown for purposes of the entitlement of the TSG Holders to demand the same hereunder unless such TSG Holder reimburses the Company or causes the Company to be reimbursed for its reasonable expenses incurred in connection with such Shelf Takedown Request.

ii.

Promptly upon the TSG Holders’ determination to proceed with a Shelf Takedown or receipt of a Shelf Takedown Request (but in no event later than (A) 5:00 p.m. (New York City time) three Business Days after receipt of the Shelf Takedown Request for any underwritten offering to be effected as an overnight or bought deal or block trade (a “Block Trade”) and (B) four Business Days after receipt of the Shelf Takedown Request for any other proposed Shelf Takedown), the Company shall give written notice of receipt of such Shelf Takedown Request (a “Shelf Takedown Notice”) to each Holder as designated by the TSG Holders. The Company shall include in the Shelf Takedown all such Registrable Securities with respect to which such other Holders deliver to the Company written requests for inclusion in such Shelf Takedown (A) in the case of any Block Trade, by 10:00 p.m. (New York City time) on the date that the Shelf Takedown Notice has been delivered, and (B) in the case of any other proposed Shelf Takedown, within one Business Day after the date that the Shelf Takedown Notice has been delivered. All determinations as to whether to complete any Shelf Takedown or Block Trade and as to the timing, manner, price and other terms of any Shelf Takedown or Block Trade contemplated by this Section 2(e) shall be determined by the TSG Holders, and the Company shall use its best efforts to cause any Shelf Offering or Block to occur as promptly as practicable, consistent with the intended plan of distribution

iii.

If any of the Registrable Securities covered by a Registration are to be sold in an underwritten offering, the Company will have the right to select the managing underwriter(s) to administer the offering, subject to the prior written consent of the TSG Holders, not to be unreasonably withheld. Notwithstanding the foregoing, in an auction-style block trade process, the TSG Holders would have the right to choose the underwriter, consistent with its right above to determine the terms of any Block Trade.

3.

Company Obligations. The Company will use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:

a.

use commercially reasonable efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all Registrable Securities covered by such Registration Statement, as amended from time to time, have been sold, and (ii) the date on which all Shares cease to be Registrable Securities (the “Effectiveness Period”);

b.

prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and the related Prospectus as may be necessary to keep such Registration Statement effective for the Effectiveness Period and to comply with the provisions of the 1933 Act and the 1934 Act with respect to the distribution of all of the Registrable Securities covered thereby;

c.

provide copies to and permit each Holder to review each Registration Statement and all amendments and supplements thereto prior to their filing with the SEC and a reasonable opportunity to furnish comments thereon;

d.

furnish to each Holder whose Registrable Securities are included in any Registration Statement (i) promptly after the same is prepared and filed with the SEC, if requested by the Holder, one (1) copy of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder that are covered by such Registration Statement;

e.

use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order at the earliest practical moment;

f.

use commercially reasonable efforts to cause all Registrable Securities covered by a Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed;

g.

promptly notify the Holders, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (provided that such notice shall not, without the prior written consent of an Holder, disclose to such Holder any material nonpublic information regarding the Company), and promptly prepare, file with the SEC and furnish to such holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

h.

otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the 1933 Act and the 1934 Act, including, without limitation, Rule 172 under the 1933 Act, file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the 1933 Act, promptly inform the Holders in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Holders are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder; and make available to its security holders, as soon as reasonably practicable, an earnings statement covering satisfying the provisions of Section 11(a) of the 1933 Act;

i.

if requested by a Holder, the Company shall (i) as soon as practicable, incorporate in a prospectus supplement or post-effective amendment such information as a Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable, make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement if reasonably requested by an Holder holding any Registrable Securities;

j.

within one (1) Business Day after a Registration Statement which covers Registrable Securities is declared effective by the SEC, the Company shall deliver to the transfer agent for such Registrable Securities (with copies to the Holders whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the SEC and instruct the transfer agent for such Registrable Securities to remove the restrictive legends from such Registrable Securities;

k.

make available upon reasonable prior notice during normal business hours and for reasonable periods for inspection by the Holders and by any attorney, accountant, underwriter or other agent retained by the Holders and who is reasonably acceptable to the Company (collectively, the “Inspectors”), all pertinent financial and other records and pertinent corporate documents and properties of the Company (collectively, the “Records”) as may be reasonably necessary for the purpose of such review, and cause the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by the Inspectors (including formal comfort) for the sole purpose of conducting initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement; provided, however, that each Holder shall agree to, and to direct its Inspectors to, hold in strict confidence and shall not make any disclosure or use of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the 1933 Act, (b) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this Section 3(j). Notwithstanding the foregoing, the Company shall not disclose material nonpublic information to the Holders, or to advisors to or representatives of the Holders, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Holders, such advisors and such representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Holder wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto;

l.

with a view to making available to the Holders the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Holders to sell shares of Common Stock to the public without registration, the Company covenants and agrees to: (i) make and keep adequate current public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Securities may be sold without restriction by the holders thereof pursuant to Rule 144 or any other rule of similar effect or (B) such date as all of the Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the 1934 Act; and (iii) furnish to each Holder upon request, as long as such Holder owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the 1934 Act, (B) a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail such Holder of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration;

m.

enter into and perform such customary agreements (including, as applicable, underwriting agreements in customary form) and take all such other actions as the TSG Holders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making available the executive officers of the Company and participating in “road shows,” investor presentations, marketing events and other selling efforts and effecting a stock or unit split or combination, recapitalization or reorganization);

n.

otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

o.

in the case of any underwritten offering, use its best efforts to obtain, and deliver to the underwriter(s), in the manner and to the extent provided for in the applicable underwriting agreement, one or more cold comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters;

p.

use its best efforts to provide (A) a legal opinion of the Company’s outside counsel dated the effective date of such registration statement addressed to the Company addressing the validity of the Registrable Securities being offered thereby, (B) on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a Shelf Takedown, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the closing date of the applicable sale, (1) one or more legal opinions of the Company’s outside counsel, dated such date, in form and substance as customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities and (2) one or more “negative assurances letters” of the Company’s outside counsel, dated such date, in form and substance as is customarily given to underwriters in an underwritten public offering or, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities, in each case, addressed to the underwriters, if any, or, if requested, in the case of a non-underwritten offering, to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities and (iii) customary certificates executed by authorized officers of the Company as may be requested by any Holder or any underwriter of such Registrable Securities.

4.	Obligations of the Holders.

a.

Notwithstanding any other provision of the Agreement, no Holder may include any of its Registrable Securities in the Registration Statement pursuant to this Agreement unless such Holder furnishes to the Company a completed questionnaire substantially in the form of Exhibit B (the “Questionnaire”) for use in connection with the Registration Statement at least five (5) Business Days prior to the anticipated filing date of the Registration Statement if such Holder elects to have any of the Registrable Securities included in such Registration Statement. In addition to the Questionnaire, each Holder shall furnish such other information as shall be reasonably required to effect the registration of such Registrable Securities, and shall execute such documents in connection with such registration as the Company may reasonably request.

b.

Each Holder, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Holder has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement.

c.

Each Holder agrees that, upon receipt of any notice from the Company of the commencement of an Allowed Delay pursuant to Section 2(c)(ii), such Holder will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities, until the Holder is advised by the Company that such dispositions may again be made, provided that, no Holder shall be required to discontinue disposition of Registrable Securities under a Registration Statement by virtue of the delivery by the Company of a notice of the occurrence of any event of the kind described in Section 2(c)(ii) for a period of more than thirty (30) consecutive days or, and for a total of more than sixty (60) total days, in each case, in any twelve (12) month period.

d.

Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the 1933 Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to any Registration Statement.

5.	Indemnification.

a.

Indemnification by the Company. The Company will indemnify and hold harmless each Holder and its Affiliates, and their respective directors, officers, trustees, members, partners, managers, employees, investment advisers and agents, and each other Person, if any, who controls such Holder within the meaning of the 1933 Act, against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”), joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements in any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof, in light of the circumstances under which they were made not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report, except to the extent that any such Losses arise out of or are based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with Holder Information, (ii) the use by an Holder of an outdated or defective Prospectus during an Allowed Delay; or (iii) an Holder’s failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented), if required (and not exempted) to the Persons asserting an untrue statement or omission or alleged untrue statement or omission at or prior to the written confirmation of the sale of Registrable Securities. In no event shall the Company be liable for fees and expenses of more than one counsel separate from its own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

b.

Indemnification by the Holders. Each Holder agrees, severally but not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company (within the meaning of the 1933 Act) against any Losses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in any Registration Statement or Prospectus or preliminary Prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder, relating to such Holder, to the Company specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto (“Holder Information”). In no event shall the liability of an Holder be greater in amount than the dollar amount of the proceeds (net of all expense paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue statement or omission) received by such Holder upon the sale of the Registrable Securities included in such Registration Statement giving rise to such indemnification obligation.

c.

Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give written notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which shall not be unreasonably withheld or conditioned, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

d.

Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of an Holder be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such holder in connection with any claim relating to this Section 5 and the amount of any damages such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

6.

Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence. Neither the Company nor any of its Subsidiaries shall hereafter enter into, and neither the Company nor any of its Subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. The Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement.

7.	Miscellaneous.

a.	Effective Date. This Agreement shall be effective as of the Closing Date.

b.

Amendments and Waivers. This Agreement may be amended only by a writing signed by (a) the Company and (b) the Required Holders; provided that if any amendment, disproportionately and adversely impacts an Holder (or group of Holders in any material respect, the consent of such disproportionately impacted Holder (or group of Holders) shall also be required. No term of this Agreement may be waived except by an instrument in writing signed by the party against whom enforcement of such waiver is sought.

c.	Notices. All notices and other communications provided for or permitted hereunder shall be made as set forth in Section 11.02 of the Purchase Agreement.

d.

Assignments and Transfers by Holders. The provisions of this Agreement shall be binding upon and inure to the benefit of the Holders and their respective successors and assigns. A Holder may transfer or assign, in whole or from time to time in part, to one or more persons its rights hereunder in connection with the transfer of Registrable Securities by such Holder to such person, provided that such Holder complies with all laws applicable thereto, and the provisions of the Purchase Agreement, and provides written notice of assignment to the Company promptly after such assignment is effected, and such person agrees in writing to be bound by all of the provisions contained herein.

e.

Assignments and Transfers by the Company. This Agreement may not be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of the Required Holders, provided, however, that in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Registrable Securities” shall be deemed to include the securities received by the Holders in connection with such transaction unless such securities are otherwise freely tradable by the Holders after giving effect to such transaction.

f.

Benefits of the Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

g.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

h.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

i.

Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

j.

Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

k.

Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

l.

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

m.	Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

PLANET FITNESS, INC.

By:
Name:	Christopher Rondeau
Title:	Chief Executive Officer

HOLDER:

[•]

By:
Name:
Title:

Exhibit A

Form of Lock-Up Agreement

EXHIBIT B

Form Of

Selling Securityholder Questionnaire

Reference is made to that certain registration rights agreement (the “Registration Rights Agreement”), dated as of February 10, 2022, by and among Planet Fitness, Inc. (the “Company”), and the Holders (as defined the Registration Rights Agreement). Capitalized terms used and not defined herein shall have the meanings given to such terms in the Registration Rights Agreement.

The undersigned Holder (the “Selling Securityholder”) of the Registrable Securities is providing this Selling Securityholder Questionnaire pursuant to Section 4(a) of the Registration Rights Agreement. The Selling Securityholder, by signing and returning this Selling Securityholder Questionnaire, understands that it will be bound by the terms and conditions of this Selling Securityholder Questionnaire and the Registration Rights Agreement. The Selling Securityholder hereby acknowledges its indemnity obligations pursuant to Section 5(b) of the Registration Rights Agreement.

The Selling Securityholder provides the following information to the Company and represents and warrants that such information is accurate and complete:

(1)	(a) Full Legal Name of Selling Securityholder:

(b) Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities listed in (3) below are held:

(c) Full Legal Name of DTC Participant (if applicable and if not the same as (b) above) through which Registrable Securities listed in (3) below are held:

(2)	Address for Notices to Selling Securityholder:

Telephone (including area code):

Fax (including area code):

Contact Person:

(3)	Beneficial Ownership of Registrable Securities:

(a) Type and Principal Amount/Number of Registrable Securities beneficially owned:

(b) CUSIP No(s). of such Registrable Securities beneficially owned:

(4)	Beneficial Ownership of Other Securities of the Company Owned by the Selling Securityholder:

Except as set forth below in this Item (4), the Selling Securityholder is not the beneficial or registered owner of any securities of the Company other than the Registrable Securities listed above in Item (3).

(a) Type and Amount of Other Securities beneficially owned by the Selling Securityholder:

(b) CUSIP No(s). of such Other Securities beneficially owned:

(5)	Relationship with the Company:

Except as set forth below, neither the Selling Securityholder nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

(6)	Is the Selling Securityholder a registered broker-dealer?

Yes ☐
No ☐

If “Yes”, please answer subsection (a) and subsection (b):

(a) Did the Selling Securityholder acquire the Registrable Securities as compensation for underwriting/broker-dealer activities to the Company?

Yes ☐
No ☐

(b) If you answered “No” to question 6(a), please explain your reason for acquiring the Registrable Securities:

(7)	Is the Selling Securityholder an affiliate of a registered broker-dealer?

Yes ☐
No ☐

If “Yes”, please identify the registered broker-dealer(s), describe the nature of the affiliation(s) and answer subsection (a) and subsection (b):

(a) Did the Selling Securityholder purchase the Registrable Securities in the ordinary course of business (if no, please explain)?

Yes ☐
No ☐

(b) Did the Selling Securityholder have an agreement or understanding, directly or indirectly, with any person to distribute the Registrable Securities at the same time the Registrable Securities were originally purchased (if yes, please explain)?

Yes ☐
No ☐

(8)	Is the Selling Securityholder a non-public entity?

Yes ☐
No ☐

If “Yes”, please answer subsection (a):

(a) Identify the natural person or persons that have voting or investment control over the Registrable Securities that the non-public entity owns:

(9)	Plan of Distribution:

The Selling Securityholder (including its transferees, donees, pledgees and other successors in interest) intends to distribute the Registrable Securities listed above in Item (3) pursuant to the Registration Statement ☐.

The Selling Securityholder acknowledges that it understands its obligations to comply with the provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to the Shelf Registration Agreement. The Selling Securityholder agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

Pursuant to the Registration Rights Agreement, the Company has agreed under certain circumstances to indemnify the Selling Securityholder against certain liabilities.

In the event the Selling Securityholder transfers all or any portion of the Registrable Securities listed in Item (3) above after the date on which such information is provided to the Company other than pursuant to the Registration Statement, the Selling Securityholder agrees to notify the transferee(s) at the time of the transfer of its rights and obligations under this Selling Securityholder Questionnaire and the Registration Rights Agreement.

In accordance with the Selling Securityholder’s obligation under the Registration Rights Agreement to provide such information as may be required by law or by the staff of the SEC for inclusion in the Registration Statement, the Selling Securityholder agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective. All notices to the Selling Securityholder pursuant to the Registration Rights Agreement shall be made in writing, by hand-delivery, first-class mail, or air courier guaranteeing overnight delivery to the address set forth below.

By signing below, the Selling Securityholder consents to the disclosure of the information contained herein in its answers to Items (1) through (9) above and the inclusion of such information in the Registration Statement and the related Prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related Prospectus.

By signing below, the undersigned agrees that if the Company notifies the undersigned that the Registration Statement is not available pursuant to the terms of the Registration Rights Agreement, the undersigned will suspend use of the Prospectus until notice from the Company that the Prospectus is again available.

Once this Selling Securityholder Questionnaire is executed by the undersigned and received by the Company, the terms of this Selling Securityholder Questionnaire, and the representations, warranties and agreements contained herein, shall be binding on, shall inure to the benefit of and shall be enforceable by the respective successors, heirs, personal representatives, and assigns of the Company and the undersigned with respect to the Registrable Securities beneficially owned by the undersigned and listed in Item (3) above. This Selling Securityholder Questionnaire shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Selling Securityholder Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated:

Beneficial Owner

By:
Name:
Title:

PLEASE RETURN THE COMPLETED AND EXECUTED

SELLING SECURITYHOLDER QUESTIONNAIRE TO THE COMPANY AT:

[___________________]

Schedule I

Holders

Sunshine Fitness Group Holdings, LLC

TSG7 A AIV III Holdings-A, L.P.

TSG7 A AIV III, L.P.

Michael Hicks

Eric Dore

Shane McGuiness

The Glenn Dowler Irrevocable GST Trust of 2018

The Shannon Dowler Irrevocable GST Trust of 2018

The Heather L. Blevins Irrevocable GST Trust of 2020

The David W. Blevins Irrevocable GST Trust of 2020

Joseph Landau